Exhibit 99.1

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all your Units, please forward this document and the accompanying documentation as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. These documents should not, however, be mailed or otherwise sent into Italy, Canada or Japan or any other jurisdiction if to do so would constitute a violation of the laws of such jurisdiction. If you have sold or otherwise transferred only part of your holding of Units, you should retain these documents.

This document should be read in conjunction with the accompanying Form of Acceptance (if you hold Certificated Registered Units) and the Registration Document and Securities Note which have been prepared in accordance with the AMF General Regulations.

GROUPE EUROTUNNEL SA

OFFER DOCUMENT OF

GROUPE EUROTUNNEL SA,

EUROTUNNEL SA AND EUROTUNNEL P.L.C.

RELATING TO THE OFFER BY GROUPE EUROTUNNEL SA FOR THE UNITS

COMPRISING ONE SHARE OF

EUROTUNNEL SA

AND ONE SHARE OF

EUROTUNNEL P.L.C.

PRESENTED IN FRANCE BY

LAZARD FRERES BANQUE AND IXIS CORPORATE & INVESTMENT BANK

EUROTUNNEL SA AND EUROTUNNEL P.L.C. BEING ADVISED BY

LAZARD FRERES, LAZARD & CO., LIMITED AND

LEHMAN BROTHERS (EUROPE) LIMITED

A French language version of this document was approved by the AMF on 3 April 2007 in accordance with the provisions of articles L.621-8 of the French Monetary Code and article 231-23 of the AMF General Regulations.

Implementation of the Safeguard Plan approved by the decision of the Commercial Court of Paris on

15 January 2007, under the supervision of Maître Laurent Le Guernevé and Maître Valérie Leloup-Thomas,

Commissioners for the Execution of the Plan.

Copies, in both French and English, of this document, the Securities Note and the Registration Document are available free of charge at the registered offices of Groupe Eurotunnel SA, 19, Boulevard Malesherbes, 75008 Paris, of Eurotunnel SA, 19, Boulevard Malesherbes, 75008 Paris and of Eurotunnel P.L.C., UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX, UK. This document, the Securities Note and the Registration Document can also be viewed on the websites of the AMF (www.amf-france.org), and, in English and French, Groupe Eurotunnel SA (www.groupe-eurotunnel.com).

For any questions relating to this document, please call the following numbers:

0800 00 10 12 (for calls from France), 0808 234 4054 (for calls from the United Kingdom)

or 0800 90 301 (for calls from Belgium).

All financial figures in this document have been calculated, unless otherwise indicated, by applying the euro/pound sterling exchange rate on 2 August 2006 of 1.46635 euro for one pound sterling.

TABLE OF CONTENTS

DEFINITIONS		iii

IMPORTANT NOTICE		viii

CHAPTER 1 THE OFFER		1
1.1	General Overview	1
1.2	Background to the Offer	1
1.3	GET SA’s intentions for the coming 12 months	2
1.4	Agreements relating to the Offer	3
1.5	Intentions of the principal Unitholders	4

CHAPTER 2 TERMS AND CONDITIONS OF THE OFFER		5
2.1	The Offer	5
2.2	TU Subscription Rights and preferential travel tariffs	6
2.3	Conditions and withdrawal of the Offer	6
2.4	Indicative Timetable	8
2.5	Offer Results	9
2.6	Withdrawal rights	9
2.7	Reopening of the Offer for additional acceptances	10
2.8	Results of the Additional Acceptance Period	10
2.9	Settlement	10
2.10	Trading restrictions and dealing disclosure requirements	11
2.11	Units held by GET SA, ESA and EPLC	12
2.12	Principal characteristics of the GET SA Ordinary Shares and Warrants	12
2.13	Impact of the Offer on the assets, activities and results of the relevant companies	13
2.14	Tax Regime applicable to the Offer	14
2.15	Financial information	14

CHAPTER 3 ASSESSMENT CRITERIA OF THE OFFER		15

CHAPTER 4 EXPERT’S REPORT		17

CHAPTER 5 MEETINGS OF THE BOARDS OF DIRECTORS		31
5.1	Recommendation of the board of directors of GET SA	31
5.2	Recommendation of the Joint Board	31

CHAPTER 6 FURTHER TERMS AND CONDITIONS RELATING TO THE OFFER		32

PART A COMMON TERMS		32
1	Definitions	32
2	Acceptance Period and Offer Timetable	32
3	Offer Results	32
4	Rights of Withdrawal	32
5	General	33
6	Overseas Unitholders	33

PART B	TERMS RELATING TO PURE REGISTERED UNITHOLDERS, ADMINISTERED REGISTERED UNITHOLDERS AND EUROCLEAR BEARER UNITHOLDERS WHO ACCEPT THE OFFER USING THE USUAL FRENCH OFFER ACCEPTANCE PROCEDURES	36
1.	Acceptance Procedure	36
2.	Withdrawal Rights	36
3.	Settlement	36
4.	Withdrawal or lapse of the Offer	36
5.	Competing Offer	36
6.	Financial intermediaries’ commission	36

i

PART C TERMS RELATING TO DIRECT BEARER UNITHOLDERS WHO ACCEPT THE OFFER		37

1.	Acceptance Procedure	37
2.	Withdrawal Rights	37
3.	Settlement	37
4.	Withdrawal or lapse of the Offer	37
5.	Competing Offer	37

PART D	TERMS RELATING TO CERTIFICATED REGISTERED UNITHOLDERS AND CREST UNITHOLDERS	38

1.	Acceptance	38
2.	Withdrawal Rights	41
3.	Settlement	42
4.	Withdrawal or lapse of the Offer	43
5.	Competing Offer	44
6.	Overseas Unitholders	44
7.	Form of Acceptance - Certificated Registered Unitholders	45
8.	Electronic Acceptance - CREST Unitholders	48
9.	CREST Depository Interests or CDIs	50

CHAPTER 7 TAX		53

7.1	French tax regime applicable to the Offer	53
7.2	United Kingdom tax regime applicable to the Offer	54
7.3	Belgian tax regime applicable to the Offer	55
7.4	US federal tax regime applicable to the Offer	56

CHAPTER 8 ADDITIONAL INFORMATION		58

8.1	Directors of GET SA, ESA and EPLC	58
8.2	Description of GET SA, EGP, ESA and EPLC	58
8.3	Disclosure of interests and dealings in relevant securities	58
8.4	Material contracts	63
8.5	ESA and EPLC Directors’ Service Contracts	63
8.6	Exchange of Units to the Offer	64
8.7	General	65
8.8	Documents available for inspection	65

CHAPTER 9 OTHER INFORMATION		67

CHAPTER 10	PERSONS ASSUMING RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS DOCUMENT	68

10.1	Presenting Banks	68
10.2	GET SA, ESA and EPLC	68

DEFINITIONS

Accepting Unitholders	means Unitholders who accept the Offer;

Additional Acceptance Period

means the second period during which the Offer is open for acceptance (as announced by the AMF if the Offer is declared successful) from, and including, the Additional Acceptance Period Opening Date to, and including, the Additional Acceptance Period Closing Date;

Additional Acceptance Period Closing Date	means the last date (as announced by the AMF) on which the Offer may be accepted during the Additional Acceptance Period;

Additional Acceptance Period Opening Date	means the date (as announced by the AMF) from which the Offer is open for acceptance during the Additional Acceptance Period;

Administered Registered Units

means Units held in the register of Eurotunnel in dematerialised form and in relation to which the register of Eurotunnel records both the name of the Unitholder and of its financial intermediary (nominatif administré);

Administered Registered Unitholders	means holders of Administered Registered Units;

AMF	means the Autorité des marchés financiers, the French financial markets regulator;

AMF General Regulations	means the General Regulations of the AMF;

business day

means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system is operating, and which is not a public holiday in any of France, the United Kingdom or Belgium;

CBFA	means the Commission bancaire, financière et des assurances, the Belgian regulator;

Certificated Registered Units	means Units which are represented by a Unit certificate, other than the Direct Bearer Units;

Certificated Registered Unitholders	means holders of Certificated Registered Units;

Commissioners for the Execution of the Plan	means Maître Valérie Leloup-Thomas and Maître Laurent Le Guernevé;

Concession Agreement

means the concession agreement dated 14 March 1986 between the States and the Concessionaires, under which the States granted to the Concessionaires the right and obligation to design, finance, construct and operate the Fixed Link for the duration of such agreement, together with the amendments thereto dated 29 June 1994 and 29 March 1999;

Concessionaires	means FM and CTG;

CREST	means the relevant system (as defined in the CREST Regulations) in respect of which CRESTCo is the Operator (as defined in the CREST Regulations);

CRESTCo	means CRESTCo Limited;

CREST Depository Interest or CDI	means a dematerialised depository interest issued by CREST Depository Limited representing an entitlement to a GET SA Ordinary Share or, as the case may be, a Warrant;

CREST Escrow Agent	means Computershare Investor Services PLC (in its capacity as an escrow agent, as described in the CREST manual);

CREST manual	means the CREST manual issued by CRESTCo dated May 1996;

CREST member	means a person who has been admitted by CRESTCo as a system-member (as defined in the CREST Regulations);

CREST participant	means a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations);

CREST payment	means a CREST payment as defined in the CREST manual;

CREST Regulations	means the UK’s Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

CREST sponsor	means a CREST participant admitted to CREST as a CREST sponsor;

CREST sponsored member	means a CREST member admitted to CREST as a sponsored member;

CREST Units

means Units which are recorded in the register of Eurotunnel as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

CREST Unitholders	means holders of CREST Units;

CTG	means The Channel Tunnel Group Limited, a company incorporated under the laws of England and Wales and which is wholly-owned by EPLC;

Current Debt

means the total financial debt of Eurotunnel before the implementation of the Reorganisation, the principal amount of which was 9.073 billion euros as of 30 September 2006. The different components making up the Current Debt are described in paragraph 5.2.3 of the Registration Document;

Direct Bearer Units	means Units which are held in certificated bearer form;

Direct Bearer Unitholders	means holders of Direct Bearer Units;

EFL	means Eurotunnel Finance Limited, a company incorporated under the laws of England and Wales of which 79 per cent. is owned by EPLC and 21 per cent. by FM;

EGP	means Eurotunnel Group UK Plc, a company incorporated under the laws of England and Wales and which is wholly owned by GET SA, further details of which are set out in the Registration Document;

Electronic Acceptance	means the inputting and settling of a TTE Instruction or transfer to escrow instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document;

EPLC	means Eurotunnel P.L.C., a company incorporated under the laws of England and Wales;

ESA	means Eurotunnel SA, a company incorporated under the laws of France;

ESA Instruction	means an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST manual);

Euroclear	means Euroclear Bank S.A./N.V. (as operator of the Euroclear system), which is in charge in particular of the settlement of transactions occurring on Eurolist by Euronext™ Paris;

Euroclear Bearer Units	means Units which are held in dematerialised and bearer form via Euroclear;

Euroclear Bearer Unitholders	means holders of Euroclear Bearer Units;

Eurotunnel	means the group of companies comprising ESA, EPLC and their respective subsidiaries as at the date of the Registration Document, but excluding GET SA and its subsidiaries;

Eurotunnel Directors	means the members of the Joint Board who are the directors of ESA and the directors of EPLC, whose names are set out in paragraph 8.1 of this document;

Eurotunnel Group	means the group of companies comprising GET SA and its subsidiaries (including EGP, ESA and EPLC) after completion of the Reorganisation;

Eurotunnel Share Schemes

means (i) the share scheme governed by French law the terms and conditions of which were approved by the Eurotunnel directors on 12 March 1999, (ii) two share schemes governed by English law the terms and conditions of which were approved by the Eurotunnel directors on 12 March 1999 and (iii) a share save plan governed by English law the terms and conditions of which were approved by the Eurotunnel directors on 12 March 1999;

Fixed Link	means the fixed link across the English Channel;

FM	means France Manche SA, a company incorporated under the laws of France and which is wholly owned by ESA;

Form of Acceptance	means the form of acceptance and authority relating to the Offer and accompanying this document, which may only be used by Certificated Registered Unitholders to accept the Offer;

French Commercial Code	means the statutory laws in France relating, amongst other things, to commercial and corporate matters, as amended from time to time;

GET SA

means Groupe Eurotunnel SA, a company incorporated under the laws of France (a French société anonyme), further details in relation to which are contained in the Registration Document and which will be the holding company of the Eurotunnel Group with effect from completion of the Offer;

GET SA Directors	means the members of the board of directors of GET SA, whose names are set out in paragraph 15.1 of the Registration Document;

GET SA Ordinary Shares	means class A ordinary shares of GET SA, with a nominal value of 0.01 euro each, further details of which are contained in Chapter 22 and Annex I A of the Registration Document;

Initial Acceptance Period	means the initial period (as announced by the AMF) from, and including, the Offer Opening Date to, and including, the Offer Closing Date, during which the Offer is open for acceptance;

Joint Board	means the joint board of directors of CTG, FM, ESA and EPLC formed in accordance with the provisions of a Partnership Agreement dated 13 August 1986 and made up of the directors of ESA and EPLC;

London Stock Exchange	means London Stock Exchange plc;

member account ID	means the identification code or number attached to any member account in CREST;

Noteholders	means the holders of Notes;

Notes	means the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes;

NRS	means the notes redeemable in GET SA Ordinary Shares to be issued by EGP pursuant to the Safeguard Plan, further details of which are contained in Annex I B of the Registration Document;

Offer	means the offer made by GET SA to acquire the Units on the terms and subject to the conditions set out in this document;

v

Offer Closing Date	means the last date (as announced by the AMF) on which the Offer may be accepted during the Initial Acceptance Period;

Offer Opening Date	means the date (as announced by the AMF) from which the Offer is open for acceptances during the Initial Acceptance Period;

Offer Results Date	means the date on which the AMF publishes the results of the Offer;

Overseas Unitholders	means Unitholders (or nominees of, or custodians or trustees for, Unitholders) not resident in or citizens of France, the United Kingdom or Belgium;

Participating Loan Notes	means the debt securities issued by FM and EFL on 7 April 1998 pursuant to the “Participating Loan Note Constituting Trust Deed” of the same date;

participant ID	means the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;

Permitted CDI Corporate Nominee Jurisdictions

means the UK, Austria, Belgium, Bulgaria, the Channel Islands, Cyprus, the Czech Republic, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, the Isle of Man, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, the Netherlands, Norway, Poland, Portugal, Slovakia, Slovenia, Spain and Sweden;

Presenting Banks	means Lazard Frères Banque and IXIS Corporate & Investment Bank;

Prospectus	means the document accompanying this document and comprising (i) the Registration Document and (ii) the Securities Note;

Pure Registered Units	means Units which are held in the register of Eurotunnel in dematerialised form and in relation to which the register of Eurotunnel records only the name of the Unitholder (nominatif pur);

Pure Registered Unitholders	means holders of Pure Registered Units;

Recapitalisation Transactions of ESA and EPLC	means the recapitalisation transactions of ESA and EPLC to be effected after completion of the Offer, as described in paragraph 5.3.7 of the Registration Document;

Registration Document	means the registration document relating to ESA and EGP prepared in connection with the Reorganisation, and which was filed with the AMF on 21 March 2007 under number i.07-021;

Reorganisation	means all of the transactions comprising the reorganisation of Eurotunnel and the restructuring of the Current Debt in accordance with the terms of the Safeguard Plan;

Resettable Bonds	means the debt securities issued by FM and EFL on 15 May 2006 pursuant to the “Resettable Bond Constituting Trust Deed” of the same date;

Safeguard Plan

means the Safeguard Plan sent to the creditors of Eurotunnel on 31 October 2006, together with the addendum dated 24 November 2006, and approved by creditors’ committees of Eurotunnel on 27 November 2006, by the Noteholders on 14 December 2006 and by the Commercial Court of Paris on 15 January 2007;

Securities Note

means the securities note relating to the GET SA Ordinary Shares, the NRS and the Warrants published in connection with the Reorganisation, and which was approved by the AMF with visa No2007-113 on 4 April 2007;

Settlement Date	means the date on which the consideration due under the Offer will be issued to Unitholders who have accepted the Offer during either the Initial Acceptance Period or the Additional Acceptance Period;

Stabilisation Notes	means the debt securities issued by FM and EFL in July 2002, December 2003, January 2004 and May 2006 pursuant to the “Stabilisation Note Constituting Trust Deed” dated 7 April 1998;

States	means the French Republic and the United Kingdom of Great Britain and Northern Ireland;

Takeover Code	means the UK’s City Code on Takeovers and Mergers;

Takeover Panel	means the UK’s Panel on Takeovers and Mergers;

Term Loan	means the term loan agreed in the context of the Safeguard Plan, the principal features of which are described in paragraph 5.3.4(a) of the Registration Document;

TFE Instruction	means a transfer from escrow instruction (as described in the CREST manual);

Tier 3 Debt	means that part of the Current Debt indicated as being “Tier 3 Debt” as set out in paragraph 5.2.3 of the Registration Document;

trading day	means a day on which Eurolist by Euronext™ Paris is open for ordinary business of trading securities;

TTE Instruction	means a transfer to escrow instruction (as described in the CREST manual);

TU Subscription Right

means the non-transferable subscription right relating to the NRS to which Unitholders tendering their Units to the Offer during the Initial Acceptance Period are entitled in accordance with the terms and conditions described in Chapter 2 of the Securities Note;

UK Listing Authority or UKLA	means the UK’s Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the UK’s Financial Services and Markets Act 2000;

UKLA Listing Rules	means the rules and regulations made by the UKLA and contained in its publication of the same name;

UK Regulatory Information Service	means any of the services set out in Schedule 12 of the UKLA Listing Rules;

Unitholders	means holders of Units;

Units	means the units representing shares of ESA and EPLC, each Unit comprising one share of ESA and one share of EPLC;

Unit certificate	means a “unit certificate” as defined in the articles of association of EPLC;

US Exchange Act	means the United States Securities Exchange Act of 1934, as amended;

US Securities Act	means the United States Securities Act of 1933, as amended; and

Warrants	means warrants entitling the holders to subscribe for GET SA Ordinary Shares, as described in Annex I C of the Registration Document.

IMPORTANT NOTICE

General

This document has been prepared by GET SA, ESA and EPLC in connection with the offer being made by GET SA to acquire, on the terms and subject to the conditions and further terms set out in this document, all of the outstanding Units. As the shares of ESA and EPLC are stapled as Units and cannot be transferred independently, the Offer is being structured as a single offer for the Units, rather than two separate offers for the two respective parent companies of Eurotunnel.

Since the Units comprise shares of both ESA and EPLC and are admitted to trading on Eurolist by Euronext™ Paris and the London Stock Exchange, the Offer, insofar as it relates to the shares of ESA, falls under the jurisdiction of the AMF and, insofar as it relates to the shares of EPLC, falls under the jurisdiction of the Takeover Code. Because of this dual jurisdiction in respect of the Offer and in order to reconcile the differing requirements of the AMF and the Takeover Code, and recognising that the Offer is part of a wider financial restructuring of Eurotunnel carried out within the confines of the Safeguard Plan and under the control of the Commercial Court of Paris, it has been necessary for GET SA and ESA/EPLC to request a number of dispensations from the AMF and the Takeover Panel in respect of the application of the AMF General Regulations and of the Takeover Code to the Offer.

Accordingly, Unitholders should note that, due to the dispensations granted by each regulator and although the AMF General Regulations and the Takeover Code apply generally in respect of the Offer, a number of the provisions of the AMF General Regulations and the Takeover Code either will not apply in this case or will apply in a manner different to their usual application in a typical French or UK takeover offer. Therefore, Unitholders should read carefully the documentation published by GET SA and EGP in connection with the Offer and the Reorganisation in deciding what action they should take. If you are in any doubt about the Offer or the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

The Registration Document relating to GET SA and EGP was registered by the AMF on 21 March 2007 under number i.07-021. A summary of the principal terms of the Reorganisation is set out in Chapter 5 of the Registration Document.

The Securities Note relating to the issue by GET SA and admission to trading on Eurolist by Euronext™ Paris and the London Stock Exchange of the GET SA Ordinary Shares, the issue by GET SA and admission to trading on Eurolist by Euronext™ Paris of the Warrants and the issue by EGP and admission to trading on Eurolist by Euronext™ Paris and the London Stock Exchange of the NRS was approved by the AMF on 4 April 2007 with visa No2007-113. No application will be made for the listing of GET SA Ordinary Shares, Warrants or NRS on Eurolist by Euronext™ Brussels.

The Registration Document and the Securities Note together will constitute the Prospectus, an English translation of which accompanies this document. This document should be read in conjunction with the accompanying Prospectus.

The Securities Note and the Registration Document have been notified to the CBFA pursuant to article 38 of the Belgian law of 16 June 2006 relating to the offering to the public of securities and the admission of securities to trading on regulated markets.

The Offer will be made in the United States pursuant to an exemption from the US tender offer rules provided by Rule 14d-1(c) under the US Exchange Act. The GET SA Ordinary Shares, the Warrants, and the CDIs to be issued in connection with the Offer will not be, and are not required to be, registered with the US Securities and Exchange Commission under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder.

Forward-Looking Statements

This document, the Securities Note and the Registration Document, including information included or incorporated by reference in such documents, may contain “forward-looking statements” concerning GET SA, ESA, EPLC and the Eurotunnel Group. Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements. GET SA, ESA, EPLC and the Eurotunnel Group assume no obligation and do not intend to update these forward-looking statements, except as required pursuant to applicable law.

Acceptance Procedures

The attention of Unitholders is drawn to the procedures for accepting the Offer which vary depending on how Units are currently held:

•           Pure Registered Unitholders, Administered Registered Unitholders and Euroclear Bearer Unitholders should accept the Offer in accordance with the procedures set out in paragraph 1 of Part B of Chapter 6 of this document (i.e. the usual French offer acceptance procedures).

•           Certificated Registered Unitholders and CREST Unitholders should accept the Offer in accordance with the procedures set out in paragraph 1 of Part D of Chapter 6 of this document.

•           Direct Bearer Unitholders should accept the Offer in accordance with the procedure set out in paragraph 1 of Part C of Chapter 6 of this document.

If you are in any doubt as to the procedure for acceptance:

•           for assistance in French, please call 0800 0010 12 from France, 0800 90 301 from Belgium and +33 800 0010 12 from other countries;

•           for assistance in English, please call 0808 234 4054 from the United Kingdom or +44 808 234 4054 from overseas or contact Computershare Investor Services PLC on 0870 703 0039 from the United Kingdom, or +44 870 703 0039 from overseas, or write to them at PO Box 859, The Pavilions, Bridgwater Road, Bristol, BS99 1XZ. CREST Unitholders are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action;

•           for assistance in Dutch, please call 0800 90 301 from Belgium and +32 800 90 301 from other countries.

Risk Factors

The attention of Unitholders is drawn to the section entitled “Risk Factors” in Chapter 4 of the Registration Document for a description of the risks relating to the Reorganisation. A summary of the principal terms and other elements of the Reorganisation is set out in Chapter 5 of the Registration Document.

Dealing Disclosure Requirements

Paragraph 2.10 of Chapter 2 of this document includes important information relating to the dealing disclosure requirements with which Unitholders must comply.

Overseas Unitholders

Paragraph 6 of Part A of Chapter 6 of this document contains important information relating to Overseas Unitholders.

Notice to US Unitholders

The Offer will be for the securities of French and UK companies and is subject to French and UK disclosure requirements, which are different from those of the United States. The financial information included in this document and the Prospectus has been prepared in accordance with accounting standards applicable in

France and in the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to applicable US tender offer rules and otherwise in accordance with the requirements of the AMF General Regulations and the Takeover Code (subject as referred to above). Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law.

It may be difficult for US holders of Units to enforce their rights and any claim arising out of the US federal securities laws, since GET SA, ESA and EPLC are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions. US holders of Units may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder with respect to the GET SA Ordinary Shares, the Warrants and the CDIs to be issued in connection with the Offer, GET SA will submit to the US Securities and Exchange Commission any informational document it distributes to holders of Units related to the Offer.

Under applicable US securities laws, Unitholders who are or will be “affiliates” of GET SA, ESA or EPLC prior to, or of GET SA after, the Settlement Date will be subject to certain transfer restrictions relating to the GET SA Ordinary Shares, Warrants and CDIs received pursuant to the Offer. Further detail on the treatment of Overseas Unitholders is set out in paragraph 6 of Part A of Chapter 6 of this document.

Timetable

The Takeover Panel has agreed that the timetable for the Offer will be established by the AMF in accordance with the provisions of article 231-31 of the AMF General Regulations. In addition, settlement of the consideration due under the Offer, whether as a result of acceptances during the Initial Acceptance Period or the Additional Acceptance Period, will occur on one single date, being the completion date of the Reorganisation in accordance with the provisions of the Safeguard Plan, which is currently expected to occur before the end of June 2007.

As agreed with the Takover Panel, the Offer Opening Date and Offer Closing Date will be published by the AMF prior to the Offer Opening Date, and the Additional Acceptance Period Opening Date and Additional Acceptance Period Closing Date will be published by the AMF (if the offer is successful after the end of the Initial Offer Period) prior to the Additional Acceptance Period Opening Date. In each case, GET SA will make an announcement of the relevant dates to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on

x

the business day next following the publication of such dates by the AMF. The relevant information will also be published in the Belgian financial press. An indicative timetable for the Offer is set out below:

Indicative Timetable

21 March 2007	Registration of the Registration Document with the AMF

23 March 2007	Announcement of the Offer and filing/publication of the draft offer document

3 April 2007	Approval of the terms of the Offer (déclaration de comformité) by the AMF

4 April 2007	Approval of the Securities Note (visa) by the AMF

5 April 2007	Publication of the Prospectus and of this document

10 April 2007	Offer Opening Date

15 May 2007	Offer Closing Date

25 May 2007	Offer Results Date, being the date on which the AMF publishes whether the Offer has been successful after the Initial Acceptance Period

28 May 2007	Additional Acceptance Period Opening Date, if the Offer is successful

8 June 2007	Additional Acceptance Period Closing Date

22 June 2007	Settlement Date

Unitholders should note that this timetable is indicative only. In particular, the Offer Closing Date and subsequent dates may vary depending upon the timetable established by the AMF.

CHAPTER 1   THE OFFER

1.1      General Overview

GET SA is irrevocably offering to Unitholders to acquire, on the terms and subject to the conditions and further terms set out in this document and, in respect of Certificated Registered Units, in the Form of Acceptance, all of the outstanding Units on the following basis:

For each Unit:	One GET SA Ordinary Share
and
One Warrant

The Safeguard Plan, with a view to achieving an effective share consolidation at the GET SA level following implementation of the Reorganisation, provides for an exchange ratio of one GET SA Ordinary Share for every 40 Units. However, with the agreement of the Commissioners for the Execution of the Plan, and in order to prevent Unitholders having to manage fractional entitlements to shares, it has been decided that the exchange ratio for the Offer will instead be one GET SA Ordinary Share and one Warrant for each Unit and that a share consolidation of GET SA Ordinary Shares will be carried out subsequently as described in paragraph 1.3.7 below.

Lazard Frères Banque and IXIS Corporate & Investment Bank, presenting banks of the Offer in France, filed a draft of this Offer with the AMF on 23 March 2007 on behalf of GET SA. In accordance with the provisions of article 231-13 of the AMF General Regulations, Lazard Frères Banque and IXIS Corporate & Investment Bank are only acting as presenting banks in connection with the Offer in France as required by the AMF General Regulations. In this respect, pursuant to the AMF General Regulations, the role of the presenting banks is to guarantee the undertakings of the bidder under, and subject to the conditions of, the Offer and to be the intermediary of the bidder in its relations with the AMF. The presenting banks do not provide any advice or issue any opinion or recommendation to the board of directors of the bidder or the shareholders of the offeree company for the offer in France and in the United Kingdom. They are not involved in the financial or commercial promotion of the Offer in any country (and in particular neither in France nor in the United Kingdom). In particular, Lazard and Co., Limited which is acting as “joint financial adviser” to Eurotunnel for the purpose of the Offer, but not as “Rule 3 adviser” pursuant to the Takeover Code, does not provide any advice or issue any opinion or recommendation in connection with the Offer.

Accordingly, pursuant to article 231-13 of the AMF General Regulations, the Presenting Bank guarantees the terms and the irrevocable nature of GET SA’s obligations under the Offer (other than certain transactions to be implemented in order to settle the Offer, which are not within the scope of the guarantee to be given by the Presenting Banks pursuant to article 231-13 of the AMF General Regulations, such as the financing of the Reorganisation and the draw down of cash under the Term Loan). Pursuant to article 231-12 of the AMF General Regulations, Lazard Frères Banque and IXIS Corporate & Investment Bank are also guaranteeing that GET SA has decided to convene a general meeting of its shareholders on 26 April 2007 in order to consider and, if thought fit approve, resolutions authorising the issue of the securities to be issued to Accepting Unitholders on the terms and conditions of the Offer.

1.2      Background to the Offer

The Offer is being made, as provided for in the Safeguard Plan, as part of the Reorganisation described in Chapter 5 of the Registration Document. The purpose of the Reorganisation is substantially to reduce the amount of Eurotunnel’s Current Debt in order to enable Eurotunnel to continue its business, ensure the stability of the group and its future development and maintain the existing levels of employment within Eurotunnel. Further details of the Reorganisation and the Safeguard Plan are set out in Chapter 5 of the Registration Document.

If the Reorganisation is not completed, it is not certain that Eurotunnel could continue as a going concern. In particular, Eurotunnel believes that it would not be able to meet its payment obligations with respect to the Current Debt. Eurotunnel has been subject to laws and regulations in France relating to the protection of businesses in financial difficulties, and accordingly failure of the Reorganisation would be very likely to result in the exercise of the right of substitution contained in the Concession Agreement (which is described in Chapter 23 of the Registration Document) or in the insolvent liquidation of the Eurotunnel companies.

The successful implementation of the Reorganisation depends on a number of factors, some of which are not under the control of Eurotunnel, one of which is the result of the Offer. The success of the Offer (as part of the successful implementation of the Safeguard Plan) is therefore in the interests of Eurotunnel and its various stakeholders, including Unitholders, employees, suppliers and customers. Paragraphs 4.1 and 21.7.1 of the Registration Document describe, respectively, the risk factors and litigation relating to the Safeguard Plan and the Reorganisation. This litigation should not impact the progress of the Offer, however, since the decisions of the Commercial Court of Paris dated 15 January 2007, which were immediately enforceable, provide for the Offer to be made.

1.3      GET SA’s intentions for the coming 12 months

1.3.1   Business and operations

The Reorganisation is required as a result of the difficulties, mainly financial difficulties, faced by Eurotunnel. Consequently, implementation of the Reorganisation will not result in changes to Eurotunnel’s operations and should not result in further changes to its business or its strategic plans.

Apart from certain support functions which are usually performed by a group holding company, and which it is intended will be transferred to GET SA, there is no intention to change the operating structure of the Eurotunnel Group or the locations of Eurotunnel’s places of business, or to redeploy any fixed assets of the Eurotunnel Group as a result of implementation of the Reorganisation.

1.3.2   ESA and EPLC Recapitalisation Transactions and De-listing

In accordance with the Safeguard Plan, general meetings of the shareholders of ESA and shareholders of EPLC will be held after the Settlement Date. These meetings will consider approving the issue of shares by ESA and EPLC to EGP, to be effected by capitalising part of the debt of Eurotunnel acquired by EGP on the Settlement Date under the terms of the Reorganisation, and in respect of which ESA and EPLC will have agreed to become direct debtors in place of FM and EFL respectively.

The amount of debt used for the Recapitalisation Transactions of ESA and EPLC will be such as to: (i) comply with applicable laws and (ii) ensure that GET SA will hold, directly or indirectly through EGP, at least 95 per cent. of the share capital of each of ESA and EPLC, which will optimise the future structure of the Eurotunnel Group by enabling the creation of a new French tax group. The nominal value of each ESA share is also expected to be reduced to 0.01 euro.

As part of the Recapitalisation Transactions of ESA and EPLC or after they have been undertaken, the Eurotunnel Group will also consider whether to carry out any transactions for the purpose of simplifying the capital and corporate structure of Eurotunnel. As part of these transactions, GET SA may decide after the Settlement Date to apply for the cancellation of the listing of the Units on the Official List of the UK Listing Authority and of trading of the Units on the London Stock Exchange, Eurolist by Euronext™ Brussels, and, as appropriate, Eurolist by Euronext™ Paris, in accordance with applicable laws and regulations. However, GET SA does not intend to exercise any rights in France to squeeze-out any resulting minority following the Recapitalisation Transactions of ESA and EPLC.

In any case, it is intended that, if GET SA has by virtue of its holdings and acceptances of the Offer acquired Units which carry at least 75 per cent. of the voting rights attaching to the ordinary share capital of ESA and EPLC, GET SA will procure the making of applications by ESA and EPLC both to the London Stock Exchange for the cancellation of trading of the Units on the London Stock Exchange’s market for listed securities and to the UK Listing Authority for cancellation of the listing of the Units on the Official List of the UK Listing Authority. At least 20 business days notice of cancellation will be given once GET SA has acquired 75 per cent. of the voting rights of ESA and EPLC.

In order to simplify the structure and the management of the debt transferred to EGP as part of the Reorganisation described in Chapter 5 of the Registration Document and which is not capitalised as part of the Recapitalisation Transactions of ESA and EPLC, it is intended to amend the terms of the debt. This debt will be repaid over time out of the operating cashflows of the Eurotunnel Group following implementation of the Reorganisation. These operating cashflows are described in paragraph 5.3.9 of the Registration Document.

The attention of Unitholders is drawn to the consequences of the Recapitalisation Transactions of ESA and EPLC which are described in paragraph 4.1 of the Registration Document (“Risks relating to the implementation of the Safeguard Plan and the Reorganisation”).

1.3.3   Dividend policy

ESA and EPLC have never paid a dividend. The transfer to ESA and EPLC of the Tier 3 Debt and Notes, of which EGP will become the creditor, as described in Chapter 5 of the Registration Document, and the requirement for ESA and EPLC to service and repay this debt will have a long-term negative impact on the ability of ESA and EPLC to pay dividends.

One of the objectives of the Reorganisation is to enable GET SA to pay dividends to its shareholders in the future. However, as at the date of this document, it is not possible to determine when GET SA will be in a position to pay dividends, particularly as the terms of the NRS provide that GET SA will be authorised to pay dividends only after deferred interest under the NRS has been paid (as is more particularly described in Annex I B of the Registration Document).

1.3.4   Management

The management structure of the Eurotunnel Group following implementation of the Reorganisation is described in Chapter 15 of the Registration Document.

1.3.5   Employees

In the light of redundancies made at the time of the operational restructuring of Eurotunnel carried out in 2005, the Eurotunnel Group does not intend to make any redundancies in connection with the implementation of the Reorganisation. Accordingly, GET SA expects the existing levels of employment within Eurotunnel to continue following implementation of the Reorganisation.

1.3.6   Share options

The Offer extends to any Units which are unconditionally allotted or issued before the Offer Closing Date and, if the Offer is successful after the Initial Acceptance Period, any Units which are unconditionally allotted or issued before the end of the Additional Acceptance Period, in each case as a result of the exercise of options granted under the Eurotunnel Share Schemes.

If the Offer is successful, GET SA will not be making any separate proposals to holders of options under the Eurotunnel Share Schemes to the extent that such options are not exercised in order to tender the underlying Units to the Offer. Accordingly, such options will remain exercisable in accordance with the terms and conditions of the Eurotunnel Share Schemes but the Units received pursuant to the exercise of such options and not tendered to the Offer will not be exchangeable for GET SA Ordinary Shares.

GET SA intends to convene a meeting of its shareholders following the Settlement Date in order to propose a resolution authorising the implementation of a share option scheme in relation to GET SA Ordinary Shares.

1.3.7   Consolidation of the GET SA Ordinary Shares

GET SA also intends to convene a meeting of its shareholders to be held following the Settlement Date in order to propose a resolution approving the consolidation of GET SA Ordinary Shares.

1.4      Agreements relating to the Offer

Other than certain agreements relating to the Reorganisation and the Safeguard Plan, GET SA is not party to any agreement that is likely to have a material effect on the assessment or outcome of the Offer. A description of the agreements relating to the Reorganisation and the Safeguard Plan is set out in Chapter 5 of the Registration Document.

GET SA, ESA and EPLC are not aware of any other agreements that are likely to have an effect on the assessment or outcome of the Offer.

The total amount of fees and disbursements incurred by GET SA, EGP, ESA and EPLC in respect of the issue of securities in connection with the implementation of the Reorganisation amounts to approximately 15 million euros.

The other fees incurred by GET SA, EGP, ESA and EPLC in connection with the Reorganisation are described in paragraph 10.2.4 of the Registration Document.

1.5      Intentions of the principal Unitholders

Through its management company, the Eurotunnel Employee Investment Fund has made known its intention to tender the Units it holds to the Offer. As at the date of this document, the Eurotunnel Employee Investment Fund holds 2,537,510 Units, representing approximately 0.10% of the outstanding Units.

Other than in the case of the Eurotunnel Directors (whose intentions are described in Chapter 5 below), GET SA, ESA and EPLC are not aware of any other Unitholders who have made public their intention to tender their Units to the Offer.

CHAPTER 2   TERMS AND CONDITIONS OF THE OFFER

2.1      The Offer

GET SA hereby irrevocably offers to acquire, on the terms and subject to the conditions set out in this document and, in respect of Certificated Registered Unitholders, the accompanying Form of Acceptance, all of the outstanding Units on the following basis:

For each Unit:	One GET SA Ordinary Share
and
One Warrant

The Offer extends to all Units unconditionally allotted or issued on the date of the filing of the Offer with the AMF, being 2,546,164,213 Units, and any Units which are unconditionally allotted or issued pursuant to the exercise of options under the Eurotunnel Share Schemes before the Offer Closing Date and, if the Offer is successful after the Initial Acceptance Period, before the end of the Additional Acceptance Period, being up to a further 36,660,778 Units as at 31 December 2006. The total number of GET SA Ordinary Shares and Warrants respectively that may be issued under the Offer is therefore 2,582,824,991. Currently there are 22,500,000 GET SA Ordinary Shares and no Warrants in issue.

Units will be acquired under the Offer fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or paid after the date of this document. As described in paragraph 22.1(h) of Chapter 22 of the Registration Document, after completion of the Offer GET SA intends to buy back 22,496,000 shares out of the 22,500,000 outstanding shares as of the date of this document at their nominal value.

Application has been made to Euronext Paris for the new GET SA Ordinary Shares to be admitted to listing and trading on Eurolist by Euronext™ Paris and applications have been made to the UK Listing Authority and the London Stock Exchange for the new GET SA Ordinary Shares to be admitted to a secondary listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s market for listed securities. Application has also been made to Euronext Paris for the Warrants to be admitted to listing on Eurolist by Euronext TM Paris. It is expected that such admissions will take effect and that dealings will commence in the new GET SA Ordinary Shares and Warrants on the Settlement Date. The Warrants will provide that they may not be exercised by certain Overseas Unitholders. Such restrictions are set out in paragraph 3.4.5(a) of the Securities Note. Further details of the GET SA Ordinary Shares and the Warrants are set out in, respectively, Annex I A and Annex I C to the Registration Document.

No application has been made to Euronext Brussels for the new GET SA Ordinary Shares, or the Warrants, to be admitted to listing or trading on Eurolist by Euronext™ Brussels.

The new GET SA Ordinary Shares and Warrants will be issued fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them. The new GET SA Ordinary Shares will rank equally in all respects with the existing GET SA Ordinary Shares, including the right to receive all dividends and other distributions declared, made or paid after the date of this document. See Chapter 22 of the Registration Document for further details regarding the GET SA Ordinary Shares.

The attention of Unitholders is drawn to the procedures for accepting the Offer which vary depending on how Units are currently held:

•           Pure Registered Unitholders, Administered Registered Unitholders and Euroclear Bearer Unitholders should accept the Offer in accordance with the procedures set out in paragraph 1 of Part B of Chapter 6 of this document (i.e. the usual French offer acceptance procedures).

•           Certificated Registered Unitholders and CREST Unitholders should accept the Offer in accordance with the procedures set out in paragraph 1 of Part D of Chapter 6 of this document.

•           Direct Bearer Unitholders should accept the Offer in accordance with the procedure set out in paragraph 1 of Part C of Chapter 6 of this document.

2.2      TU Subscription Rights and preferential travel tariffs

2.2.1   TU Subscription Rights

As part of the Reorganisation, EGP (a subsidiary of GET SA) will issue NRS to certain creditors of Eurotunnel as more particularly described in Chapter 5 of the Registration Document. Unitholders also have the right as part of the Reorganisation to subscribe for NRS, up to a maximum aggregate nominal amount of the equivalent of £60 million, but only if they tender their Units to the Offer during the Initial Acceptance Period and provide confirmation of non-US ownership or “accredited investor” status under US securities laws. However, these TU Subscription Rights do not form part of the consideration available under the terms and conditions of the Offer and, accordingly, Unitholders tendering their Units during the Additional Acceptance Period will not be entitled to subscribe for NRS. The NRS to be subscribed by Unitholders will be issued in euros and pounds sterling as set out in Chapter 2 of the Securities Note.

Each TU Subscription Right will entitle an eligible Unitholder to subscribe for a nominal amount of NRS equal to the number of Units accepted to the Offer by the Unitholder concerned during the Initial Acceptance Period divided by the total number of Units accepted to the Offer by all Unitholders during the Initial Acceptance Period, multiplied by the equivalent of £60 million. Each Unitholder tendering their Units to the Offer may in any event and regardless of its TU Subscription Right, exercise the right to subscribe for NRS up to an aggregate nominal value of €15,000 per Unitholder or its equivalent in pounds sterling. If the total nominal amount of NRS subscribed pursuant to the TU Subscription Rights exceeds the equivalent of £60 million, the amount of NRS each Unitholder will be entitled to subscribe will be scaled back accordingly.

Details of the NRS and the TU Subscription Rights, and the procedure for exercising the TU Subscription Rights, are set out in Chapter 2 of the Securities Note. The NRS will be issued at the same time as the GET SA Ordinary Shares and the Warrants, on the Settlement Date.

2.2.2   Travel privileges available to GET SA

Unitholders should refer to paragraph 22.1.4 of the Registration Document for details of Eurotunnel travel privileges available to GET SA shareholders.

2.3      Conditions and withdrawal of the Offer

The Offer is subject to the conditions set out in paragraphs 2.3.1 and 2.3.2 below, and the Offer not being withdrawn or lapsing as provided in paragraphs 2.3.3 and 2.3.4 below.

2.3.1   Acceptance condition

The Offer is subject to valid acceptances being received (and not withdrawn prior to the Offer Closing Date) in respect of not less than 60 per cent. of the Units outstanding on the Offer Closing Date, including for this purpose any such Units that are unconditionally allotted or issued before the Offer Closing Date pursuant to the exercise of any outstanding subscription rights.

For the purposes of determining whether this Offer acceptance condition is satisfied:

•           in the case of Euroclear Bearer Unitholders and Administered Registered Unitholders, the relevant valid instructions to tender Units to the Offer must be sent to the Unitholder’s normal financial intermediary by not later than 5.30 p.m. (Paris time) on the Offer Closing Date;

•           in the case of CREST Unitholders, valid TTE Instructions must be settled by not later than 4.30 p.m. (London time) on the Offer Closing Date;

•           in the case of Certificated Registered Unitholders, valid Forms of Acceptance must be received by Computershare Investor Services PLC by not later than 4.30 p.m. (London time) on the Offer Closing Date; and

•           in the case of Direct Bearer Unitholders, the Direct Bearer Units must be delivered by not later than 5.30 p.m. (Paris time) on the Offer Closing Date.

No revision of the 60 per cent. acceptance condition is currently envisaged. In any event, GET SA will not be entitled to reduce the minimum acceptance threshold to less than 50 per cent. of the Units outstanding on the Offer Closing Date (including for this purpose any such Units that are unconditionally allotted or issued before the Offer Closing Date pursuant to the exercise of any outstanding subscription rights) because (i) a 50 per cent. minimum acceptance condition is required by the Takeover Code and (ii) this threshold is necessary to ensure sufficient liquidity in the securities issued to Accepting Unitholders. In addition, the reduction of this minimum acceptance condition would require the prior consent of the AMF and the Commissioners for the Execution of the Plan, and possibly, the President of the Commercial Court of Paris.

If GET SA were able to reduce the acceptance threshold (subject as provided above) it would only do so by making a filing with the AMF, no later than five trading days before the Offer Closing Date, in which case it will make an announcement to a UK Regulatory Information Service as soon as practicable thereafter and in any event by no later than 12 noon (London time) on the next business day. An announcement will also be published in the Belgian financial press.

The exercise by GET SA of this right to reduce the acceptance threshold will not affect any previous or subsequent acceptance of the Offer, and all such acceptances will be treated as acceptances of the Offer with such reduced acceptance threshold.

2.3.2   Issue of GET SA Ordinary Shares and Warrants

The Offer is also subject to resolutions authorising the issue of the GET SA Ordinary Shares and Warrants to be issued under the terms of the Offer being duly passed at a meeting of the shareholders of GET SA.

For this purpose, on 20 March 2007, the board of directors of GET SA, after having approved the Offer, convened a meeting of the shareholders of GET SA to be held on 26 April 2007, being prior to the Settlement Date, in order to consider and, if thought fit, pass resolutions authorising:

•           the issue of up to 2,582,824,991 GET SA Ordinary Shares to Unitholders who accept their Units to the Offer in part consideration for such Units; and

•           the issue of up to 4,696,045,438 Warrants, 55 per cent. of which will be issued to Unitholders who accept their Units to the Offer in part consideration for such Units and 45 per cent. of which will be issued to Noteholders.

As the Offer is made pursuant to the implementation of the Safeguard Plan (which has been approved by the decision of the Commercial Court of Paris on 15 January 2007) and as the Safeguard Plan requires all the steps in relation to creditors of Eurotunnel and Unitholders to occur simultaneously on the Settlement Date, under the terms of the resolutions referred to above, the issue of the GET SA Ordinary Shares and Warrants to Unitholders under the Offer will be subject to the board of directors of GET SA receiving a copy of a report from the Commissioners for the Execution of the Plan confirming that they have received confirmation that all aspects of the Reorganisation required to be implemented prior to the Settlement Date in accordance with the provisions of the Safeguard Plan have been completed (including the draw down of cash under the Term Loan and the decisions authorising the issue of securities). Immediately following such confirmation by the Commissioners for the Execution of the Plan, the board of directors of GET SA will resolve to issue, pursuant to the shareholder resolutions referred to above, the GET SA Ordinary Shares and Warrants to be issued on the Settlement Date to Unitholders who have accepted the Offer.

2.3.3   Withdrawal and lapse of the Offer

In accordance with article 232-11 of the AMF General Regulations, GET SA may withdraw the Offer by no later than the Offer Closing Date if it becomes without object (devient sans objet) or if either ESA or EPLC adopts measures that modify their substance (en raison des measures qu’elle a prises, voit la consistance modifiée). However, in either case, GET SA will only be entitled to withdraw the Offer with the prior consent of the AMF pursuant to article 232-11 of the AMF General Regulations.

In the event of a competing offer for ESA and EPLC being approved by the AMF, GET SA shall have the right to withdraw its Offer at any time within the 5 trading days following the publication by the AMF of the timetable for the competing offer.

2.3.4   Failure of the Reorganisation

If the GET SA Directors do not receive a copy of the report from the Commissioners for the Execution of the Plan referred to in paragraph 2.3.2 above by no later than the business day prior to the Settlement Date, or if the report does not confirm that the Commissioners for the Execution of the Plan have received confirmation that all aspects of the Reorganisation required to be implemented prior to the Settlement Date in accordance with the provisions of the Safeguard Plan have been completed, then the board of directors of GET SA will not, under the terms of the relevant shareholder resolutions, be authorised to issue the GET SA Ordinary Shares and Warrants on the Settlement Date, and as a result the Offer will lapse and the Presenting Banks will have no longer any obligation to guarantee the Offer. Accordingly, the Offer will only become effective if all steps necessary for the effective implementation of the transactions due to take place on the Settlement Date in accordance with the terms of the Safeguard Plan (including the funds being made available under the Term Loan) have been completed by no later than the business day prior to the Settlement Date.

Unitholders should note that the Takeover Panel has agreed to waive Rule 13 of the Takeover Code in respect of the Offer in the light of the matters referred to in paragraph 2.3.3 above and this paragraph 2.3.4 and that, accordingly, the Offer may lapse or be withdrawn by GET SA in circumstances that would not normally be permitted under the provisions of the Takeover Code. Likewise, the AMF have accepted that the condition relating to the issue of shares may result in the lapse or withdrawal of the Offer in circumstances that would not normally be permitted under the provisions of the AMF General Regulations.

2.4      Indicative Timetable

The Takeover Panel has agreed that the timetable relating to the Offer will be established by the AMF in accordance with the provisions of articles 231-32 and 232-2 of the AMF General Regulations. The settlement of the consideration due under the Offer, whether as a result of acceptances during the Initial Acceptance Period or the Additional Acceptance Period, will occur on one single date, being the completion date of the Reorganisation in accordance with the provisions of the Safeguard Plan, which is currently expected to occur before the end of June 2007.

As agreed with the Takeover Panel, the Offer Opening Date and Offer Closing Date will be published by the AMF prior to the Offer Opening Date, and the Additional Acceptance Period Opening Date and Additional Acceptance Period Closing Date will be published by the AMF (if the offer is successful after the end of the Initial Offer Period) prior to the Additional Acceptance Period Opening Date. In each case, GET SA will make an announcement of the relevant dates to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon

(London time) on the business day next following the publication of such dates by the AMF. The relevant information will also be published in the Belgian financial press. An indicative timetable for the Offer is set out below:

Indicative Timetable

21 March 2007	Registration of the Registration Document with the AMF

23 March 2007	Announcement of the Offer and filing/publication of the draft offer document

3 April 2007	Approval of the terms of the Offer (déclaration de conformité) by the AMF

4 April 2007	Approval of the Securities Note (visa) by the AMF

5 April 2007	Publication of the Prospectus and of this document

10 April 2007	Offer Opening Date

15 May 2007	Offer Closing Date

25 May 2007	Offer Results Date, being the date on which the AMF publishes whether the Offer has been successful after the Initial Acceptance Period

28 May 2007	Additional Acceptance Period Opening Date, if the Offer is successful

8 June 2007	Additional Acceptance Period Closing Date

22 June 2007	Settlement Date

Unitholders should note that this timetable is indicative only. In particular, the Offer Closing Date and subsequent dates may vary depending upon the timetable established by the AMF.

2.5      Offer Results

The results of the Offer will be published by the AMF on the Offer Results Date, when the AMF will also declare whether the Offer has been successful. If the Offer is declared successful, the AMF will subsequently announce the opening of the Additional Acceptance Period and its timetable. GET SA will make an announcement of the results of the Offer and subsequently of the timetable of the Additional Acceptance Period and of the Settlement Date to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day next following the publication of such information by the AMF. An announcement will also be made by GET SA in the Belgian financial press. The Takeover Panel has agreed that the results of the Offer will be published by the AMF as referred to above.

If the Offer acceptance condition is not satisfied, the Offer will be declared unsuccessful by the AMF on the Offer Results Date and all Units tendered to the Offer will be returned to Unitholders as soon as practicable thereafter in accordance with paragraph 4 of Part B, paragraph 4 of Part C or paragraph 4 of Part D of Chapter 6 of this document, as applicable.

2.6      Withdrawal rights

Under article 232-2 of the AMF General Regulations, acceptances of the Offer during the Initial Acceptance Period may be withdrawn by Unitholders at any time up to and including the Offer Closing Date in accordance with the procedures set out in paragraph 2 of Part B, paragraph 2 of Part C or paragraph 2 of Part D, of Chapter 6 of this document, as applicable. After the Offer Closing Date, Units tendered to the Offer during the Initial Acceptance Period may not be withdrawn.

In the case of the Additional Acceptance Period, acceptances during such period may be withdrawn by Unitholders at any time up to and including the last day of the Additional Acceptance Period, but may not be withdrawn thereafter.

The above rules apply to all Accepting Unitholders and, accordingly, the Takeover Code’s usual rules concerning the introduction of withdrawal rights in an offer will not apply.

2.7      Reopening of the Offer for additional acceptances

In accordance with article 232-4 of the AMF General Regulations, if the Offer is declared successful, it shall be automatically reopened for a period of not less than 10 trading days for additional acceptances only. The timetable for the Additional Acceptance Period will be published by the AMF and GET SA will make an announcement regarding such timetable to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day next following the publication of such information by the AMF. An announcement will also be made by GET SA in the Belgian financial press. The terms of the Offer during the Additional Acceptance Period will be the same as those during the Initial Acceptance Period.

The procedures for Unitholders to accept the Offer during the Additional Acceptance Period will be the same as the procedures for Unitholders to accept the Offer during the Initial Acceptance Period as described in Chapter 6 of this document, save that references to the Offer Closing Date shall be to the Additional Acceptance Period Closing Date.

2.8      Results of the Additional Acceptance Period

The results of the Offer during the Additional Acceptance Period will be published by the AMF following the end of the Additional Acceptance Period and GET SA will make an announcement regarding such results to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day next following the publication of such information by the AMF. An announcement will also be made by GET SA in the Belgian financial press.

2.9      Settlement

Subject to the Offer being declared successful, settlement of the consideration due under the Offer (consisting of GET SA Ordinary Shares and Warrants) to Unitholders who accept the Offer, either during the Initial Acceptance Period or the Additional Acceptance Period, will be made in accordance with the procedures described in Chapter 6 of this document on the Settlement Date.

GET SA will not issue certificates for the GET SA Ordinary Shares or Warrants. Instead, GET SA Ordinary Shares and Warrants will be held in dematerialised form, represented by book entries. Dematerialised GET SA Ordinary Shares and Warrants may be held in either registered form or bearer form. In order to hold GET SA Ordinary Shares or Warrants in bearer form, individuals are required to have an account with a financial intermediary, which in turn has an account with Euroclear. GET SA Ordinary Shares or Warrants in registered form can, at the election of the holder, be held either in the name of both a financial intermediary and the holder concerned (nominatif administré) or in the name of the holder only (nominatif pur). A holder can, at any time, transfer its GET SA Ordinary Shares or Warrants from registered form to bearer form and vice versa. While bearer form is generally preferred by holders, as it is easier to trade shares or warrants in this form, holding GET SA Ordinary Shares or Warrants in registered form is a cost efficient method which also allows holders to benefit from certain advantages, such as double voting rights in relation to the new GET SA Ordinary Shares (as described in paragraph 22.1.3(f) of the Registration Document).

In order to facilitate trading and settlement of the new GET SA Ordinary Shares and Warrants in the UK, GET SA has agreed that CREST Depository Interests (or “CDIs”), representing GET SA Ordinary Shares and Warrants respectively, will be made available to those Certificated Registered Unitholders with registered addresses in a Permitted CDI Corporate Nominee Jurisdiction and CREST Unitholders (see paragraph 9 of Part D of Chapter 6 of this document for further details regarding CDIs). Accordingly, Certificated Registered Unitholders with registered addresses in a Permitted CDI Corporate Nominee Jurisdiction and all CREST Unitholders will be given the choice of receiving either: (i) CDIs representing GET SA Ordinary Shares and Warrants or (ii) the underlying GET SA Ordinary Shares and Warrants in registered form held in the register of the company in the name of the holder only (nominatif pur). Certificated Registered Unitholders with a registered address in a Permitted CDI Corporate Nominee Jurisdiction and any CREST Unitholders who do not expressly make an election in accordance with the procedure set out in paragraph 3 of Part D of Chapter 6 of this document shall be deemed to have elected for CDIs. If any Certificated Registered Unitholder with a registered address in a Permitted CDI Corporate Nominee Jurisdiction or

CREST Unitholder elects to receive CDIs, it must take CDIs representing both GET SA Ordinary Shares and Warrants.

Following distribution of the CDIs on the Settlement Date, holders of the CDIs can, at their option, exchange their CDIs through CREST for GET SA Ordinary Shares or, as the case may be, Warrants (upon sending an instruction to CREST to that effect either through Computer Investor Services PLC or, as the case may be, your CREST sponsor) and will be entitled to arrange for the transfer of their GET SA Ordinary Shares or Warrants (as represented by CDIs) into a shareholding account with a financial intermediary which is a participant in Euroclear (either in bearer form or registered form, nominatif administré) or into the register of GET SA in the name of the holder only (nominatif pur).

The attention of Unitholders is drawn to the procedures for settlement of the consideration due under the Offer which vary depending on how Units are currently held:

•           Pure Registered Unitholders, Administered Registered Unitholders and Euroclear Bearer Unitholders who have accepted the Offer using the usual French offer acceptance procedures: please refer in particular to paragraph 3 of Part B of Chapter 6 of this document;

•           Certificated Registered Unitholders and CREST Unitholders who have accepted the Offer: please refer in particular to paragraph 3 of Part D of Chapter 6 of this document; and

•           Direct Bearer Unitholders who have accepted the Offer: please refer in particular to paragraph 3 of Part C of Chapter 6 of this document.

2.10    Trading restrictions and dealing disclosure requirements

The following trading restrictions and dealing disclosure requirements set out in both the AMF General Regulations and the Takeover Code apply in respect of the Offer. Unitholders should comply with both sets of restrictions and requirements regardless of how they hold their Units or in which jurisdiction they are located.

2.10.1     AMF General Regulations

Under article 231-7 of the AMF General Regulations, from the date on which the Offer was filed with the AMF and announced until the Offer Closing Date, all dealings in respect of Units must be executed on the regulated markets on which such Units are admitted to trading. Accordingly, off-market dealings or dealings otherwise than in the Units themselves are not permitted.

Under articles 232-18 and 232-19 of the AMF General Regulations, from the date on which the Offer was filed with the AMF and announced until the Settlement Date, GET SA, ESA, EPLC and their respective concert parties (as determined in accordance with the AMF General Regulations) are prohibited from dealing in the Units or in GET SA Ordinary Shares.

These trading restrictions also apply to the Presenting Banks and any financial adviser to GET SA, ESA or EPLC or any other member of the Eurotunnel group, subject to an exception for dealings in the securities concerned as part of any such person’s arbitrage, market-making or position-hedging activities carried out in the ordinary course of business and to the extent that the staff, resources, objectives and responsibilities involved or relating to such activities are separate from those involved in or relating to the Offer.

Under articles 231-38 to 231-40 of the AMF General Regulations:

•           the Presenting Banks and any financial adviser to GET SA, ESA or EPLC;

•           any person holding, directly or indirectly, 5 per cent. or more of the Units; or

•           any person having acquired, since the Offer was filed with the AMF and announced, Units which take his holding to at least 0.5 per cent. of the total number of outstanding Units (for as long as such person continues to hold 0.5 per cent. or more of the Units), is required to disclose to the AMF on a daily basis, following the close of trading on Euronext, any dealings in Units or GET SA Ordinary Shares carried out during that day, together with any other transactions entered into having the effect of transferring, immediately or in the future, title to any Units or GET SA Ordinary Shares held.

In addition, from the date on which the Offer was filed with the AMF and announced until the Settlement Date, any person who increases his holding of Units by more than 2 per cent. and/or acquires Units which take his holding through a threshold of 5 per cent., 10 per cent., 15 per cent., 20 per cent., 25 per cent. or 30 per cent. of the total number of outstanding Units is required to disclose his intentions regarding the Offer.

2.10.2     Takeover Code

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Eurotunnel, all “dealings” in any “relevant securities” of Eurotunnel (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer is declared successful, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Eurotunnel, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Eurotunnel by GET SA, ESA, EPLC, or any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or long derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Takeover Panel.

2.11    Units held by GET SA, ESA and EPLC

As at the date of this Offer Document, none of GET SA, ESA or EPLC or any of their subsidiaries holds any Units or any shares of ESA or EPLC, with the exception of Eurotunnel Trustees Limited, a subsidiary of EPLC, which holds 58,528 Units.

2.12    Principal characteristics of the GET SA Ordinary Shares and Warrants

2.12.1     Ordinary Shares

A description of the principal characteristics of the GET SA Ordinary Shares is set out in paragraph 22 and Annex I A of the Registration Document.

The GET SA Ordinary Shares to be issued to Accepting Unitholders on the Settlement Date are all of the same class and from the date of their issue will be identical to the existing GET SA Ordinary Shares. There will be no difference in terms of rights to dividends as between the GET SA Ordinary Shares issued pursuant to the Offer and the existing GET SA Ordinary Shares.

The admission to listing and trading on Eurolist by EuronextTM  Paris and the London Stock Exchange of the GET SA Ordinary Shares to be issued to Accepting Unitholders will occur on the Settlement Date.

The new GET SA Ordinary Shares will be traded under the same ISIN code as the existing GET SA Ordinary Shares.

The GET SA Ordinary Shares are governed by French law and in particular the provisions of the French Commercial Code.

In the event of any disputes in relation to the GET SA Ordinary Shares where GET SA is the defendant, the competent courts will generally be those of the jurisdiction in which its registered office is located, except where the French Civil Procedure Code provides otherwise.

2.12.2     Warrants

A description of the principal characteristics of the Warrants is set out in paragraph 22 and Annex I C of the Registration Document.

55% of the Warrants will be issued to Unitholders who tender their Units to the Offer during the Initial Acceptance Period and the remaining 45% will be issued to Noteholders.

The Warrants are warrants to subscribe for new GET SA Ordinary Shares the characteristics of which are described in paragraph 2.11.2 above which qualify as equity-linked securities within the meaning of article 228-91 of the French Commercial Code.

Application has been made for admission of the Warrants to listing and trading on Eurolist by Euronext™ Paris as from their issue on the Settlement Date. Applications have been made for the admission of the Warrants:

•           to Euroclear France which will clear transactions between accountholders; and

•           to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

The Warrants are governed by French law and, in particular, by articles L.228-91 et seq. of the French Commercial Code.

In the event of any disputes in relation to the Warrants where GET SA is the defendant, the competent courts will generally be those of the jurisdiction in which its registered office is located, except where the French Civil Procedure Code provides otherwise.

Warrantholders will be informed of the exercise ratio in relation to the Warrants, as soon as possible following its final determination in accordance with the terms set out in the paragraph 5 of Annex I C of the Registration Document, by appropriate means in France and the United Kingdom and on GET SA’s website (www.groupe-eurotunnel.com). These notices will also contain the exercise ratio determination date, the expiry date of the exercise period as well as, where applicable, any adjustments made to the exercise ratio, each as determined pursuant to the provisions set out in paragraph 5 of Annex I C of the Registration Document.

2.13    Impact of the Offer on the assets, activities and results of the relevant companies

Since the Offer is a major component of the Safeguard Plan, its success, together with the successful implementation of the other components of the Safeguard Plan, will allow Eurotunnel to keep operating. The difficulties faced by Eurotunnel being essentially of a financial nature, the Reorganisation will not substantially change Eurotunnel’s business operations.

The Pro Forma information of the Eurotunnel Group for 2006 attached as Annex VI to the Registration Document provides information on the impact of the Offer in relation to the assets and financial results of the Eurotunnel Group.

The consequences, in terms of dilution and claw back, of the issue of securities in connection with the Reorganisation and in particular the Offer are set out in paragraph 22.1.2 of the Registration Document and the report of Houlihan Lokey Howard & Zukin (Europe) Limited set out in Chapter 4 of this document.

2.14    Tax Regime applicable to the Offer

Tax residents of France, the United Kingdom, Belgium and the United States are referred to Chapter 7 of this document. Individuals who are not tax resident in France, the United Kingdom, Belgium or the United States should seek their own advice on the tax regime applicable to them. The attention of Unitholders is drawn to the fact that the information contained in this document is intended only as a general guide to the tax regimes applicable to the Offer and not as a substitute for detailed tax advice.

2.15    Financial information

Unitholders are referred to Annex V of the Registration Document which contains the combined financial statements of Eurotunnel for each of the three financial years ended 31 December 2006, 2005 and 2004. For the purpose of Rule 24.2 of the Takeover Code, the loss before tax of Eurotunnel for each of the three financial years ended 31 December 2006, 2005 and 2004 was €203,751, €2,808,083 and €810,407 respectively.

Unitholders are also referred to Chapter 14 of the Registration Document which contains certain forecast financial information concerning the Eurotunnel Group. These forecasts have been reported on by the statutory auditors and a copy of their report is set out in Chapter 14 of the Registration Document. However, Unitholders should note that these forecasts have not been prepared, or reported on, to the standards required by Rule 28 of the Takeover Code.

CHAPTER 3   ASSESSMENT CRITERIA OF THE OFFER

The criteria that are normally used to assess the exchange ratio in a public securities exchange offer are not relevant to this Offer.

This Offer is being made in the broader context of the Reorganisation. This Reorganisation involves the putting in place of a new group structure, including the creation of GET SA as the new holding company of Eurotunnel. GET SA was acquired on 30 January 2007 in connection with the implementation of the Safeguard Plan following confirmation from the Commissioners for the Execution of the Plan. Initially a private limited French law shell company (société à responsabilité limitée) without any business activities, GET SA was re-registered as a limited liability company (sociéte anonyme) on 9 March 2007 shortly prior to the filing of this Offer. As at the date of this document, GET SA does not have any assets and has not carried on any business activities other than in connection with the implementation of the Reorganisation. Accordingly, it is not possible to perform the customary valuation comparison between GET SA and Eurotunnel.

Effective trading in GET SA Ordinary Shares, which are admitted to listing and trading on Eurolist by Euronext™ Paris, will not commence until the Settlement Date of the Offer. Accordingly, it is also not possible to perform a comparison between the respective historical trading prices of the GET SA Ordinary Shares and the Units.

The Offer will enable Unitholders to receive GET SA Ordinary Shares and Warrants in consideration for their Units, and to become shareholders of the new holding company of Eurotunnel.

The Offer is part of the Reorganisation described in Chapter 5 of the Registration Document which, in accordance with the Safeguard Plan, is principally intended substantially to reduce the amount of Eurotunnel’s Current Debt in order to enable Eurotunnel to continue its business, ensure the stability of the group and its future development, and maintain the existing employment levels within Eurotunnel. The Reorganisation and the Safeguard Plan are described in Chapter 5 of the Registration Document.

As set out in Annex VI to the Registration Document, at 30 September 2006 the total principal amount of the Current Debt was approximately 9.073 billion euros and the annual interest charge was approximately 430 million euros. Unitholders are invited to become shareholder of the new holding company in accordance with the terms and conditions set out in the Safeguard Plan approved by the Commercial Court of Paris on 15 January, 2007. The Offer is being undertaken pursuant to the provisions of the Safeguard Plan, and is a key component of the Reorganisation: the Reorganisation will not be completed if the Offer is not successful and other preliminary conditions are not fulfilled. It is in this context that the Safeguard Plan approved by the Commercial Court of Paris fixed the exchange ratio under the Offer at one GET SA Ordinary Share and one Warrant for every forty Units (which was amended with the agreement of the Commissioners for the Execution of the Plan to one GET SA Ordinary Share and one Warrant for each Unit, in order to avoid Unitholders bearing the costs of dealing with fractional entitlements in the context of a public offer). A consolidation of GET SA Ordinary Shares is expected to occur subsequently, as referred to in paragraph 1.3.7 of Chapter 1 of this document. As a result, the consideration available under the Offer (and the exchange ratio) was not decided at the discretion of the offeror, GET SA.

If the implementation of the Reorganisation is unsuccessful, Eurotunnel believes that it would not be able to meet its payment obligations under the Current Debt. Eurotunnel has been subject to laws and regulations relating to the protection of businesses in financial difficulties, and accordingly a failure of the Reorganisation would be very likely to result in the exercise of the “right of substitution” contained in the Concession Agreement or in the insolvent liquidation of the Eurotunnel companies.

In addition, as at the date of the Offer, the Warrants cannot be valued by customary valuation methods. The only component relevant to a valuation of the Warrants that is known today is the subscription price of the GET SA Ordinary Shares that may be subscribed upon exercise of the Warrants, being 0.01 euro, subject to the share consolidation that GET SA intends to implement as described in paragraph 1.3.7 of Chapter 1 of this document. None of the other components may be assessed as of today. As explained in Annex I C of the Registration Document, the number of new GET SA Ordinary Shares that may be subscribed upon the exercise of one Warrant will be determined in 2011 by dividing the total number of GET SA Ordinary Shares to be issued upon exercise of the Warrants by the total number of Warrants issued (regardless of the number of Warrants in issue at the date on which the exercise ratio is determined). As explained in paragraph 5 a) of Annex I C of the Registration Document(1), the number of GET SA Ordinary Shares that may be subscribed (and accordingly the value of the Warrants at the time at

(1)       Please refer to Annex I C of the Registration Document for more details, including worked examples.

which they are exercised) will depend on a number of future events which may or may not occur and which are uncertain and largely outside the control of GET SA. These events fall into two categories:

•           lump sum payments received or savings made outside the normal course of business (as determined by reference to past practice) between 23 May 2006 and 30 June 2008, in particular as a result of any decision of a governmental entity; and

•           any improvement in the EBITDA (earnings before interest, tax, depreciation and amortisation) of GET SA during the 2008, 2009 and 2010 financial years compared to the target EBITDA calculated in accordance with Annex I C of the Registration Document. These improvements may result in particular from favourable responses during this period to requests made by GET SA to the French and British governments.

These matters are not within the control of GET SA, but are within the control of the States or governmental entities. Accordingly, it is not possible at this stage to provide any estimate of the value of the Warrants.

Application has been made for the listing of the Warrants on Eurolist by Euronext™ Paris, but it is impossible to predict the price at which the Warrants will trade upon issue.

The Safeguard Plan provides for the creation of certain financial instruments and mechanisms which will have a dilutive or anti-dilutive impact on GET SA shareholders. These are described in the Registration Document and the Securities Note. An analysis of the dilutive or anti-dilutive effects of the financial instruments and mechanisms with regards to a number of scenarios is set out in paragraph 22.1.2 of the Registration Document and Chapter 4 of this document.

It is due to the complexity of the transactions contemplated that GET SA appointed Houlihan Lokey Howard & Zukin (Europe) Limited to prepare a financial analysis report on certain financial consequences of the Reorganisation for the Unitholders of Eurotunnel. Their full report is included in Chapter 4 of this document.

CHAPTER 4   EXPERT’S REPORT

This Chapter 4 of this document sets out a report prepared by Houlihan Lokey Howard & Zukin (Europe) Limited containing a financial analysis of the Offer. However, Unitholders should note that, in the light of the matters referred to in Chapter 3 of this document, the Takeover Panel has agreed to waive Rule 24.10 of the Takeover Code in respect of the Offer and that, accordingly, the report contained in this Chapter 4 has not been prepared in accordance with the requirements of Rule 24.10 of the Takeover Code.

In addition, the report does not constitute a fairness opinion or independent advice for the purposes of Chapters I and II of Title VI (Book II) of the AMF General Regulations regarding independent appraisers and appraisals, or advice for the purpose of Rule 3 of the Takeover Code.

HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED

Safeguard Plan for the Companies of the Eurotunnel Group

FINANCIAL ANALYSIS REPORT

Houlihan Lokey Howard & Zukin (Europe) Limited

This Report is a translation of the original French version. For the avoidance of doubt, the French version is deemed definitive.

Pursuant to a judgment issued on 15 January 2007, the Paris commercial court adopted the Safeguard Plan (the “Plan”) with regard to the 17 companies belonging to the group of which Eurotunnel S.A. and Eurotunnel Plc. are the holding companies (together “Eurotunnel”). This Plan was adopted following negotiations that had been conducted between Eurotunnel and its main creditors since 2 August 2006, the date of commencement of safeguard proceedings.

In accordance with this judgment, the Plan provides for the creation of a new ultimate parent company “Groupe Eurotunnel S.A.” (“GET S.A.”), which will launch a public exchange offer (offre publique d’échange, the “OPE”) with regard to Eurotunnel units. Moreover, a long-term loan will be entered into and notes redeemable in shares (obligations remboursables en actions, the “NRS”) will be issued in order to restructure Eurotunnel’s current debt.

Eurotunnel has asked Houlihan Lokey Howard & Zukin (Europe) Limited (“Houlihan Lokey”) to prepare a financial analysis report for the attention of the Joint Board of Eurotunnel (the “Joint Board”).

The analyses contained in this report and its appendix prepared by Houlihan Lokey are reserved for the exclusive use of Eurotunnel and the Joint Board, solely within the framework of the OPE and the implementation of the Plan.

Pursuant to the above-mentioned judgment of the Paris commercial court, all the terms and conditions of the Plan are binding on all the parties. The purpose of Houlihan Lokey’s assignment is not to make an assessment of any kind for Eurotunnel’s Joint Board, unit holders of Eurotunnel, debt holders of Eurotunnel or bondholders, or any other stakeholder with regard to (i) whether it is appropriate to conclude or pursue the Plan, (ii) the equitable nature of each of the Plan’s components, and in particular the OPE or (iii) the merits of the Plan as compared to any possible alternative solution.

1.        Presentation of Houlihan Lokey Houlihan, Lokey,

Howard & Zukin, Inc. (the “Houlihan Lokey Group”), headquartered in Los Angeles, California, USA, is the parent undertaking of a group of companies which provides investment banking services with over 700 employees in 12 offices in the United States, Europe and Asia.

The Houlihan Lokey Group was founded in 1970 and specialises in the following areas of expertise: fairness opinions/independent valuations, mergers and acquisitions and financial restructuring.

The Houlihan Lokey Group is one of the only banks in the world to have a team dedicated exclusively to valuation services. Over a hundred professionals provide their expertise with regard to situations and transactions of varying nature and size and their services include the following:

•           business valuations;

•           fairness opinions with regard to financial transactions;

•           solvency and viability opinions;

•           fairness opinions associated with employee shareholding plans;

•           dispute analysis and litigation support;

•           purchase price allocation;

•           impairment analysis for accounting and financial reporting purposes.

The Houlihan Lokey Group has been ranked number one provider of Mergers & Acquisitions fairness opinions in the United States since 2000 according to the Mergers & Acquisitions Journal. It has issued over 450 fairness opinions over the past ten years.

Houlihan Lokey is a wholly-owned subsidiary of Houlihan, Lokey, Howard & Zukin, Inc., which is in turn indirectly controlled by ORIX Corporation, an integrated financial services group listed on the Tokyo and New York Stock Exchanges. Houlihan Lokey is incorporated in England and Wales under the Companies Act 1985 with registered number 4285073. Its registered office is at 83 Pall Mall, London SW1Y 5ES, England.

Houlihan Lokey is regulated and authorised by the UK Financial Services Authority (“FSA”) (FSA firm reference number 208153). It has been authorised to conduct a regulated activity since May 2002. Following receipt of this authorisation, Houlihan Lokey is authorised to conduct regulated activities in France on a cross-border basis by virtue of an Investment Services Directive (Council Directive 93/22/EC) (“ISD”) “passport” (arising by virtue of application of Article 14 of the ISD). In 2005, Houlihan Lokey opened a branch in France at 15/17, rue Auber, 75009 Paris.

2.        Scope of the assignment

Within the scope of this assignment, Houlihan Lokey is acting solely on behalf of the Joint Board and Eurotunnel, and does not represent any of its shareholders, bondholders or debt holders. Houlihan Lokey advised the French government directly, and, on behalf of the French government, certain French public entities, on some specific issues with regard to the Eurotunnel matter from 24 April 2004 to 31 December 2006, of which Houlihan Lokey has informed Eurotunnel. The French government has agreed to the performance by Houlihan Lokey of this assignment.

This report shall not constitute a fairness opinion or an independent advice whether for the purposes of Chapters I and II of Title VI (Book II) of the General Regulation of the Autorité des marchés financiers (the “AMF”) regarding independent appraisers and appraisals, or advice for the purpose of Rule 3 of the Takeover Code in force in United Kingdom relating to Independent Advice.

3.        Description of work performed by Houlihan Lokey

Eurotunnel has asked us to provide the Joint Board with this report in order to provide it with insight into some of the financial consequences of the Plan for the shareholders of Eurotunnel. We conducted our assignment between 14 February 2007 and 8 March 2007.

During this period, we met with the main operational and financial managers of Eurotunnel, several members of the Joint Board, certain administrateurs or mandataires judiciaires or Commissaires à l’Exécution du Plan, the auditors of Eurotunnel S.A., and the legal and financial advisors of Eurotunnel. We discussed (i) the financial situation of Eurotunnel, (ii) the negotiation process between Eurotunnel and its debt holders, (iii) the mechanisms of the Plan, (iv) the operational and financial strategy of Eurotunnel and (v) the projected financial forecasts (“Financial Forecasts”) determined by Eurotunnel’s management (direction générale).

Over the course of our assignment, we reviewed a certain number of documents as listed in the appendix hereto, including the following documents in particular: the Paris commercial court judgments of 15 January 2007 adopting the Plan, Eurotunnel’s Financial Forecasts, Eurotunnel’s financial statements for 2005 and 2006 and the preliminary pro-forma consolidated financial statements of GET S.A. at 31 December 2006 as approved by the Joint Board, the draft agreement relating to the new long-term loan, extracts from the concession contract, the market analyses prepared by external consultants and finally the draft information documents prepared for the various financial operations provided for in the Plan.

In addition, we:

•           analysed historical market prices and trading volumes of Eurotunnel units;

•           analysed historical financial performance and historical market prices and trading volumes for the securities of publicly traded companies we deemed comparable to Eurotunnel;

•           reviewed other publicly available information we considered appropriate;

•           built a financial model to test the consistency of the Financial Forecasts prepared by Eurotunnel and performed sensitivity tests.

We have relied upon the assumptions made by Eurotunnel’s management and assumed, without independent verification, that all the data, documents and other information furnished to us, or to which we had access, or which was discussed with or reviewed by us, or was publicly available, was relevant, accurate and complete.

Eurotunnel’s management advised us, and we have assumed that the Financial Forecasts have been reasonably prepared on bases reflecting the currently available best estimates and best available judgment of management as to the future financial results and situation of Eurotunnel. We do not express any opinion with respect to such Financial Forecasts or the assumptions on which they are based.

Additionally, forecasts are by nature uncertain, actual figures may sometimes differ significantly from the Financial Forecasts and we do not provide any conclusions as to whether it will be possible to achieve such forecasts.

Moreover, we have relied upon the offer documents and assumed, without independent verification, all the information contained in such documents.

Furthermore, we have no intention to issue any opinion with regard to aspects that require appropriate expertise, and in particular those with regard to legal, regulatory, accounting, tax or insurance issues. It is assumed that such professional opinions or advice have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on the recommendations or findings of Eurotunnel S.A.’s external advisors and auditors, as well as on assumptions made by Eurotunnel’s management as to all aspects requiring specific expertise, in particular those of a legal, regulatory, accounting, tax and insurance-related nature, with respect to the Plan (including the OPE).

At no point did we make any physical inspection or independent appraisal or estimate of the value of the properties, assets or liabilities of Eurotunnel. Furthermore, we have not made any independent analysis of any current or potential litigation, possible unasserted claims or other potential liability to which the Company is or may be subject.

Houlihan Lokey has specific procedures and guidelines for controlling the quality of its appraisal work encompassing staffing, execution of the assignment and analysis review. Prior to Houlihan Lokey delivering its report, the team which was responsible for preparing the report presented its analyses on 25 February 2007 to an internal committee which was responsible for making a critical review. This committee is comprised of Managing Directors specialising in business valuations and financial restructuring operations who did not take part in the assignment in respect of which this report is being issued.

Houlihan Lokey is not subject to any obligation to update this report.

4.        The legal and asset consequences of the OPE for Eurotunnel’s shareholders

Upon completion of the OPE launched by GET S.A., the holders of units may find themselves in three different situations (the reader is invited to refer to the various information documents to gain detailed knowledge of the Plan, including the terms and conditions of the OPE):

•           The unit holder has tendered his share within the scope of the OPE and the threshold requirement for such offer has been met.

The unit holder will then become a shareholder of GET S.A., the group’s new ultimate parent company, which will be listed on the Eurolist of Euronext Paris S.A. and on a secondary basis on the London Stock Exchange. The unit holder will also receive for each unit tendered a GET S.A. warrant (Bon de Souscription d’Actions, a “Warrant”); the conditions for exercising such warrants are described in Appendix 6 to the Plan. The unit holder will moreover have the possibility to subscribe for NRS I and II,(2) the characteristics of which are described in Appendix 5 to the Plan. Finally, the unit holder will also be entitled to benefit, where applicable, from certain pricing advantages.(3)

Collectively, the former holders of Eurotunnel units will hold 100% of the ordinary shares of GET S.A. at the close of the OPE (with the exception of its initial capital). However, this percentage (i) will decrease as the NRS I and II are gradually redeemed in GET S.A. shares and (ii) will evolve in line with the exercise of the Warrants. After the exercise period of the Warrants, four extreme scenarios may exist,(4) with assumptions regarding the success rates for the OPE of 100% and 60%(5) respectively:

•           if GET S.A. has not redeemed the NRS II in cash, it has not purchased NRS I or NRS II on the market and if the conditions for exercise of the Warrants are not met, the ownership of the former unit holders in the capital of GET S.A will amount to 13.0% in the event that 100% of the unit holders of Eurotunnel have tendered their units within the scope of the OPE (8.2% if 60% of the units have been tendered);

•           if GET S.A. has not redeemed all or part of the NRS II in cash, it has not purchased NRS I or NRS II on the market and if the conditions for exercise of the Warrants are met with a maximum exercise ratio, the ownership of the former unit holders in the capital of GET S.A. will amount to 21.7% in the event that 100% of the unit holders of Eurotunnel have tendered their units within the scope of the OPE (18.3% if 60% of the units have been tendered);

•           if GET S.A. redeems all the NRS II in cash(6) before they are redeemed in shares and if the conditions for exercise of the Warrants are not met, the ownership of the former unit holders will amount to 66.7% in the event that 100% of the unit holders of Eurotunnel have tendered their units within the scope of the OPE (64.9% if 60% of the units have been tendered);

•           finally, if GET S.A. redeems all the NRS II in cash(7) before they are redeemed in shares and if the conditions for exercise of the Warrants are met with a maximum exercise ratio, this ownership will amount to 64.3% in the event that 100% of the unit holders of Eurotunnel have tendered their units within the scope of the OPE (62.7% if 60% of the units have been tendered).

(2)       Collectively, the unit holders of Eurotunnel who have tendered their units within the scope of the OPE will be able to subscribe for NRS for a maximum total amount of approximately €90 million.

(3)       See section 22.1.4 of the Registration Document.

(4)       All of these calculations are based on the assumption that the unit holders have retained their units or their ordinary shares and without taking into account the shares that may be obtained following redemption in shares of the NRS subscribed by the shareholders.

(5)       The draft offer document states that it is anticipated that there will be a threshold success rate of 60%. However, the bidder reserves the right to reduce the threshold within the limits set out in section 2.3.1 of the draft offer document.

(6)       Assuming redemption in cash of the NRS II through a capital increase, before first redemption of the NRS I in shares, at €0.154 per share (at a GBP/EUR exchange rate of 1.46635). This value corresponds to a value of the NRS II of 140%.

(7)       Assuming redemption in cash of the NRS II through a capital increase, before first redemption of the NRS I in shares, at €0.154 per share (at a GBP/EUR exchange rate of 1.46635). This value corresponds to a value of the NRS II of 140%.

The tables set out below summarise the possible combinations of ownership(8) in the capital of GET S.A. by unit holders of Eurotunnel who have tendered their units within the scope of the OPE depending on the selected scenario:

assuming a 100% success rate for the OPE

		NRS II fully redeemed
		In shares	In cash

Warrants	Exercised in full	21.7%	64.3%
	Not exercised	13.0%	66.7%

assuming a 60% success rate for the OPE

		NRS II fully redeemed
		In shares	In cash

Warrants	Exercised in full	18.3%	62.7%
	Not exercised	8.2%	64.9%

These scenarios are presented for illustrative purpose only. The situations in which the former unit holders remain in control of GET S.A assume that exceptional conditions have occurred in the first year: full redemption in cash of the NRS II funded by a capital increase and a significant increase in share price highlighting a strong improvement of GET S.A.’s financial outlook.

•        The unit holder has not tendered his unit within the scope of the OPE and the threshold requirement for the OPE has been met.

Upon completion of the reorganization, Eurotunnel Group UK (“EGP”) will hold a debt of €2.8 billion with respect to Eurotunnel, a portion of which will be sold by EGP to GET S.A.(9). Thus, after having fulfilled its financial obligations to the exterior creditors of the group holding the new long term loan, Eurotunnel shall dedicate the residual cash flows to the service of the inter-company debt to GET S.A. and EGP. The latter being held at 100% by GET S.A., these flows shall benefit directly and indirectly to shareholders of GET S.A. to the detriment of the unit holders of Eurotunnel that have not tendered their shares within the scope of the OPE.

GET S.A. intends to carry out a restructuring operation of some kind aimed at increasing Eurotunnel’s shareholders’ equity to an amount equal to at least half its share capital and to optimise its structure in order to set up a new tax consolidation group. It is thus considering conducting a programme for capitalisation by EGP of all or part of its debt with respect to Eurotunnel after completion of the implementation of the Plan. Inasmuch as GET S.A. has the required majority, this operation would be carried out within the scope of share capital increases reserved for EGP. The percentage of the capital of Eurotunnel held by unit holders who have not tendered their Eurotunnel units within the scope of the OPE would then range between 0% and 5%, which could have a negative impact on the liquidity of the unit. Following this significant dilution of the units, GET S.A. should be able to control the decisions made at shareholders’ meetings of Eurotunnel, in particular with regard to dividend policy.

(8)  Excluding subscription of NRS by unit holders of Eurotunnel who have tendered their units within the scope of the OPE.

(9)  According to the “NRS Relationship Agreement”. See Annex I.B.7 of the Registration Document.

•        The threshold requirement for the OPE has not been met.

The legal advisors of Eurotunnel and the Commissaires à l’Exécution du Plan have informed us that as the OPE is a substantial element of the Plan, the Paris commercial court will have no legal alternative other than to order the cancellation of the Plan, which will lead, simultaneously, to the judicial liquidation of Eurotunnel. The legal advisors of Eurotunnel and the Commissaires à l’Exécution du Plan consider that the implementation of the right of substitution, as described in paragraph 23.2.5 of the Registration Document with regard to GET S.A., does not appear to be a sufficiently precise alternative for Houlihan Lokey to be able to determine exactly what impact it could have for the shareholders. They moreover consider that judicial liquidation is the most likely outcome in the event of exercise of the right of substitution.

In response to the Joint Board’s request, we have assessed the theoretical asset situation of the unit holders in each of the above situations. Although it is technically possible to perform a valuation of GET S.A., it is not possible to put a precise value on the unit value of GET S.A. shares and the units of Eurotunnel which have not been tendered within the scope of the OPE inasmuch as this value will depend on the number of units that are exchanged.

5.        Valuation methodology

The valuation of a company is generally made using a multi-criteria approach. A distinction may be made between:

(i)                        reference values which are not strictly approaches to valuation as the value is directly obtained through mere observation (stock market price, analysts’ target share price);

(ii)                     analogical approaches which are based on comparisons made with similar companies or transactions for which multiples are identified and subsequently applied to the financial performance of the business which is being valued;

(iii)                  intrinsic approaches which involve valuing the business on the basis of its performance and the risk it incurs.

The choice of the methods to be used depends on the characteristics of the asset to be valued and on the availability of information.

We ruled out the reference to the stock market price and analysts’ target share prices for the following reasons:

(i)                        after very significant fluctuations in the share price over the last few years, quotations were suspended with regard to the Eurotunnel share on the London Stock Exchange on 2 May 2006 and on Euronext on 15 May 2006. This reference value is of little relevance as (i) it is too old to be used and (ii) it was of a highly speculative nature at the time;

(ii)                     due to the very unusual situation in which Eurotunnel found itself, most analysts stopped covering it. Only one analysis was produced on 9 January 2007 by Deutsche Bank AG. This gives a range of values without issuing any conclusion with regard to a target value or making any recommendation.

We also discarded the analogical methods (stock market comparables and comparable transactions methods) for the following reasons:

(i)                        Eurotunnel is both the manager of the infrastructure and the operator of the rail transport system. Unlike many concessions where the conditions of operation are highly regulated by the public authorities, certain of its activities are subject to competition (approximately 56% of turnover for 2006);

(ii)                     the atypical short- and medium-term financial situation of GET S.A.;

(iii)                  the remaining concession period (80 years), which is much longer than the period of concessions operated by comparable companies.

We decided to use the intrinsic method due to the specificities of GET S.A., the new ultimate parent company of Eurotunnel:

(i)                        Eurotunnel’s management has prepared the Financial Forecasts over the concession period (up to 2086). These Financial Forecasts take into account the peaks in capital expenditure required from time to time in order to maintain the fixed assets entrusted to Eurotunnel in a good state of repair;

(ii)                     at the end of the concession contract, the rights of the concession holders with regard to all the movable property and intellectual property required for the operation of the concession will be revoked by the French and British governments without any indemnity being payable;

(iii)                  due to loss carryforwards accrued over prior fiscal periods, Eurotunnel’s management considers that it will not pay taxes in France or the United Kingdom for several years. GET S.A. therefore has tax assets from which its shareholders will reap the benefits as and when such assets are used;

(iv)                 GET S.A.’s financial policy is subject to the conditions provided for in the agreement with regard to the new long-term loan;

(v)                    on completion of the implementation of the Plan, GET S.A.’s debt will amount to €4.164 billion (as compared with a previous amount of €9.073(10) billion). In light of the progressive reduction in leverage as the debt is repaid, the risk borne by the shareholders of GET S.A. and the return on investment they require will tend to decrease substantially over the period of our analysis.

In order to factor in the cash constraints of GET S.A. in particular in light of its significant financial obligations, we have used the Free Cash Flows to Equity valuation method over the entire remaining concession period (from 2007 to 2086).

This method is based on theoretically available cash flows for the shareholders of GET S.A. These cash flows have been determined on the basis of the Financial Forecasts and the plan for repayment of the senior debt as provided to us by Eurotunnel. We discounted these cash flows at a variable cost of equity depending on the financial leverage for the year of discounting. We carried out several sensitivity tests in order to analyse the impact on the value of the implicit or explicit financial parameters used in our calculations.

In addition, we compared our results to those obtained by Eurotunnel during the asset impairment tests on financial statements as of 31 December 2005 (based on value in use pursuant to IAS 36). Within the scope of these tests which have been reviewed by the auditors, Eurotunnel used the Adjusted Present Value method.(11) This consists in valuing separately the operating assets and the tax shield related to the financial structure. The value of the operating assets was obtained by discounting available cash flows at the unlevered cost of equity and that of the tax shield through discounting the tax shield resulting from the deductibility of the interest expense and the loss carryforwards over the period at the same rate.

In the event of success of the OPE, the unit holders of Eurotunnel who have failed to tender their units within the scope of the OPE will be affected by (i) the extremely high level of dilution of their ownership in the capital of Eurotunnel following capitalisation of the debt held by EGP (through a capital increase by way of conversion of debt), which could be decided by the shareholders’ meeting and which would have an impact on the potential dividends that may be distributable, (ii) the channelling of a significant portion of the cash flows of Eurotunnel through to GET S.A. in the form of interest and principal payments to be made by the debtors belonging to the Eurotunnel group to EGP (iii) the prospects of very low liquidity, and (iv) the increased volatility that will result. Accordingly, it appears to us to be difficult to calculate the value of the units of Eurotunnel following the OPE.

Naturally, a valuation is a theoretical exercise and its results depend on the assumptions and methods used. This report does not in any way prejudge the prices or volumes at which the GET S.A. shares and Eurotunnel units could be exchanged after completion of the OPE. The price of the GET S.A. shares and Eurotunnel units, once they are listed, will depend on a very large number of factors only some of which have been taken into account within the scope of our work. A share price is in fact determined as much on the basis of investor expectations with regard to

(10)                        Principal amount outstanding at 30 September 2006 as set out in the Plan.

(11)                        See section 10.3.4. a) of the Registration Document.

return on investment and future risks for the business (which may differ from those used in this study) as on the impact that potentially irrational behaviour by market players may have on the share price.

Finally, in the event that the threshold requirement for the OPE is not satisfied, only a liquidation value approach can conceivably be used.

6.        Valuation assumptions

6.1.     Features of the Financial Forecasts

We used the Financial Forecasts prepared by Eurotunnel’s management. They were drawn up in October 2004 and updated in June 2005. They were prepared in pounds sterling and covers the period from 2005 to 2086. They consist of two parts: the first part (“Management Case”) covering the period 2005-2009 and the second part (“Long term extrapolations”) covering the period 2010-2086.

We verified the financial consistency of this Financial Forecasts, in particular by modelling the detail of the projected balance sheets and cash flow statements.

Based on this modelling, we informed Eurotunnel’s management of our observations. It agreed to certain restatements which we considered necessary to make in order to obtain a more precise estimate of the cash flows theoretically available to the shareholder, in the light of the underlying operating assumptions and the financial constraints resulting from GET S.A.’s indebtedness.

In general, Eurotunnel’s management considers that the assumptions used are realistic in terms of market growth, change in market share and the prices charged by Eurotunnel. Furthermore, it should be stressed that:

•           firstly, the forecasts are extremely detailed and well-documented and have been subject to many different reviews by Eurotunnel’s debt holders. Throughout the period of negotiation of the Plan, informed financial participants have had the possibility to provide Eurotunnel with their comments;

•           secondly, income for 2005 and 2006 is higher than the estimates in the Management Case, with EBITDA that is respectively 7.5% and 12% higher than the original estimates. Moreover, the latest estimates for 2007 not included in the Financial Forecasts have been revised upwards by Eurotunnel’s management.(12)

6.2.     Determination of the discount rate

We calculated the cost of equity of GET S.A. in accordance with the Capital Asset Pricing Model. This model consists in determining the rate of return required by investors (in this case, the shareholders of GET S.A.) by applying the risk-free rate plus a market premium that depends on the sensitivity of the rate of return on the asset to the market rate of return.

To this effect, we used the following parameters:

•           a risk-free rate of 4.27% corresponding to the average of the rates of yield on OAT (French government bonds) over 30 years (4.21%) and on British gilts over a period of 30 years (4.33%);

•             a prospective market risk premium of 5.0%, determined on the basis of the various studies carried out on the subject, it being specified that these studies generally point to premiums of between 3% and 7%;

•             a risk coefficient (forecast asset beta) amounting to 0.7. It was selected taking into consideration the two activities of Eurotunnel and was compared to the beta for infrastructure management companies (source: MSCI Barra). To obtain the equity beta, this coefficient was adjusted each year to take into account the market leverage for the year (debt/equity ratio).

The cost of equity was calculated on an annual basis by adopting a recursive process consisting in valuing equity for the last year of the Financial Forecasts and calculating backwards progressively to 2007. This cost thus varies from 11.73% in 2007 to 7.77% from 2048 onwards. In order to obtain an equity value equivalent to that presented in the

(12)        See Chapter 13 of the Registration Document on recent performance and future outlook.

following paragraph, it would have been necessary to apply a constant cost of equity of 9.78% corresponding to an assumption of an average beta of 1.1 and financial leverage of 84.6%

7.        Results of the analysis

7.1.     In the event of success of the OPE

7.1.1.  Value of GET S.A.

Based on the discounted cash flows determined above, the theoretical equity value for GET S.A. ranges from €2.2 billion to €2.8 billion.(13)

This value benefits both the unit holders of Eurotunnel who have tendered their units within the scope of the OPE and the holders of NRS. Under these conditions, even if the unit holders of Eurotunnel who have tendered their units within the scope of the OPE initially hold 100% of GET S.A. from a legal standpoint, the price of the GET S.A. share will reflect the percentage of equity effectively attributable to them in light of the effects in terms of value of the dilution and accretion anticipated by the market.

Please note that this percentage amounts to 13.0% for a 100% success rate and 8.2% for a 60% success rate of the OPE. By applying the mid-range value, the minimum value (excluding the accretion effect) attributable to the unit holders of Eurotunnel who have tendered their units within the scope of the OPE therefore amounts to approximately €320 million for a success rate of 100% and to approximately €200 million for a success rate of 60%.

This range of values obtained on the basis of the assumptions used in the Financial Forecasts, may be considered as conservative in light of the following five factors:

(i)                        Eurotunnel considers that there are a certain number of potential improvements which were not factored into the Financial Forecasts and could lead to an increase in the enterprise value. It should be noted in this regard that:

a.                         the DARE (Deliver Action to Revitalise Eurotunnel) plan, which provides the underlying figures for part of the Financial Forecasts, has already made it possible to obtain results for 2005 and 2006 in terms of optimising capacity (by finding the right match between sales policy, pricing policy and managing the volume of activity). Its actual effects may therefore prove to exceed expectations;

b.                        certain Eurotunnel projects have not been factored into the Financial Forecasts. For example, the cash flows generated by the Europorte II project are not included in the Financial Forecasts;

c.                         the improvements to technology resulting from future capital expenditure could lead to an increase in the theoretical capacity of the tunnel.(14)

(ii)                     Some of the risk assumptions used in the analysis may be considered as conservative. In this regard, instead of discounting available cash flows at a risk-adjusted rate, it would have been possible to apply a deduction with regard to each of these cash flows in order to remove the risk (or convert them into “certainty-equivalent flows”) and then to discount them at a risk-free rate. The results we obtained using a risk-adjusted rate decreasing from 11.73% in 2007 to 7.77% starting in 2048 factor in an implicit risk deduction of 73.6% with regard to each of the cash flows before discounting them at a risk-free rate of 4.27%. A deduction on this scale can be analysed in light of the following two factors which could contribute to decreasing the operating risk in the event that Eurotunnel’s strategy is a success:

a.                         Eurotunnel’s cost structure mainly consists of fixed costs (operating and maintenance costs in respect of the structure). By optimising the tunnel’s capacity, it would therefore be possible to significantly increase the operating margins and therefore the return on capital employed;

(13)        Applying the GBP/EUR exchange rate of 1.46635 used in the Plan.

(14)        See section 7.3.1 a) of the Registration Document.

b.                        the dynamic policy for balancing supply and demand and the efforts made to reposition Eurotunnel at the high-end of the cross-channel transport offering should enable it to foster loyalty among an increasing number of clients.

(iii)                  The possibility for Eurotunnel to redeem the NRS II in cash makes it possible to limit the dilution for the unit holders of Eurotunnel. Thus, we have analysed the possibilities for GET S.A. of putting this mechanism in place, on the basis of the assumption of use only of the available cash flows for the shareholder as they result from the Financial Forecasts for the period 2007-2009. These cash flows would theoretically make it possible to redeem approximately 10% of the NRS II in cash in 2009. The ownership of the unit holders who have tendered their units would then amount to 13.9% of the capital of GET S.A. for a 100% success rate of the OPE (or 8.8% for a 60% success rate of the OPE).

However, at the end of 2009, on the basis of the Financial Forecasts and the cost of equity applied, the value per GET S.A. share would represent approximately 141.5% of the nominal unit amount of the NRS II. In light of the conditions for redemption specified in the draft Securities Note which provide that the redemption of the NRS II in cash will be made at 140% of their nominal amount, the decision to redeem them would have a marginal impact on the shareholder value, regardless of the financing means used for this redemption.

If the use of this possibility may therefore have a positive impact in terms of the ownership of GET S.A. by the unit holders of Eurotunnel who have tendered their units within the scope of the OPE, it would not necessarily lead to an increase in their shareholder value. The financial attractiveness of a decision to redeem the NRS II will depend on the behaviour of the GET S.A. share price. It will only be positive in terms of value for the shareholders if the share price substantially exceeds € 0.154(15) and if this price reflects material improvements in the prospects of GET S.A.

(iv)                 Allocation of the Warrants offers the shareholders of GET S.A. the possibility to increase their stake in the capital of GET S.A. However, the exercise of the Warrants would only be attractive for the shareholders in terms of value if, at the time of their exercise, the percentage of capital they hold in GET S.A. were to be lower than 55% after redemption of the NRS in shares. In this regard, the unit holders of Eurotunnel who have tendered their units within the scope of the OPE will be allocated 55% of the Warrants as compared with 45% for the holders of notes issued by Eurotunnel. It should be noted that the conditions for exercise of the Warrants(16) will depend on the improvement in the performance of GET S.A. and the sommes forfaitaires that will be allocated to such company. In this regard, the compensation that will be received by Eurotunnel in respect of the harm suffered at the time of the events that occurred in the centre in Sangatte and the €1.7 million subsidy received for the renewal of the Coquelles Euroscan(17) are part of the sommes forfaitaires(18) included in the calculation of the number of shares that may be subscribed upon the exercise of the Warrants. Under these conditions, it is already possible to state that the Warrants will be exercised even if the exchange ratio that will be applied can not be estimated.

(v)                    The value in use resulting from the asset impairment tests carried out by Eurotunnel and presented to its auditors brings out an equity value of approximately €3.3 billion.(19) These tests have been carried out on the basis of the Financial Forecasts. The difference between the valuation performed by Eurotunnel and the results of our analysis mainly comes from the discount rates used. Eurotunnel retained an unlevered cost equity of 7.10%,(20) which is lower than ours (7.77%). It was calculated out of an unlevered beta of 0.55 based on the betas of toll roads and airport companies,(21) a risk free rate of 4.5% computed as the average of French and UK 30-year rate (OAT and Gilts) at the end of 2006 over the last five years and a market premium of 4.75% estimated at the beginning of 2007.

(15)	Corresponding to 140% of the implicit value of the GET S.A. share resulting from the nominal amount of the NRS.

(16)

The terms and conditions of the Warrant exercise are described in appendix 6 of the Plan and paragraph 3.1.5 of the draft Securities Note (in view of the issuance by GET S.A. of the Warrants and their listing on the Eurolist by Euronext Paris S.A.).

(17)	Euroscan is an X-ray machine used by French customs during trucks inspection in order to detect any dangerous merchandise or illicit material for instance.

(18)	Sommes forfaitaires to be paid to Eurotunnel between 23 May 2006 and 30 June 2008.

(19)	Based on a net debt of €4.2 billion.

(20)	See section 10.3.4 a) of the Registration Document for additional information on the discounting parameters.

(21)	Source: Bloomberg data (beginning of 2007).

7.1.2.     Value of Eurotunnel

At the close of implementation of the Plan, the enterprise value of Eurotunnel will be substantially equivalent to that of GET S.A., but the amount of the net debt to be borne by each of them and therefore the market equity value will be substantially different:

(i)                        the net financial debt of Eurotunnel will amount to approximately €7 billion after the OPE and the share capital increase through the capitalization of debt (€4.2 billion owed to the debt holders in respect of the new long-term loan and €2.8 billion owed to EGP and GET S.A.);

(ii)                     GET S.A.’s consolidated net debt will only amount to €4.2 billion.

Furthermore, it should be noted that:

(i)                        as stated in section 4, the percentage of capital held by unit holders who do not tender their units within the scope of the OPE could amount to between 0% and 5% of the share capital of Eurotunnel following the share capital increase via the capitalisation of part of the debt held by EGP;

(ii)                     GET S.A. will be in a position to control all the financial decisions of Eurotunnel. A significant portion of the operating cash flows generated by Eurotunnel will no longer benefit its unit holders, but the shareholders of GET S.A. instead: a substantial portion of these cash flows will be channelled through to EGP in the form of interest expense and repayments of the principal of the debt that is not incorporated into Eurotunnel’s capital. The structure envisaged by the Plan therefore results in the transfer of most of Eurotunnel’s shareholder value to GET S.A.;

(iii)                  after completion of this share capital increase, the liquidity of the Eurotunnel units could be reduced and they could become more volatile;

(iv)                 unit holders who have not tendered their units within the scope of the OPE will not be entitled to receive the accretive instruments distributed to the shareholders of GET S.A.

Under these conditions, the price of a unit which has not been tendered within the scope of the OPE is likely to be substantially lower than that of a GET S.A. share(22) even if it is difficult to determine its exact price.

7.2.     In the event of failure of the OPE

As stated above, the legal advisors of Eurotunnel and the Commissaires à l’Exécution du Plan consider that if the OPE fails, this would lead to judicial liquidation of Eurotunnel. The best approach to valuation consists in calculating the net asset value. For illustrative purposes, a comparison between the size of the financial debts due prior to restructuring (€ 9 billion) and the enterprise value that we have obtained for GET S.A. (between €6.4 billion and €6.9 billion) leads to an assumption that the liquidating dividend paid to the holders of units of Eurotunnel is likely to be zero.(23) In the event of failure of the OPE, the value of Eurotunnel’s equity would therefore come out at zero.

Done in Paris,

On 22 March 2007

Jean-Florent Rérolle
Managing Director

(22)	For an exchange ratio of one GET S.A. share for one unit tendered.

(23)

For information purpose, the commissaires priseurs who proceeded to an inventory of the moveable property of France Manche S.A. and The Channel Tunnel Group, Ltd., the concession holders and the borrowers with regard to the existing debt (see the organisation chart set out in Chapter 8 of the Registration Document) concluded on a value of €1.3 billion.

Appendix

List of documents reviewed

Title of document/Topic	Source	Date

Financials & Financial Forecasts
FY04 annual reports	Public	31 December 2004
FY05 and FY06 combined annual accounts	Eurotunnel	7 March 2007
Audit Committee report	Eurotunnel	2 February 2007
Comparison of FY05 and FY06 budgets vs. actuals	Eurotunnel	January 2007
Presentation of FY07 budget	Eurotunnel	28 November 2006
Preliminary consolidated FY06 proforma accounts for Groupe Eurotunnel SA	Eurotunnel	24 February 2007
“Management Case” - Financial Forecasts	Eurotunnel	June 2005
Electronic version of the Financial Forecasts	Eurotunnel	February 2007
Business operations and shareholders
Analysis of the cost structure	Eurotunnel	June 2005
Bank syndicate	Eurotunnel	31 December 2006
Holders per instrument	Eurotunnel	30 December 2005
Capital structure as of March 2006	Eurotunnel	March 2006
Eurotunnel Unit holder Summary Breakdown	Eurotunnel	March 2006
Presentation to Fitch Jan-2007	Eurotunnel	January 2007
Extract from the Journal Officiel regarding the extension of the Concession	Eurotunnel	13 July 1999
Selected extracts of the amended Concession Agreement	Eurotunnel	February 1998
Market and competition
Market analysis and competition overview five-year plan 2007-2011	MDS (received form Eurotunnel)	N.A.
Consultant’s report IB/Overview of Eurotunnel’s three-year strategic plan (2006-2008) and of its investment plan (2006-2010)	Steer Davies Gleave (received from Eurotunnel)	22 December 2005

Title of document/Topic	Source	Date

Legal documentation relative to the Plan
Judgments of the Paris commercial court	Paris Commercial Court	15 January 2007
Preliminary credit agreement	Clifford Chance (received from Eurotunnel)	20 February 2007
Registration document for Groupe Eurotunnel SA and Eurotunnel Group UK Plc	Freshfields Bruckhaus Deringer	21 March 2007
Draft offer document of Group Eurotunnel SA,	Freshfields	22 March 2007
Eurotunnel SA and Eurotunnel Plc regarding the OPE	Bruckhaus Deringer
initiated by Groupe Eurotunnel SA

Draft Securities Note regarding the issue of obligations remboursables en actions nouvelles ordinaires (NRS) and of bons de souscriptions d’actions nouvelles ordinaires (Warrants) by Groupe Eurotunnel SA

	Freshfields Bruckhaus Deringer	20 February 2007
Inventory carried out between August and October 2006	SCP Boscher-Flobert & SCP Kapandji-Morhange	October 2006
Preliminary Restructuring Agreement	Goldman Sachs, Barclays (received from Eurotunnel)	May 2006
Presentations to the Joint Board
Materials on Proposed Debt Structure for Eurotunnel	Eurotunnel	October 2006
Preliminary presentation to the Board of Directors of proposals put forward by Citigroup and Deutsche Bank	Eurotunnel	22 June 2006
Analysis of binding financing offers received by Eurotunnel	Eurotunnel	December 2006
Eurotunnel meeting with representatives of the Bondholder Committee	Close Brothers (received from Eurotunnel)	19 June 2006
Eurotunnel Discussion Materials	Citigroup (received from Eurotunnel)	June 2006
Other
Analysts’ reports	Deutsche Bank (Public)	9 January 2007 and 17 January 2007

CHAPTER 5   MEETINGS OF THE BOARDS OF DIRECTORS

5.1      Recommendation of the board of directors of GET SA

The board of directors GET SA met on 20 March 2007 under the chairmanship of M. Jacques Gounon, and unanimously approved the filing of the Offer with the AMF.

It also resolved to convene a general meeting of the shareholders of GET SA to approve, in particular, the issue of GET SA Ordinary Shares and Warrants to Unitholders under the terms of the Offer as more particularly described in paragraph 2.3.2 of Chapter 2 of this document.

All of the board members were present or represented.

5.2      Recommendation of the Joint Board

The Joint Board met on 20 March 2007 to consider its preliminary recommendation in relation to the Offer and on 3 April 2007 to consider the terms of the Offer and its recommendation of the Offer, in accordance with the provision of article 231-19 of the AMF General Regulations. All the board members were present or represented.

On 20 March 2007, the Joint Board agreed unanimously as follows:

“The Joint Board noted in particular the fact that the Offer is one of the elements of the Reorganisation, as provided for in the Safeguard Plan, the purpose of which is substantially to reduce the amount of Eurotunnel’s Current Debt in order to enable Eurotunnel to continue its business, ensure the stability of the group and its future development and maintain the existing levels of employment within Eurotunnel.

If the Reorganisation is not completed, it is not certain that Eurotunnel could continue as a going concern. In particular, Eurotunnel believes that it would not be able to meet its payment obligations with respect to the Current Debt. Eurotunnel has been subject to laws and regulations in France relating to the protection of business in financial difficulties, and accordingly failure of the Reorganisation would be very likely to result in the exercise of the “right of substitution” contained in the Concession Agreement (which is described in chapter 23 of the Registration Document) or the insolvent liquidation of the Eurotunnel companies. The Eurotunnel Directors believe that there would be no prospect of Unitholders receiving any distribution in either of these situations.

The successful implementation of the Reorganisation depends on a number of factors, some of which are not under the control of Eurotunnel, one of which is the result of the Offer. The success of the Offer (as part of the successful implementation of the Safeguard Plan) is therefore in the interests of Eurotunnel and its various stakeholders, including Unitholders, employees, suppliers and customers.

At its meeting held on 3 April 2007, the Joint Board considered the terms of the Offer and decided to complete its recommendation as follows:

“Having regard to the background to the Reorganisation, as well as its dilutive effects on Unitholders (as set out in paragraph 22.1.2 of the Registration Document), the consequences of failure of the Offer and the difficult circumstances faced by Eurotunnel, the Eurotunnel Directors unanimously support the Reorganisation and recommend that Unitholders accept the Offer. Unitholders are reminded that if the Offer is successful and the Recapitalisation Transactions of ESA and EPLC are implemented as proposed, Unitholders who have not tendered their Units to the Offer will have a very small minority position in ESA and EPLC and it is likely that the market for the Units will no longer be liquid.

The Eurotunnel Directors, who have been so advised by Lehman Brothers (Europe) Limited, unanimously consider the Reorganisation to be in the best interests of Eurotunnel. In providing advice to the Eurotunnel Directors, Lehman Brothers (Europe) Limited has taken into account the commercial assessment of the Eurotunnel Directors.

The Eurotunnel Directors also specified that they unanimously intend to accept the Offer in respect of their own beneficial holdings (excluding a small number of Units required to be held by directors under French law).”

CHAPTER 6   FURTHER TERMS AND CONDITIONS RELATING TO THE OFFER

PART A

COMMON TERMS

The following further terms and conditions apply to the Offer, unless the contrary is expressed or the context requires otherwise

1.       Definitions

Unless the context requires otherwise, any reference in this Chapter 6:

(a)                     to the “acceptance condition” means the condition set out in paragraph 2.3.1 of Chapter 2 of this document;

(b)                    to the “Offer being declared successful” means the AMF having published an announcement declaring the Offer successful, and references to the Offer being successful, being declared unsuccessful or being unsuccessful shall be construed accordingly;

(c)                     to “acceptances of the Offer” includes deemed acceptances of the Offer.

2.       Acceptance Period and Offer Timetable

(a)                     The Offer will initially be open for acceptance for a period of 25 trading days (or such longer period as may be determined by the AMF) from the Offer Opening Date until 4.30 p.m. (London time) (5.30 p.m. (Paris time)) on the Offer Closing Date. Each of the Offer Opening Date, the Offer Closing Date, the Offer Results Date and the Settlement Date will be published by the AMF. In each case, GET SA will make an announcement of the relevant date or dates to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day following the publication of the relevant date or dates by the AMF. An announcement will also be published in the Belgian financial press. Any changes to the Offer Opening Date, the Offer Closing Date, the Offer Results Date and/or the Settlement Date as may be determined by the AMF will be published by way of an advertisement by the AMF and announced by GET SA to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day following the publication of the revised date by the AMF. An announcement will also be published in the Belgian financial press.

(b)                    If the Offer is declared successful after the Initial Acceptance Period, it will re-open for acceptance for an additional period to be determined by the AMF of not less than 10 trading days (the Additional Acceptance Period). The Additional Acceptance Period Opening Date and the Additional Acceptance Period Closing Date will be published by the AMF and announced by GET SA to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day following the publication of such dates by the AMF. An announcement will also be published in the Belgian financial press.

(c)                     For the purpose of determining whether the acceptance condition has been satisfied, only those Units which have been unconditionally allotted or issued on or before the Offer Closing Date shall be taken into account.

3.       Offer Results

The AMF will publish the results of the Offer and declare the Offer successful or (as the case may be) unsuccessful on the Offer Results Date. GET SA will make an appropriate announcement of the results of the Offer (announcing the same information as is published by the AMF) to a UK Regulatory Information Service as soon as practicable and in any event no later than 12 noon (London time) on the business day following the publication of the results of the Offer by the AMF. An announcement will also be published in the Belgian financial press.

4.       Rights of Withdrawal

An accepting Unitholder may withdraw his acceptance, in the case of acceptances made during the Initial Offer Period, at any time during such period but before 4.30 p.m. (London time) (5.30 p.m. (Paris time)) on the Offer Closing Date and, in the case of acceptances made during the Additional Acceptance Period, at any time during such period but before 4.30 p.m. (London time) (5.30 p.m. (Paris time)) on the Additional Acceptance Period Closing Date, in each case in one of the following ways:

(a)                     in the case of Pure Registered Unitholders, Administered Registered Unitholders and Euroclear Bearer Unitholders (who have accepted the Offer using the usual French offer acceptance procedures), in the manner described in paragraph 2 of Part B of Chapter 6;

(b)                    in the case of Certificated Registered Unitholders and CREST Unitholders who have accepted the Offer, in the manner described in paragraph 2 of Part D of Chapter 6; and

(c)                     in the case of Direct Bearer Unitholders who have accepted the Offer, in the manner described in paragraph 2 of Part C of Chapter 6.

5.       General

(a)                     Settlement of the consideration to which any Unitholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which GET SA may otherwise be, or claim to be, entitled as against such Unitholder and will be effected as described in paragraph 3 of Part B, paragraph 3 of Part C and paragraph 3 of Part D of this Chapter 6 of this document (as appropriate).

(b)                    If the Offer Closing Date or Additional Acceptance Period Closing Date are changed by the AMF, any reference in this document to the Offer Closing Date or the Additional Acceptance Period Closing Date (as the case may be) shall be deemed to refer to the Offer Closing Date or Additional Acceptance Period Closing Date (as the case may be) as so changed by the AMF.

(c)                      (i)       The Offer, all acceptances of it and elections pursuant to it, all contracts made pursuant to the Offer and the relationship between a Unitholder and GET SA or Computershare Investor Services PLC shall be governed by and interpreted in accordance with the laws of France.

(ii)                    Acceptance of the Offer by or on behalf of a Unitholder in accordance with the procedures set out in this document will constitute the Unitholder’s agreement that the Courts of France are to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer or otherwise arising in connection with the Offer, and for such purposes that the Unitholder irrevocably submits to the jurisdiction of the French Courts.

6.       Overseas Unitholders

(a)                     The making of the Offer in, or to persons resident in, or to nationals or citizens of, jurisdictions outside France, the United Kingdom or Belgium or to nominees of, or custodians or trustees for, citizens or nationals of other countries (“Overseas Unitholders”) may be affected by the laws of the relevant jurisdictions. Overseas Unitholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Unitholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such Overseas Unitholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and GET SA, ESA and EPLC (and any person acting on behalf of any of them) shall be fully indemnified and held harmless by such Unitholder for any such issue, transfer or other taxes or duties as GET SA, ESA or EPLC (or any person acting on behalf of any of them) may be required to pay.

If you are an Overseas Unitholder and you are in doubt about your position, you should consult your own independent professional adviser in the relevant jurisdiction.

(b)                    In particular the Offer is not being made in or into and is not capable of acceptance in or from Italy, Canada or Japan. Accordingly, copies of this document, the Form of Acceptance and any related offering documents (including the Registration Document and the Securities Note) are not being, and must not be, mailed or otherwise distributed or sent in or into Italy, Canada or Japan.

Persons receiving such documents (including without limitation, custodians, trustees and nominees) must not mail, forward, or distribute or send them, directly or indirectly, in, into or from Italy, Canada or Japan or use Italian, Canadian or Japanese mails or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer must not use such mails or any such means or instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer.

(c)                     The availability of the GET SA Ordinary Shares, the Warrants and the CDIs to be issued pursuant to the Offer to Overseas Unitholders may be affected by the laws of the relevant overseas jurisdiction. Overseas Unitholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Unitholder acquiring GET SA Ordinary Shares, Warrants or CDIs to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the acquiring of GET SA Ordinary Shares, Warrants or CDIs including the obtaining of any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction.

(d)                    The relevant clearances for the GET SA Ordinary Shares, Warrants or CDIs to be issued in connection with the Offer have not been obtained from the securities commission of any province or territory of Canada; no prospectus has been, or will be, lodged with, or registered by, the Japanese Ministry of Finance; and neither the GET SA Ordinary Shares, the Warrants, nor the CDIs have been registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of Italy, Canada or Japan. Accordingly, neither the GET SA Ordinary Shares, the Warrants, nor the CDIs may be offered, sold or delivered, directly or indirectly, in or into (unless an exemption under relevant securities laws applies) Italy, Canada or Japan or any other jurisdiction outside France, the United Kingdom or Belgium if to do so would constitute a violation of relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of, a person located in Italy, Canada or Japan.

(e)                     The Offer will be made in the United States pursuant to an exemption from the US tender offer rules provided by Rule 14d-1(c) under the US Exchange Act. The GET SA Ordinary Shares, the Warrants and the CDIs to be issued in connection with the Offer will not be, and are not required to be, registered with the US Securities and Exchange Commission under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder.

The Offer will be for the securities of French and UK companies and is subject to French and UK disclosure requirements, which are different from those of the United States. The financial information included in this document and the Prospectus has been prepared in accordance with accounting standards applicable in France and in the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to applicable US tender offer rules and otherwise in accordance with the requirements of the AMF General Regulations and the Takeover Code (subject as referred to in this document). Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law.

It may be difficult for US holders of Units to enforce their rights and any claim arising out of the US federal securities laws, since GET SA, ESA and EPLC are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions. US holders of Units may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder with respect to the GET SA Ordinary Shares, the Warrants and the CDIs to be issued in connection with the Offer, GET SA will submit to the US Securities and Exchange Commission any informational document it distributes to holders of Units related to the Offer.

GET SA Ordinary Shares, Warrants and CDIs issued to a Unitholder who is neither an affiliate, for the purposes of the US Securities Act, of GET SA, ESA or EPLC prior to the Settlement Date, nor an affiliate of GET SA after the Settlement Date, would not be “restricted securities” under the US Securities Act and such GET SA Ordinary Shares, Warrants and CDIs may be sold by such person in ordinary secondary market transactions without restriction under the US Securities Act.

Persons who are affiliates of GET SA, ESA or EPLC prior to the Settlement Date or an affiliate of GET SA after the Settlement Date will be subject to timing, manner of sale and volume restrictions on the sale of GET SA Ordinary Shares, Warrants and CDIs received in connection with the Offer under Rule 145(d) under the US Securities Act. Persons who may be deemed to be affiliates of GET SA include individuals who, or entities that, control directly or indirectly, or are controlled by or are under common control with, GET SA and may include certain officers and directors of GET SA and principal shareholders (such as a holder of more than 10 per cent. of the outstanding capital stock of GET SA. Unitholders who are affiliates, in addition to reselling their GET SA Ordinary Shares, Warrants and CDIs in the manner permitted by Rule 145(d) under the US Securities Act, may also sell their GET SA Ordinary Shares, Warrants and CDIs under any other available exemption under the US Securities Act, including Regulation S under the US Securities Act. Unitholders who believe they may be affiliates for the purposes of the US Securities Act should consult their own legal advisers prior to any sale of GET SA Ordinary Shares, Warrants or CDIs received pursuant to the Offer.

(f)                       These provisions and any other terms of the Offer relating to Overseas Unitholders holding CREST Units or Certificated Registered Units may be waived, varied or modified as regards specific Unitholders or on a general basis by GET SA in its absolute discretion. In particular, GET SA reserves the right to make the Offer in, or to persons resident in, Italy, Canada and/or Japan if it is able to do so in accordance with the relevant securities laws.

PART B

TERMS RELATING TO PURE REGISTERED UNITHOLDERS, ADMINISTERED REGISTERED

UNITHOLDERS AND EUROCLEAR BEARER UNITHOLDERS WHO ACCEPT THE OFFER USING THE

USUAL FRENCH OFFER ACCEPTANCE PROCEDURES

If you are in any doubt as to the procedure for acceptance, please call 0800 00 10 12 from France, 0800 90 301 from Belgium and +33 800 00 10 12 from other countries.

1.                         Acceptance Procedure

1.1                  Pure Registered Unitholders

Pure Registered Unitholders who want to tender their Units to the Offer must first convert such Units so that they become Administered Registered Units or Euroclear Bearer Units.

1.2                  Euroclear Bearer Unitholders and Administered Registered Unitholders

Euroclear Bearer Unitholders and Administered Registered Unitholders who want to tender their Units to the Offer must deliver an instruction to do so to their financial intermediary, in the form agreed with such financial intermediary, by no later than 5.30 p.m. (Paris time) on the Offer Closing Date.

2.                         Withdrawal Rights

An accepting Euroclear Bearer Unitholder or Administered Registered Unitholder may withdraw his acceptance, in the case of acceptances tendered during the Initial Offer Period, at any time during such period but before 4.30 p.m. (London time) (5.30 p.m. (Paris time)) on the Offer Closing Date and, in the case of acceptances tendered during the Additional Acceptance Period, at any time during such period but before 4.30 p.m. (London time) (5.30 p.m. (Paris time)) on the Additional Acceptance Period Closing Date, in each case by giving an irrevocable instruction to this effect to the Unitholder’s financial intermediary.

3.                         Settlement

Subject to the Offer being declared successful, settlement of the consideration to which any Euroclear Bearer Unitholders and Administered Registered Unitholders are entitled will occur through Euronext.

4.                         Withdrawal or lapse of the Offer

If the Offer is unsuccessful or otherwise lapses or is withdrawn, Units tendered to the Offer by Euroclear Bearer Unitholders and Administered Registered Unitholders will be recredited to the original balances of the Unitholders concerned, normally within two trading days following the publication of the results of the Offer by the AMF or the date on which the Offer otherwise lapses or is withdrawn.

5.                         Competing Offer

In the event of a competing offer for ESA and EPLC being approved by the AMF, GET SA shall have the right to withdraw its Offer at any time within the 5 trading days following the publication by the AMF of the timetable for the competing offer. In the case of Euroclear Bearer Units and Administered Registered Units, instructions by Unitholders to financial intermediaries to tender their Units to the Offer shall automatically lapse upon a competing offer opening for acceptances. If the Offer is not withdrawn as referred to above, holders of such Units wishing to continue to accept the Offer will have to re-submit their instructions to accept the Offer in accordance with the relevant provisions of this document relating to acceptance of the Offer.

6.                         Financial intermediaries’ commission

Acceptance of the Offer in respect of Administered Registered Units and Euroclear Bearer Units will not result, normally, in any transaction costs for the Accepting Unitholders.

Financial intermediaries will receive from GET SA a commission equal to 0.12 euro cent (ex VAT) per Unit tendered, subject to a minimum of 8 euros per file representing at least 1,000 Units and a maximum of 50 euros per file.

No commission will be paid should the Offer lapse or be withdrawn, whatever the reason for such withdrawal or failure.

PART C

TERMS RELATING TO DIRECT BEARER UNITHOLDERS WHO ACCEPT THE OFFER

The procedure described below applies to all Direct Bearer Unitholders regardless of their country of residence. Direct Bearer Units are most commonly held in Belgium.

If you are in any doubt as to the procedure for acceptance and in particular with respect to Direct Bearer Units, please call 0800 90 301 from Belgium and +32 800 90 301 from other countries.

1.                          Acceptance Procedure

Direct Bearer Unitholders who want to accept the Offer must deliver to any branch of Fortis Bank SA/NV or any other financial institution in Belgium the relevant Direct Bearer Unit(s), together with the relevant information regarding the securities account to which they request the GET SA Ordinary Shares and Warrants to be issued as consideration under the Offer to be credited, as soon as possible and in any event by no later than 5.30 p.m. (Paris time) on the Offer Closing Date.

2.                          Withdrawal Rights

An accepting Direct Bearer Unitholder may withdraw his acceptance, in the case of acceptances tendered during the Initial Offer Period, at any time during such period but before 5.30 p.m. (Paris time) on the Offer Closing Date and, in the case of acceptances tendered during the Additional Acceptance Period, at any time during such period but before 5.30 p.m. (Paris time) on the Additional Acceptance Period Closing Date, by giving an irrevocable instruction to this effect to the financial institutions to which it delivered its Direct Bearer Units in accordance with paragraph 1 above, requesting redelivery of the same amount of Direct Bearer Units to the Unitholder concerned.

3.                          Settlement

Subject to the Offer being declared successful, settlement of the consideration to which any Direct Bearer Unitholder is entitled will occur through Euronext.

4.                          Withdrawal or lapse of the Offer

If the Offer is unsuccessful or otherwise lapses or is withdrawn, the Direct Bearer Units tendered to the Offer will be made available to the relevant Unitholders at Fortis Bank SA/NV, Montagne, 3, 1000 Brussels, normally within two trading days following the publication of the results of the Offer.

5.                          Competing Offer

In the event of a competing offer for ESA and EPLC being approved by the AMF, GET SA shall have the right to withdraw its Offer at any time within the 5 trading days following the publication by the AMF of the timetable for the competing offer. In such a case, paragraph 4 above will apply. If the Offer is not withdrawn as referred to above, any accepting Direct Bearer Unitholder may however withdraw his acceptance pursuant to paragraph 2 above.

PART D

TERMS RELATING TO CERTIFICATED REGISTERED UNITHOLDERS

AND CREST UNITHOLDERS

If you are in any doubt as to the procedure for acceptance, please call 0808 234 4054 from the United Kingdom or +44 808 234 4054 from overseas or contact Computershare Investor Services PLC by telephone on 0870 703 0039 from the United Kingdom, or +44 870 703 0039 from overseas, or write to them at PO Box 859, The Pavilions, Bridgwater Road, Bristol, BS99 1XZ. CREST Unitholders are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

1.                   Acceptance

This section should be read in conjunction with Part A of Chapter 6 of this document and, in respect of Certificated Registered Units, the notes on the accompanying Form of Acceptance.

Holders of Certificated Registered Units (i.e. not in CREST) may only accept the Offer in respect of such Units by completing and returning the enclosed Form of Acceptance in accordance with the procedure set out in paragraph 1.1 below. Holders of Certificated Registered Units, but under different designations, should complete a separate Form of Acceptance for each designation. Additional Forms of Acceptance are available from Computershare Investor Services PLC.

Holders of CREST Units (i.e. in CREST) may only accept the Offer in respect of such Units by a TTE Instruction in accordance with the procedure set out in paragraph 1.2 below. If CREST Units are held under different member account IDs, you should send a separate TTE Instruction for each member account ID.

1.1            Certificated Registered Units (i.e. Units represented by Unit certificates)

(a)                     Completion of the Form of Acceptance

To accept the Offer in respect of Certificated Registered Units, you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer. You should complete a separate Form of Acceptance for Certificated Registered Units held under different designations.

Additional Forms of Acceptance are available from Computershare Investor Services PLC at the address set out above. The instructions for completing a Form of Acceptance below apply, where relevant, to each separate Form of Acceptance to be completed by you.

To accept the Offer in respect of your Certificated Registered Units, you must complete Box 1, and, if applicable, Boxes 3 to 10 on the Form of Acceptance. In all cases you must sign Box 2 on the Form of Acceptance including, if you are an individual, in the presence of a witness, who should also sign in accordance with the instructions printed on it. Any Certificated Registered Unitholder which is a company should execute the Form of Acceptance in accordance with the instructions printed on it. If you do not insert a number in Box 1 your acceptance will be deemed to be in respect of all Certificated Registered Units held by you.

Please note that if you are a Certificated Registered Unitholder with a registered address in a Permitted CDI Corporate Nominee Jurisdiction and you elect to receive GET SA Ordinary Shares and Warrants in registered form held in the register of the company in the name of the holder (nominatif pur), rather than CDIs, you must insert “X” in Box 5 and complete Boxes 6 to 10 of the Form of Acceptance. If you are a Certificated Registered Unitholder with a registered address outside the Permitted CDI Corporate Nominee Jurisdictions, you will only be able to receive GET SA Ordinary Shares and Warrants in registered form held in the register of the Company in the name of the holder (nominatif pur), rather than CDIs.

(b)                     Return of Form of Acceptance

The completed Form of Acceptance must be returned, together with your Unit certificate(s) and/or other document(s) of title for your Certificated Registered Units, to Computershare Investor Services PLC at PO Box 859, The Pavilions, Bridgwater Road, Bristol, BS99 1XZ by post or (during normal business hours)

by hand or to Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London, EC4 V3BJ by hand only (during normal business hours), as soon as possible and in any event so as to be received by no later than 4.30 p.m. (London time) on the Offer Closing Date. A first class reply paid envelope is enclosed for your convenience and may be used by Certificated Registered Unitholders for returning the Form of Acceptance from within the UK. All items sent to or from the Unitholder will be sent at the Unitholders’ own risk and no acknowledgement of receipt of documents will be given.

Any Form of Acceptance received in an envelope post-marked in Italy, Canada or Japan or otherwise appearing to GET SA or its agents to have been sent from any of these jurisdictions may be rejected as an invalid acceptance of the Offer. For further information on Overseas Unitholders, see paragraph 6 of Part A and paragraph 6 of Part D of this Chapter 6.

(c)                     Unit certificates not readily available or lost

If your Unit certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should still be completed, signed and returned as stated above. You should send any Unit certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow as soon as possible or that you have lost one or more of your Unit certificate(s) and /or other document(s) of title. You should submit the relevant Unit certificate(s) and/or other document(s) of title as soon as possible. No acknowledgement of receipt of document(s) will be given.

In the case of loss, you should write as soon as possible to Eurotunnel’s Registrars, PO Box 82, The Pavilions, Bridgwater Road, Bristol BS99 7NH for a letter of indemnity for lost Unit certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Computershare Investor Services PLC as set out above.

(d)                     Validity of acceptances

Without prejudice to the other provisions of this document, subject to the provisions of the Takeover Code, GET SA reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant Unit certificate(s) and /or other document(s) of title. In that event, no new GET SA Ordinary Shares, Warrants or CDIs will be issued until after the relevant Unit certificate(s) and/or other document(s) of title or indemnities satisfactory to GET SA have been received.

1.2            CREST Units (i.e. Units in CREST)

(a)                     General

If you hold CREST Units, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the CREST Units in respect of which you wish to accept the Offer to the appropriate escrow balance(s), specifying Computershare Investor Services PLC (in its capacity as a CREST participant under the CREST Escrow Agent’s participant ID referred to below) as the CREST Escrow Agent, as soon as possible and in any event so that the TTE Instruction settles not later than 4.30 p.m. (London time) on the Offer Closing Date. Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational)—you should therefore ensure you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph will (subject to satisfying the requirements set out in Parts A and D of this Chapter 6) constitute an acceptance of the Offer in respect of the number of CREST Units so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE Instruction(s) to CRESTCo in relation to your CREST Units.

After settlement of a TTE Instruction, you will not be able to access the CREST Units concerned in CREST for any transaction or charging purposes. If the Offer is declared successful, the CREST Escrow Agent will transfer the CREST Units concerned to itself in accordance with paragraph 8(d) of Part D of this Chapter 6.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined below.

You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to your CREST Units to settle prior to 4.30 p.m. (London time) on the Offer Closing Date. In this connection you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(b)                     To accept the Offer

To accept the Offer in respect of CREST Units, you should send (or if you are a CREST sponsored member, procure that your CREST sponsor sends) to CRESTCo a TTE Instruction in relation to such Units. A TTE Instruction to CRESTCo must be properly authenticated in accordance with CRESTCo’s specifications for transfers to escrow and must contain the following details:

•           the ISIN number for the CREST Units. This is GB0003168936;

•           the number of CREST Units in respect of which you wish to accept the Offer (i.e. the number of CREST Units to be transferred to escrow);

•           your member account ID;

•           your participant ID;

•           the participant ID of the CREST Escrow Agent. This is 3RA40;

•           either (i) the member account ID of the CREST Escrow Agent for acceptance of the Offer where CDIs representing GET SA Ordinary Shares and Warrants will be received. This is ETNGET01; or (ii) the member account ID of the CREST Escrow Agent for acceptance of the Offer where the Unitholder wishes to receive GET SA Ordinary Shares and Warrants in registered form held in the register of the company in the name of the holder (nominatif pur) and not CDIs. This is ETNGET02. See further in the second paragraph below; and

•           the intended settlement date. This should be as soon as possible and in any event not later than the Offer Closing Date.

Please note that if you are a CREST Unitholder and you elect to receive GET SA Ordinary Shares and Warrants in registered form held in the register of the company in the name of the holder (nominatif pur) (rather than CDIs), apart from sending the appropriate TTE Instruction, you must also complete and return a separate form and return the same to Computershare Investor Services PLC at PO Box 859, The Pavilions, Bridgwater Road, Bristol, B599 1XZ by post or (during normal business hours) by hand or to Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ by hand only (during normal business hours) as soon as possible and in any event so as to be received no later than 4.30 p.m. (London time) on the Offer Closing Date. To obtain the relevant form or if you have any questions regarding the form please call 0870 703 0039 from the United Kingdom, or +44 870 703 0039 from overseas. If you fail to complete correctly and return the form within the deadline set out above, you will be deemed to have elected to receive CDIs (representing GET SA Ordinary Shares and Warrants, respectively) instead.

(c)                     Validity of acceptances

A Form of Acceptance which is received in respect of CREST Units will not constitute a valid acceptance and will be disregarded. Holders of CREST Units who wish to accept the Offer should note that a TTE Instruction will only be a valid acceptance of the Offer as at the Offer Closing Date if it has settled on or before that date.

(d)                     Overseas Unitholders

The attention of Unitholders holding CREST Units and who are citizens or residents of jurisdictions outside France, the UK or Belgium is drawn to paragraph 6 of Part A and paragraph 6 of Part D of this Chapter 6.

1.3            General

(a)                     GET SA will make an appropriate announcement (including to a UK Regulatory Information Service) if any of the details contained in paragraphs 1.1 or 1.2 above alter for any reason.

(b)                     Normal CREST procedures (including timings) apply in relation to any Units that are, or are to be, converted from CREST Units to Certificated Registered Units, or from Certificated Registered Units to CREST Units, during the course of the Offer (whether any such conversion arises as a result of a transfer of Units or otherwise). Holders of Units who are proposing so to convert any such Units are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Units as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of Unit certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 4.30 p.m. (London time) on the Offer Closing Date.

(c)                     In relation to acceptances of CREST Units and Certificated Registered Units, GET SA reserves the right to treat as valid in whole or in part, acceptances of the Offer which are not entirely in order or which are not accompanied by the relevant Unit certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE Instruction.

(d)                     Except as otherwise agreed by the Takeover Panel, an acceptance of the Offer in respect of Certificated Registered Units or CREST Units shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 on Rule 10 of the Takeover Code are satisfied in respect of it.

(e)                     Within 3 trading days of the Offer Closing Date, Computershare Investor Services PLC will issue a certificate to GET SA and BNP Paribas Securities Services PLC (GET SA’s registrar) stating the number of Certificated Registered Units and CREST Units in respect of which acceptances have been received and which comply with paragraph 1.3(d) above.

(f)                       For the purposes of this document and in relation to CREST Units, the time of receipt of a TTE Instruction, an ESA Instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

2.                   Withdrawal Rights

2.1            Certificated Registered Unitholders

In the case of Certificated Registered Unitholders, acceptances may be withdrawn by written notice received before the end of the relevant period permitted for withdrawals by post or, during normal business hours, by hand, by Computershare Investor Services PLC at PO Box 859, Bridgwater Road, Bristol, BS99 1XZ or, by hand only (during normal business hours), at Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ.

2.2            CREST Unitholders

(a)                     In the case of CREST Unitholders, acceptances may be withdrawn before the end of the relevant period permitted for withdrawals by sending through CREST (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA Instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA Instruction must, in order for it to be valid and settle, include the following details:

(i)                       the number of Units to be withdrawn, together with their ISIN number (this is GB0003168936);

(ii)                    the member account ID of the accepting Unitholder, together with his participant ID;

(iii)                 the CREST Escrow Agent’s participant ID (this is 3RA40) and the member account ID of the CREST Escrow Agent included in the relevant Electronic Acceptance (this is either ETNGET01 or ETNGET02);

(iv)                the transaction reference number of the Electronic Acceptance to be withdrawn;

(v)                   the intended settlement date for the withdrawal; and

(vi)                the corporate action number for the Offer.

(b)                     Any such withdrawal will be conditional upon Computershare Investor Services PLC verifying that the withdrawal request is validly made. Accordingly, Computershare Investor Services PLC will on behalf of GET SA reject the withdrawal by transmitting in CREST a receiving agent reject (AEAD) message or accept the withdrawal by transmitting in CREST a receiving agent accept (AEAN) message.

2.3            General

(a)                     In this paragraph 2, “written notice” means notice in writing bearing the original signature(s) of the relevant accepting Unitholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to GET SA).

(b)                     In the case of a withdrawal of Certificated Registered Units or CREST Units, any question as to the validity (including time of receipt) of any notice of withdrawal will be determined by GET SA whose determination (save as the Takeover Panel otherwise determines) will be final and binding. Neither GET SA, nor Computershare Investor Services PLC or any other person, will be under any duty to give notification of any defect in any notice of withdrawal or will incur any liability for failure to do so.

3.                   Settlement

Subject to the Offer being declared successful, settlement of the consideration to which any Certificated Registered Unitholder or CREST Unitholder is entitled under the Offer (except as provided in paragraph 6 of Part A and paragraph 6 of Part D of this Chapter 6 in the case of certain Overseas Unitholders) will be effected on the Settlement Date, in the following manner:

3.1            Certificated Registered Units (i.e. Units represented by Unit certificates)

If the relevant Unitholder has a registered address in a Permitted CDI Corporate Nominee Jurisdiction and does not expressly elect otherwise in relation to the new GET SA Ordinary Shares and Warrants by inserting “X” in Box 5 and completing Boxes 6 to 10 of the Form of Acceptance (see paragraph below), where an acceptance relates to Certificated Registered Units:

(a)                     the new GET SA Ordinary Shares and Warrants to which the accepting Unitholder is entitled will be represented by CDIs to be issued initially to Computershare Investor Services PLC (as Receiving Agent). GET SA will procure that Computershare Investor Services PLC will deliver all such CDIs to a corporate nominee operated by Computershare Investor Services PLC. The corporate nominee will be a CREST member; and

(b)                     a statement of entitlement detailing the number of CDIs held on the accepting Unitholder’s behalf in the corporate nominee facility will be despatched by first class post (or by such other method as may be approved by the Takeover Panel).

A Unitholder who expressly elects to receive GET SA Ordinary Shares and Warrants (rather than CDIs), by inserting “X” in Box 5 and completing Boxes 6 to 10 of the Form of Acceptance, and a Unitholder with a registered address outside the Permitted CDI Corporate Nominee Jurisdictions, will receive GET SA Shares and Warrants under the Offer in registered form held in the register of GET SA in the name of the holder (nominatif pur). The attention of Unitholders is drawn to the fact that GET SA Ordinary Shares which are held by the same shareholder in registered form directly in the register of GET SA for two years will carry double voting rights (see paragraph 22.1.3 (f) of the Registration Document for further details). Note that a holder of GET SA Ordinary Shares is only entitled to double voting rights so long as the shares are held in registered form in the register of GET SA. Holders of CDIs representing GET SA Ordinary Shares will not be entitled to such double voting rights.

3.2            CREST Units (i.e. Units in CREST)

Unless the relevant Unitholder expressly elects otherwise in relation to the new GET SA Ordinary Shares and Warrants by sending (or if a CREST sponsored member, procuring that his CREST sponsor member sends) the relevant TTE Instruction set out in paragraph 1.2(b) above and completing and returning the relevant form (see below), where an acceptance relates to CREST Units, the new GET SA Ordinary Shares and Warrants to which the accepting Unitholder is entitled will be represented by CDIs to be issued initially to Computershare Investor Services PLC (as Receiving Agent). GET SA will procure that Computershare Investor Services PLC will deliver through CREST to the appropriate stock account in CREST of the Unitholder concerned such Unitholder’s entitlement to CDIs. The stock account concerned will be an account under the same participant ID and member account ID as appearing in the TTE Instruction(s) concerned.

A Unitholder who expressly elects to receive GET SA Ordinary Shares and Warrants (rather than CDIs) by sending (or if a CREST sponsored member, procuring that his CREST sponsored member sends) the relevant TTE Instruction set out in paragraph 1.2(b) above and completing and returning the relevant form (see paragraph below), will receive them in registered form held in the register of GET SA in the name of the holder (nominatif pur). The attention of Unitholders is drawn to the fact that GET SA Ordinary Shares which are held by the same shareholder in registered form directly in the register of GET SA for two years will carry double voting rights (see paragraph 22.1.3 (f) of the Registration Document for further details). Note that a holder of GET SA Ordinary Shares is only entitled to double voting rights so long as the shares are held in registered form in the register of GET SA. Holders of CDIs representing GET SA Ordinary Shares will not be entitled to such double voting rights.

Please note that if you are a CREST Unitholder and you elect to receive GET SA Ordinary Shares and Warrants in registered form held in the register of the company in the name of the holder (nominatif pur) (rather than CDIs), apart from sending the appropriate TTE Instruction, you must also complete and return a separate form and return the same to Computershare Investor Services PLC at PO Box 859, The Pavilions, Bridgwater Road, Bristol, BS99 1XZ by post or (during normal business hours) by hand or to Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ by hand only (during normal business hours) as soon as possible and in any event so as to be received no later than 4.30 p.m. (London time) on the Offer Closing Date. To obtain the relevant form or if you have any questions regarding the form please call 0870 703 0039 from the United Kingdom, or +44 870 703 0039 from overseas. If you fail to complete correctly and return the form within the deadlines set out above, you will be deemed to have elected to receive CDIs (representing GET SA Ordinary Shares and Warrants, respectively) instead.

4.                   Withdrawal or lapse of the Offer

If the Offer is declared unsuccessful or otherwise lapses or is withdrawn:

(a)                     in the case of Certificated Registered Units, the Form(s) of Acceptance, Unit certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Takeover Panel), within 14 days of the Offer being declared unsuccessful or otherwise lapsing or being withdrawn, to the person or agent whose name and address (outside Italy, Canada and Japan) are set out in the Form of Acceptance or, if none is so set out, to the first-named holder at his or her registered address (outside Italy, Canada and Japan); or

(b)                     in the case of CREST Units, the CREST Escrow Agent will, immediately after the Offer being declared unsuccessful or otherwise lapsing or being withdrawn (or within such longer period, not exceeding 14 days, as the Takeover Panel may approve), give transfer from escrow (TFE) instructions to CRESTCo to transfer all relevant Units held in escrow balances and in relation to which it is the CREST Escrow Agent for the purposes of the Offer to the original available balances of the Unitholders concerned.

All documents sent by, to or from Unitholders or their financial intermediaries will be sent at their own risk.

5.                   Competing Offer

In the event of a competing offer for ESA and EPLC being approved by the AMF, GET SA shall have the right to withdraw its Offer at any time within the 5 trading days following the publication by the AMF of the timetable for the competing offer. Acceptances of the Offer in respect of Certificated Registered Units and CREST Units will continue to be valid and binding if the Offer is not withdrawn as referred to above unless and until such acceptances are withdrawn in accordance with paragraph 2 above.

6.                   Overseas Unitholders

6.1                  A Certificated Registered Unitholder will be deemed not to have validly accepted the Offer if:

(i)                       he puts “NO” in Box 3 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph 7(c) of this Part D;

(ii)                    the Form of Acceptance shows a registered address in Italy, Canada or Japan, and the Unitholder does not insert in Box 4 of the Form of Acceptance the name and address of a person or agent outside Italy, Canada and Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;

(iii)                 he inserts in Box 4 of the Form of Acceptance the name and address of a person or agent in Italy, Canada or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent; or

(iv)                in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to GET SA or its agent to have been sent from, Italy, Canada or Japan.

A CREST Unitholder will be deemed to have accepted the Offer if he makes a Restricted Escrow Transfer pursuant to paragraph 6.2 below unless he also makes a related Restricted ESA Instruction which is accepted by Computershare Investor Services PLC.

GET SA reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 7(c) of this Part D could have been truthfully given by the relevant Unitholder and, if such investigation is made and, as a result, GET SA cannot satisfy itself that any such representation and warranty was true and correct, the acceptance shall not be valid.

6.2                  If a Unitholder holding CREST Units cannot give the representation and warranty set out in paragraph 8(b) of this Part D, but nevertheless can provide evidence satisfactory to GET SA that he can accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(i)                       a TTE Instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)                    one or more valid ESA Instructions (a “Restricted ESA Instruction”) which specify the form of consideration which he wishes to receive (consistent with that offered under the Offer).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction(s) settle in CREST and GET SA decides, in its absolute discretion, to exercise its right described in paragraph 6(f) of Part A of this Chapter 6 to waive, vary or modify the terms of the Offer relating to Overseas Unitholders, to the extent required to permit such acceptance to be made, in each case during any period of acceptance of the Offer. If GET SA accordingly decides to permit such acceptance to be made, Computershare Investor Services PLC will on behalf of GET SA accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Computershare Investor Services PLC will on behalf of GET SA reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

•           the ISIN number for the Units;

•           the number of Units in respect of which the Offer is to be accepted;

•           the member account ID and participant ID of the Unitholder;

•           the participant ID of the CREST Escrow Agent (this is 3RA40) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT); and

•           the intended settlement date.

Each Restricted ESA Instruction must, in order for it to be valid and settle, include the following details:

•           the ISIN number for the Units;

•           the number of Units relevant to that Restricted ESA Instruction;

•           the member account ID and participant ID of the accepting Unitholder;

•           the member account ID and participant ID of the CREST Escrow Agent set out in the Restricted Escrow Transfer;

•           the participant ID and the member account ID of the CREST Escrow Agent relevant to the form of consideration required (details of which are set out in this document);

•           the transaction reference number of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates;

•           the intended settlement date; and

•           the corporate action number for the Offer.

6.3                  References in this paragraph 6 to a Unitholder include references to the person or persons executing a Form of Acceptance and, if more than one person executes the Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

6.4                  Unitholders holding Certificated Registered Units with registered addresses outside the Permitted CDI Corporate Nominee Jurisdictions, will only be entitled to receive GET SA Ordinary Shares and Warrants in registered form in the register of the company in the name of the holder (nominatif pur), rather than CDIs.

7.                   Form of Acceptance - Certificated Registered Unitholders

Each Certificated Registered Unitholder by whom, or on whose behalf, a Form of Acceptance is executed and delivered to Computershare Investor Services PLC irrevocably undertakes, represents, warrants and agrees to and with GET SA and Computershare Investor Services PLC (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect:

(a)                     that the execution of the Form of Acceptance shall constitute:

(i)                       an acceptance of the Offer in respect of the number of Certificated Registered Units inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(ii)                    an authority to GET SA or its agents to execute any further documents and give any further assurances which may be required in connection with the foregoing and/or an undertaking to execute any further documents and give any further assurances which may be required to enable GET SA to obtain the full benefit of the terms of this Part D and/or to perfect any of the authorities expressed to be given under this Part D, in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject only to the rights of withdrawal set out or referred to in paragraph 4 of Part A and paragraph 2 of Part D of this Chapter 6, each such acceptance shall be irrevocable provided that if (i) no Boxes are completed or (ii) the total number of Certificated Registered Units inserted in Box 1 is greater than the number of Units comprised in the acceptance, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of all the Certificated Registered Units comprised in the acceptance;

(b)                    for the purposes of this Chapter 6 and the Form of Acceptance:

(i)                       the phrase “Certificated Registered Units comprised in the acceptance” shall mean the number of Certificated Registered Units inserted in Box 1 of the Form of Acceptance or, if no number is inserted, or the number inserted is greater than the number of Units in (A) and (B) below, the greater of:

(A)                 the relevant Unitholder’s entire holding of Certificated Registered Units as disclosed by the register of Unitholders made available to Computershare Investor Services PLC prior to the time the relevant Form of Acceptance is processed by them; and

(B)                   the number of Certificated Registered Units in respect of which certificates or an indemnity in lieu thereof is received;

(c)                   unless “NO” is put in Box 3 of the Form of Acceptance, that such Unitholder:

(i)                       has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from Italy, Canada or Japan, has not utilised in connection with the Offer, directly or indirectly, the mails of or any means of instrumentality (including, without limitation, by means of facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facilities of a securities exchange of, Italy, Canada or Japan;

(ii)                    if an Overseas Unitholder, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that will or may result in GET SA, ESA, or EPLC or and any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(iii)                 is accepting the Offer from outside Italy, Canada and Japan and was outside Italy, Canada and Japan when the Form of Acceptance was delivered;

(iv)                is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Italy, Canada and Japan;

(v)                   is not acquiring and will not hold any GET SA Ordinary Shares, Warrants or CDIs or with a view to or for the purposes of the offer, sale or delivery, directly or indirectly, of any GET SA Ordinary Shares, Warrants or CDIs in or into Italy, Canada or Japan; and

(vi)                the Form of Acceptance has not been mailed or otherwise sent in, into or from Italy, Canada or Japan or signed in any of those jurisdictions and such Unitholder is accepting the Offer from outside Italy, Canada and Japan;

(d)                    that the execution of the Form of Acceptance and its delivery to Computershare Investor Services PLC constitutes, subject to the Offer being declared successful and to an accepting Unitholder not having validly withdrawn his acceptance, the irrevocable and separate appointment of each of GET SA and any director of, or any person authorised by it as such Unitholder’s attorney and/or agent (the attorney) and an irrevocable instruction and authorisation to the attorney:

(i)                       to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the Certificated Registered Units referred to in paragraph 7(a) of this Part D in favour of GET SA or such other person or persons as GET SA or its agents may direct in connection with acceptance of the Offer;

(ii)                    to deliver such form(s) of transfer and/or other document(s) in the attorney’s discretion and/or the Unit certificate(s) and/or other document(s) of title relating to such Certificated Registered Units for registration within six months of the Offer being declared successful; and

(iii)                 to execute all such other documents and do all such other acts and things as may in the attorney’s opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer pursuant to the Form of Acceptance and to vest the Certificated Registered Units referred to in paragraph 7(a) of this Part D in GET SA or its nominee;

(e)                     that, in relation to the Certificated Registered Units, the execution of the Form of Acceptance and its delivery to Computershare Investor Services PLC constitutes, subject to the Offer being declared successful and to an accepting Unitholder not having validly withdrawn his acceptance, an irrevocable authority and request:

(i)                       to ESA and EPLC or their agents to procure the registration of the transfer of the Certificated Registered Units (and/or the shares of ESA and EPLC comprised in such Units) pursuant to the Offer and the delivery of the Unit certificate(s) and/or other document(s) of title in respect of the Certificated Registered Units to GET SA or as it may direct;

(ii)                    in the event that the accepting Unitholder has a registered address outside the Permitted CDI Corporate Nominee Jurisdictions or otherwise elects to receive GET SA Ordinary Shares and Warrants in registered form directly in the register of GET SA (nominatif pur) rather than CDIs, to GET SA or its agents to procure that such Unitholder’s name is entered on the register of shareholders, or as the case may be, the warrantholders of GET SA in respect of the new GET SA Ordinary Shares and Warrants to which he becomes entitled pursuant to the Offer;

(iii)                 in the event that the accepting Unitholder is receiving CDIs, to GET SA or its agent to procure that the name of BNP Paribas Securities Services (as custodian for the new GET SA Ordinary Shares and/or Warrants in respect of which CDIs are to be issued to Unitholders) is entered on the register of shareholders, or as the case may be, warrantholders of GET SA in respect of the new GET SA Ordinary Shares and Warrants in respect of which CDIs are issued to him;

(iv)                to GET SA or its agents to procure the despatch by post (or by such other method as the Takeover Panel may approve) of the relevant document(s) of title and/or statements of entitlement or the equivalent in respect of, and to procure the issue of, any new GET SA Ordinary Shares, Warrants and/or CDIs to which an Accepting Unitholder is entitled, at the risk of such Unitholder, to the person or agent whose name and address outside Italy, Canada and Japan is set out in Box 4 of the Form of Acceptance, or if no name and address is set out in Box 4, to the first named holder at his registered address outside Italy, Canada and Japan;

(v)                   to GET SA, ESA and EPLC or their respective agents, to record and act on any instructions with regard to payments or notices or dividend mandates which have been entered in the records of Eurotunnel in respect of such Unitholder’s holding(s) of Units as if such notices or mandates have been given in respect of its holding of GET SA Ordinary Shares, Warrants and/or CDIs;

(f)                       that he will deliver or procure the delivery to Computershare Investor Services PLC at either of the addresses referred to in paragraph 1.1(b) of this Part D of his Unit certificate(s) and/or other document(s) of title in respect of all Certificated Registered Units held by him in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to GET SA in lieu thereof, as soon as possible and in any event within six months of the Offer being declared successful;

(g)                    that he is the sole legal and beneficial owner of the Certificated Registered Units in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such Certificated Registered Units and he has the necessary capacity and authority to execute the Form(s) of Acceptance;

(h)                    that the Certificated Registered Units in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching them, including the right to receive and retain all dividends and distributions (if any) declared, made or paid after the date of this document;

(i)                        that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(j)                        that, if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest the Certificated Registered Units referred to in paragraph 7(a) of this Part D in GET SA or its nominee(s) or such other persons as it may decide;

(k)                     that he agrees to ratify each and every act or thing which may be done or effected by GET SA or Computershare Investor Services PLC or any director of GET SA, any director of Computershare Investor Services PLC or their respective agents or Eurotunnel or its agents, as the case may be, in the exercise of any of his powers and/or authorities under this document;

(l)                        that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 5(c) of Part A of this Chapter 6;

(m)                  that if any provision of Part A or this Part D of this Chapter 6 shall be unenforceable or invalid or shall not operate so as to afford GET SA or Computershare Investor Services PLC or any director of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable GET SA and/or Computershare Investor Services PLC and/or any director of any of them to secure the full benefits of Part A and this Part D.

References in this Part D to a Unitholder shall include references to the person or persons executing a Form of Acceptance, and if more than one person executes a Form of Acceptance, the provisions of this Part D shall apply to them jointly and severally.

8.                   Electronic Acceptance – CREST Unitholders

Each CREST Unitholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with GET SA and Computershare Investor Services PLC (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a)                     that the Electronic Acceptance shall constitute an acceptance of the Offer in respect of the number of CREST Units to which the relevant TTE Instruction relates and an authority to GET SA or its agents to execute any further documents and give any further assurances which may be required in connection with any of the foregoing and/or an undertaking to execute any further documents and give any further assurances which may be required to enable GET SA to obtain the full benefit of the terms of this Part D and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and that, subject only to the rights of withdrawal set out or referred to in paragraph 4 of Part A and of paragraph 2 of this Part D, each such acceptance and election shall be irrevocable;

(b)                   (i)        that such CREST Unitholder has not received or sent copies or originals of this document, the Form of Acceptance or any documents, in, into or from Italy, Canada or Japan; has not utilised in connection with the Offer, directly or indirectly, the mails of or any means of instrumentality (including, without limitation, by means of facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facilities of a securities exchange of, Italy, Canada or Japan; was outside at the time of the input and settlement of the relevant TTE Instruction(s); and in respect of the CREST Units to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Italy, Canada and Japan;

(ii)                    is not acquiring and will not hold the GET SA Ordinary Shares, Warrants or CDIs with a view to or for the purposes of the offer, sale or delivery, directly or indirectly, of any GET SA Ordinary Shares, Warrants or CDIs in or into Italy, Canada or Japan; and

(iii)                 that no TTE Instruction has been sent from Italy, Canada or Japan and such CREST Unitholder is accepting the Offer from outside Italy, Canada and Japan;

(c)                     that the Electronic Acceptance constitutes, subject to the Offer being declared successful in accordance with its terms and to the accepting CREST Unitholder not having validly withdrawn his acceptance, the irrevocable appointment of GET SA as such Unitholder’s attorney and/or agent (the attorney) and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the attorney’s opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest the CREST Units referred to in paragraph 8(a) of this Part D in GET SA or its nominee;

(d)                    that the Electronic Acceptance constitutes the irrevocable appointment of Computershare Investor Services PLC as such CREST Unitholder’s attorney and an irrevocable instruction and authority to the attorney (i) subject to the Offer being declared successful in accordance with its terms and to the accepting CREST Unitholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as GET SA or its agents may direct) by means of CREST all or any of the CREST Units (but not exceeding the number of CREST Units in respect of which the Offer is accepted or deemed to be accepted) and (ii) if the Offer is unsuccessful or lapses or is withdrawn, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Takeover Panel may permit, not exceeding 14 days of the lapsing or withdrawal of the Offer), to transfer all such CREST Units to the original available balance of the accepting Unitholder;

(e)                     that the Electronic Acceptance constitutes, subject to the Offer becoming successful and to an accepting Unitholder not having validly withdrawn his acceptance, an irrevocable authority and request:

(i)                       in the event that the accepting Unitholder elects to receive GET SA Ordinary Shares and Warrants in registered form directly in the register of GET SA (nominatif pur) rather than CDIs, to GET SA or its agents to procure that such Unitholder’s name is entered on the register of shareholders, or as the case may be, warrantholders of GET SA in respect of the new GET SA Ordinary Shares and Warrants to which he becomes entitled pursuant to the Offer;

(ii)                    in the event that the accepting Unitholder is receiving CDIs, to GET SA or its agent to procure that the name of BNP Paribas Securities Services (as custodian for the new GET SA Ordinary Shares and Warrants in respect of which CDIs are to be issued to Unitholders) is entered on the register of shareholders of GET SA or, as the case may be, warrantholders of GET SA in respect of the new GET SA Ordinary Shares and Warrants in respect of which CDIs are issued to him;

(iii)                 that any new GET SA Ordinary Shares, Warrants or CDIs to which any Unitholder is entitled be issued in demateralised form and that the relevant document(s) of title and/or statements of entitlement or the equivalent be despatched by post at the risk of such Unitholder to his registered address and if the Unitholder concerned is a CREST member whose registered address is in Italy, Canada or Japan, any such relevant document(s) of title may be despatched by post, in any case at the risk of such Unitholder, to the first named holder at his registered address outside Italy, Canada or Japan or as otherwise determined by GET SA;

(iv)                to GET SA, ESA and EPLC or their respective agents, to record and act on any instructions with regard to payments or notices or dividend mandates which have been entered in the records of Eurotunnel in respect of such Unitholder’s holding(s) of CREST Units as if such notices or mandates have been given in respect of its holding of new GET SA Ordinary Shares, Warrants and/or CDIs;

(f)                       that he is the sole legal and beneficial owner of the CREST Units in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such CREST Units and he has the necessary capacity and authority to effect an Electronic Acceptance;

(g)                    that the CREST Units in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and/or interests and together with all rights attaching to them, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid after the date of this document;

(h)                    that he will do all such acts and things as shall be necessary or expedient to vest the CREST Units referred to in paragraph 8(a) of this Part D in GET SA or its nominee(s) or such other persons as it may decide and all such acts and things as may be necessary or expedient to enable Computershare Investor Services PLC to perform its functions as CREST Escrow Agent for the purposes of the Offer;

(i)                        that he agrees to ratify each and every act or thing which may be done or effected by GET SA or Computershare Investor Services PLC or any director of GET SA or any director of Computershare Investor Services PLC or their respective agents or Eurotunnel or its agents, as the case may be, in the exercise of any of his powers and/or authorities under this document;

(j)                        that if, for any reason, any CREST Units in respect of which a TTE Instruction has been effected in accordance with paragraph 8(a) of this Part D are converted to certificated form, he will immediately deliver or procure the immediate delivery of the Unit certificate(s) or other document(s) of title in respect of all such Units as so converted to Computershare Investor Services PLC at either of the addresses referred to in paragraph 1.1(b) of this Part D or to GET SA at its registered office or as GET SA or its agents may direct; and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in paragraph 7 of this Part D in relation to such Units, without prejudice to the application of this paragraph 8 of this Part D as far as GET SA deems appropriate;

(k)                     that the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 5(c) of Part A of this Chapter 6;

(l)                        that the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant CREST Unitholder in the terms of all the powers and authorities expressed to be given by Part A, this paragraph 8 of Part D and (where applicable by virtue of paragraph (j) above) paragraph 7 of this Part D to GET SA and Computershare Investor Services PLC and any of their respective agents;

(m)                  that if any provision of Part A or Part D of this Chapter 6 shall be unenforceable or invalid or shall not operate so as to afford GET SA or Computershare Investor Services PLC or any director of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable GET SA and/or Computershare Investor Services PLC and/or any director of either of them to secure the full benefits of Part A and this Part D.

References in this Part D to a Unitholder shall include references to the person or persons making an Electronic Acceptance.

9.                   CREST Depository Interests or CDIs

9.1            Issue of CDIs

The new GET SA Ordinary Shares and Warrants underlying the CDIs to be delivered in accordance with the terms of the Offer to Certificated Registered Unitholders and CREST Unitholders will initially be delivered, held and settled in CREST, by means of the CREST International Settlement Links Service (details of which service are contained in the CREST International Manual (August 2006) issued by CRESTCo) and, in particular, CREST’s link with Euroclear France. This link operates via the services of BNP Paribas Securities Services, which is a participant in Euroclear France.

Under the CREST International Settlement Links Service, CREST Depository Limited, a subsidiary of CRESTCo, issues dematerialised depository interests representing entitlements to non-UK securities, such as the new GET SA Ordinary Shares and Warrants, known as “CREST Depository Interests” or “CDIs”. CDIs are constituted under English law, and may be held, transferred and settled within the CREST system using the same functionality and on the same basis as other securities held in the CREST system.

Accordingly, the underlying GET SA Ordinary Shares and Warrants represented by the CDIs will be transferred to an account of CREST Depository Limited’s nominee, CREST International Nominees Limited, via BNP Paribas Securities Services’ account in Euroclear France and held there (until such time as a CDI holder seeks to exchange his CDIs back into GET SA Ordinary Shares or, as the case may be, Warrants). CREST Depository Limited will then issue CDIs (representing new GET SA Ordinary Shares and / or Warrants) in CREST to Computershare Investor Services PLC (as Receiving Agent), who will thereupon distribute the CDIs to or for the benefit of former Unitholders.

The terms and conditions upon which CDIs are issued and held in CREST are set out in the deed poll executed by CREST Depository Limited governing CDIs and other related documents in the CREST International Manual referred to above.

The terms and conditions upon which CDIs (representing new GET SA Ordinary Shares and Warrants) will be held in CREST by the corporate nominee of Computershare Investor Services PLC are set out in the corporate nominee agreement.

A custody fee, as determined by CREST, is charged at user level for the use of CDIs. GET SA has agreed to meet these charges in respect of CDIs held by Computershare Investor Services PLC, acting as corporate nominee.

9.2            Dealing

The corporate nominee of Computershare Investor Services PLC will be able to settle dealing transactions directly in CREST on behalf of a person entitled to CDIs on receipt of instructions from that person. Dealing services will be provided by Computershare Investor Services PLC by internet or telephone and Computershare Investor Services PLC will send to all CDI holders a detailed description of the procedure to be followed for selling or transferring CDIs. Settlement will be by cheque in sterling drawn on a UK bank, and will be on a T+3 basis for sales (i.e. within three trading days after the transaction was agreed) or better. Settlement of purchases will be on a T+10 basis.

9.3            Rights attaching to CDIs

It should be noted that CDI holders will not be the legal owners of the GET SA Ordinary Shares or Warrants to which they are entitled under the Offer. Accordingly they will not be able directly to enforce or exercise the rights relating to the GET SA Ordinary Shares or Warrants described in Annex I A and Annex I C of the Registration Document.

In particular, CDIs representing the new GET SA Ordinary Shares do not enable the holders of CDIs to attend and vote at general meetings of GET SA and CDIs representing the Warrants do not enable the holders of CDIs to attend and vote at meetings of warrantholders, although CDI holders will be able to give directions as to voting at all shareholders meetings of GET SA and all meetings of warrantholders (as the case may be) through CREST and Computershare Investor Services PLC. If CDI holders (including former Certificated Registered Unitholders whose CDIs are held through the corporate nominee facility) wish to use such voting rights personally by attending a general shareholders meeting of GET SA or meeting of warrantholders (as the case may be), they must first effect a cancellation of their CDIs for their underlying GET SA Ordinary Shares or Warrants (as the case may be) held with the depository which is a participant of Euroclear France before the record date of the relevant general shareholders meeting or warrantholders meeting (as the case may be). On so doing, they will, subject to and in accordance with the by-laws of GET SA and terms of the Warrants and pursuant to French law, be able to attend and vote in person at the relevant general meeting of shareholders or warrantholders (as the case may be). Details of how such cancellation can be effected will be obtainable from Computershare Investor Services PLC by writing to P.O. Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ.

Nonetheless, pursuant to GET SA’s bylaws, the Chairman has a discretion to allow holders of CDIs representing the new GET SA Ordinary Shares to attend shareholders meetings and, pursuant to the terms of the Warrants, holders of CDIs representing the Warrants are entitled to attend and speak at meetings of warrantholders. It should be noted that holders of CDIs will not be entitled to vote or exercise other rights in person when attending a shareholders or warrantholders meeting. In order to exercise their voting rights, such CDI holders will have to give directions for voting their underlying GET SA Ordinary Shares or Warrants prior to such meeting through the procedure which GET SA is setting up with CREST and Computershare Investor Services PLC.

The attention of Unitholders is also drawn to the fact that each fully paid-up GET SA Ordinary Share which has been held by the same shareholder in registered form directly in the register of GET SA (nominatif pur) for two years will carry double voting rights in accordance with the applicable French laws and regulations. For further details regarding the double voting right please refer to paragraph 22.1.3(f) of the Registration Document. CDI holders will not be entitled to such double voting rights.

The terms and conditions on which Computershare Investor Services PLC is to act as the corporate nominee of former Unitholders who held Certificated Registered Units (the “CDI Corporate Nominee Terms and Conditions”) are being or will be posted to holders of Certificated Units. These terms and conditions include provisions to the effect that whilst Computershare Investor Services PLC acts as corporate nominee for a CDI holder Computershare

Investor Services PLC will send holders of CDIs a statement of their holdings in CDIs on joining the corporate nominee facility and at least once a year afterwards, for so long as the CDIs remain in the account of the corporate nominee.

Former Unitholders who held CREST Units will, for so long as the CDIs representing the new GET SA Ordinary Shares delivered to them are so held, be able to have dividends paid on GET SA Ordinary Shares in the declared CREST currency or request the conversion into and payment to them in any other CREST currency, including pounds sterling, by CREST Depository Limited.

Former Unitholders who held Certificated Registered Units on whose behalf Computershare Investor Services PLC, acting as corporate nominee, holds CDIs (representing new GET SA Ordinary Shares) will, so long as such arrangement remains in place, have dividends paid on GET SA Ordinary Shares in euros converted into and paid to them in pounds sterling. The CDI Corporate Nominee Terms and Conditions include provisions dealing with the payment of dividends and facilitate the participation of CDI holders in capital events in generally the same way as the holders of GET SA Ordinary Shares to the extent practicable and permitted by the terms and conditions of issue and French law. The CDI Corporate Nominee Terms and Conditions also include a description of the procedures to be followed for selling or transferring CDIs.

CHAPTER 7   TAX

The attention of Unitholders is drawn to the fact that the information contained in this document is intended only as a general guide, based on an understanding of current law and published practice, to the tax regimes applicable to the offer in France, the United Kingdom, Belgium and the United States and not as a substitute for detailed tax advice. Any person who is in any doubt as to his taxation position, or who is subject to tax in any jurisdiction other than France, the United Kingdom, Belgium or the United States, should consult a professional adviser immediately.

7.1      French tax regime applicable to the Offer

Individuals who are not tax resident in France must comply with the tax legislation applicable in their own country of residence, subject to the application of any tax treaty between France and that country.

With regard to French legislation and regulations currently in force, the tax regime applicable to Unitholders is as follows.

(a)       Unitholders tax resident in France

•                             Individuals holding GET SA Ordinary Shares as part of their private assets and who are not engaged in stock exchange transactions in conditions similar to those that characterise the activity exercised by a person carrying out such transactions on a professional basis.

Capital gains arising from the exchange of Units into GET SA Ordinary Shares and Warrants benefit from the regime of deferred taxation (“sursis d’imposition”) provided by article 150-0 B of the French Tax General Code (“CGI”).

The exchange is therefore left out of the calculation of the annual threshold for gains, currently set at €20,000 per tax household, above which share disposals realised by individuals are taxable pursuant to article 150-0 A of the CGI.

Gains or losses arising from the subsequent disposal of GET SA Ordinary Shares will be computed on the basis of the cost of acquisition (or the value) of the Units. Gains or losses arising from the subsequent disposal of Warrants will derive from the disposal price of the Warrants.

•                             Legal entities subject to corporate income tax

Legal entities subject to corporate income tax may benefit from the deferred tax regime provided by article 38-7 of the CGI regarding capital gains arising from the exchange of Units into GET SA Ordinary Shares and Warrants.

Gains or losses arising from the subsequent disposal GET SA Ordinary Shares will be computed on the basis of the fiscal value of the Units in the books of the selling legal entity at the time of the Offer. Gains or losses arising from the subsequent disposal of Warrants will derive from the disposal price of the Warrants.

(b)                     Unitholders tax resident outside France

In principle, and subject to the provisions of any applicable income tax treaty, capital gains arising from the exchange of Units into GET SA Ordinary Shares and Warrants by individuals or entities that are not tax resident in France within the meaning of article 4 B of the CGI or whose registered office is located outside France, with share ownership not being attached to a permanent establishment or a fixed based in France, are not taxable in France.

Such individuals or entities should seek information on the applicable tax regime for capital gains in the country in which they are tax resident.

7.2      United Kingdom tax regime applicable to the Offer

Individuals who are not tax resident in the United Kingdom must comply with the tax legislation applicable in their own country of residence, subject to the application of any tax treaty between the United Kingdom and that country.

With regard to the English legislation and regulations currently in force and published by H.M. Revenue & Customs, the tax regime applicable to Unitholders is as follows.

The following paragraphs summarise certain limited aspects of the UK taxation consequences for Unitholders accepting the Offer. They relate only to the position of individual or corporate Unitholders who are resident (or alternatively, in the case of individuals, ordinarily resident) in the UK for tax purposes (except insofar as express reference is made to the treatment of non-UK residents) and who hold their Units beneficially as an investment (other than under a personal equity plan or an individual savings account). They do not relate to Unitholders who have acquired (or are deemed to have acquired) their Units by virtue of an office or employment, or who would be treated as acquiring any GET SA Ordinary Shares or Warrants by virtue of such an office or employment. Furthermore they do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply.

(a)                     Taxation of chargeable gains—individual and corporate Unitholders

•          UK residents

Subject to the paragraphs below, a Unitholder who accepts the Offer will not be treated as making a disposal for the purposes of UK taxation of chargeable gains of his Units. Instead, the GET SA Ordinary Shares will be treated as the same asset as the Units, acquired at the same time and for the same consideration as such Units, with the effect that any gain or loss that would otherwise have arisen on a disposal of such Units is instead “rolled over” into the GET SA Ordinary Shares.

Prima facie, the Warrants to be issued to a Unitholder would (subject to valuation) represent money’s worth derived from his existing Units, so as to give rise to a part disposal of the existing Units, by reference to which a chargeable gain or allowable loss might arise. However, provided that (among other requirements) the Warrants are quoted on a “recognised stock exchange” as defined in section 841 Income and Corporation Taxes Act 1988 within three months of the exchange of Units for GET SA Ordinary Shares, the Warrants will be treated as though they were the GET SA Ordinary Shares to which they relate, so as to come within the “roll over” described above. Eurolist by Euronext™ Paris is a recognised stock exchange for these purposes. Thus the receipt of Warrants by a Unitholder should not be treated as involving any part disposal for UK taxation of chargeable gains purposes. The allocation of a Unitholder’s acquisition cost in his Units between GET SA Ordinary Shares and Warrants would be determined by reference to market values as at the date of any subsequent disposal (for the GET SA Ordinary Shares, market value will usually be the “quarter-up” price taken from the London Stock Exchange Daily Official List on the relevant day).

The “roll over” provisions described above will not apply to a 5 per cent. Unitholder unless the exchange of Units for GET SA Ordinary Shares and Warrants is effected for bona fide commercial reasons and does not form part of a scheme or arrangements having as a main purpose the avoidance of liability to UK capital gains tax or corporation tax. A “5 per cent. Unitholder” for these purposes is a Unitholder who, either alone or together with persons connected with him for UK taxation of chargeable gains purposes, holds more than 5 per cent. of the Units or of debentures of EPLC or ESA, or of any class of such Units or debentures.

•          Non UK residents

A Unitholder who is neither resident nor (in the case of individuals) ordinarily resident in the UK for tax purposes, and who does not trade in the UK through a branch, agency or permanent establishment, will in general not be subject to UK taxation on chargeable gains in respect of a disposal of Units upon acceptance of the Offer. However, in certain circumstances an individual who is only temporarily non-UK resident may be subject upon his return to capital gains tax in respect of disposals made whilst non-UK resident.

A Unitholder who is resident outside the UK for tax purposes should seek advice on the applicable tax regime in the jurisdiction in which he is resident.

(b)                     Stamp duty and stamp duty reserve tax (“SDRT”)

No liability to UK stamp duty or SDRT will arise on the issue to Unitholders of GET SA Ordinary Shares and Warrants in connection with the Offer.

7.3      Belgian tax regime applicable to the Offer

This section is a summary of certain tax considerations applicable, under the laws of Belgium, to the disposition of Units pursuant to the Offer. This summary is based on the laws, regulations, applicable tax treaties and administrative guidelines as in effect on the date of this document in Belgium. These laws, regulations, applicable tax treaties and administrative guidelines are subject to change, possibly on a retroactive basis.

For the purposes of this analysis, “individual” means any individual subject to Belgian personal income tax (personenbelasting / impôt des personnes physiques) (i.e. an individual having his domicile or seat of wealth in Belgium or assimilated individuals for purposes of Belgian tax law), “company” means any company subject to Belgian corporate income tax (vennootschapsbelasting / impôt des sociétés) (i.e. a company having its registered seat, principal establishment or effective place of management in Belgium) and “legal entity” means any legal entity subject to the Belgian legal entities tax (rechtspersonenbelasting / impôt des personnes morales) (i.e. a legal entity other than a company subject to corporate income tax having its registered seat, principal establishment or effective place of management in Belgium). This summary does not address the tax regime applicable to Units held by Belgian tax residents through a fixed basis or permanent establishment situated outside Belgium.

(a)                     Capital gains and capital losses in the case of a disposition of Units

This section provides an indication as to the tax regime applicable to capital gains or capital losses realised when the Units are disposed of pursuant to the Offer. A distinction should be made between individuals, companies or other legal entities being the holders of the Units.

•           Individuals

For Belgian individuals holding Units as a private investment, the disposal of Units in exchange for GET SA Ordinary Shares and Warrants will, as a rule, not be subject to income tax. Capital gains or losses on this disposal will therefore not be taxable or deductible in Belgium.

In exceptional circumstances, a Belgian individual can, however, be subject to a tax at a rate of 33% plus local taxes if the capital gains arise from transactions beyond the normal course of management of private property. Capital losses arising from such transactions and incurred during the five previous fiscal years are deductible against the taxable income received from similar transactions.

Capital gains realized by individuals where Units are connected with their business, are taxable at the progressive income tax rates, which currently range from 25% and 50% (plus local taxes). Capital gains realized on Units held for more than five years are taxable at a rate of 16.5% (plus local taxes). Capital losses realized on the transfer of Units are, in principle, tax deductible.

•           Companies

A Belgian company is, in principle, not subject to Belgian taxes on capital gains realized with respect to the disposal of Units. In general, reductions in value and capital losses on Units are not tax deductible.

•           Legal entities other than companies

For legal entities other than companies, the disposal of Units in exchange for GET SA Ordinary Shares and Warrants will, as a rule, not be a taxable transaction. Capital gains and losses on the disposal of their Units will therefore not be taxable or deductible in Belgium.

(b)                     Tax on stock exchange transactions

A tax on stock exchange transactions is, in principle, levied on the purchase, sale, or any other acquisition or transfer of existing Units for consideration through a professional intermediary in Belgium. The normal rate of this tax is fixed at 0.17% per transaction and per party to this transaction (with a cap of 500 euro per party and per transaction).

The following persons are exempt from the tax on stock exchange transactions: (i) professional intermediaries described in Article 2, 9° and 10° of the Belgian law of 2 August 2002, acting for their own account, (ii) insurance companies described in article 2, §1 of the Belgian law of 9 July 1975, acting for their own account, (iii) provident institutions described in article 2, §3, 6° of the Belgian law of 9 July 1975, acting for their own account, (iv) collective investment undertakings described in the Belgian law of 4 December 1990 acting for their own account and (v) non-residents of Belgium (provided they have certified their non-Belgian resident status).

(c)                     Stamp tax on bearer Units

Stamp tax on bearer Units will be due when the Units are physically delivered to GET SA, i.e. in the case of transfer of Direct Bearer Units. This tax is calculated on the basis of the consideration paid for the Units disposed of pursuant to the public offering through a professional intermediary in Belgium, at the rate of 0.6%. An exemption from this tax is available for delivery to financial intermediaries described in article 2, 9° and 10° of the Belgian law of 2 August 2002.

The tax is only applicable to Direct Bearer Units, and will thus not be applicable to Euroclear Bearer Units, Administered Registered Units, Certificated Registered Units, CREST Units or to Pure Registered Units.

7.4      US federal tax regime applicable to the Offer

The following paragraphs summarise certain US federal income tax considerations under present law related to the exchange of Units for GET SA Ordinary Shares under the Offer. The statements in these paragraphs are made to support marketing of the GET SA Ordinary Shares. No taxpayer can rely on them to avoid US federal tax penalties.

The following summary addresses only persons that hold the Units as capital assets and use the US dollar as their functional currency. The discussion does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities or persons holding any of the securities as part of a hedge, straddle, conversion or other integrated financial transaction. The discussion also does not consider consequences for persons that own or will own (directly, indirectly or constructively) 5% or more of the GET SA Ordinary Shares (including persons that may acquire 5% or more of the GET SA Ordinary shares upon redemption of the NRS or exercise of the Warrants). The discussion does not address US state or local tax considerations.

As used here, “holder” means a beneficial owner of the Units. A “US Holder” is a holder that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organised in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source.

(a)                     Capital gains—individual and corporate Unitholders

A US Holder of Units will recognise gain or loss on its exchange of Units pursuant to the Offer. The exchange likely would not be a tax-free reorganisation even if GET SA acquires Units that give it control of ESA and EPLC in consideration for GET SA Ordinary Shares and Warrants because the Internal Revenue Service takes the position that an otherwise qualified share exchange does not qualify as a reorganisation if shareholders receive contingent rights to additional voting shares that, like the Warrants, are separately tradable. In any event, the TU Subscription Right made available to Unitholders in connection with the overall Safeguard Plan is property other than voting shares. The exchange of Units pursuant to the Offer therefore will be a taxable exchange.

A US Holder’s gain or loss on the exchange will be an amount equal to the difference between its tax basis in the Units and the fair market value of the GET SA Ordinary Shares and other rights received in exchange for the Units. The gain or loss generally will arise from US sources. Deductions for capital losses are subject to limitations.

(b)                     Basis

A Unitholder should have a tax basis in the GET SA Ordinary Shares, the Warrants and any other rights equal to their fair market value. The Unitholder should allocate its basis among the GET SA Ordinary Shares and the rights in proportion to their fair market values on the date the exchange becomes fixed. The Warrants might have no relevant fair market value, but the Internal Revenue Service may take the position that the holder should allocate basis on the assumption that it will receive the maximum number of GET SA Ordinary Shares available pursuant to the rights.

CHAPTER 8   ADDITIONAL INFORMATION

8.1      Directors of GET SA, ESA and EPLC

The names of the directors of GET SA and their respective positions are set out in Chapter 15 of the Registration Document.

The names of the Eurotunnel Directors are as follows:

•            Jacques Gounon;

•            Association de Défense des ACTionnaires d’Eurotunnel (ADACTE)(24), represented by Joseph Gouranton;

•            Colette Neuville;

•            Jean-Louis Raymond;

•            Robert Rochefort;

•            Henri Rouanet.

8.2      Description of GET SA, EGP, ESA and EPLC

A description of GET SA and EGP is included in Chapter 15 of the Registration Document. The Registration Document also includes information relating to ESA and EPLC that is relevant in the context of the Offer.

8.3      Disclosure of interests and dealings in relevant securities

(a)                     Relevant definitions

For the purposes of this paragraph 8.3:

(i)                        “acting in concert” with a party means any person acting or deemed to be acting in concert with that party for the purposes of the Takeover Code and the Offer;

(ii)                     “associate”, in relation to ESA and EPLC, means:

(A)                the subsidiaries and associated companies of ESA and EPLC respectively and companies of which ESA and EPLC, their respective subsidiaries and associated companies are associated companies. For this purpose ownership or control of 20 per cent. or more of the equity share capital of a company is the test of associated company status;

(B)                  any pension fund or employee benefit trust of ESA and EPLC respectively or of any company covered in (A) above;

(C)                  any connected adviser and persons controlling, controlled by or under the same control as any such connected adviser (except for an exempt principal trader or an exempt fund manager);

(iii)                  “connected adviser”, in relation to ESA and EPLC, means an organisation which is advising ESA and EPLC in relation to the Offer, their corporate broker, an organisation which is advising a person acting in concert with ESA and EPLC in relation to the Offer or in relation to the matter which is the reason for that person being a member of the concert party, or an organisation which is advising an associate covered in paragraph (ii)(A) in relation to the Offer;

(iv)                 “control” means an interest, or interests, in shares or securities carrying in aggregate 30 per cent. or more of the voting rights attributable to the capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control (and “controlling” and “controlled by” shall be construed accordingly);

(24)	ADACTE is a French non-profit making entity (association), registered in accordance with the French law of 1 July 1901 and with its registered office 2 ter boulevard de Belfort, 80 000 Amiens.

(v)                    “dealing” or “dealt” means:

(A)                acquiring or disposing of securities, or the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities or of general control of securities;

(B)                  taking, granting, acquiring, disposing of, entering into, closing out, terminating, exercising or varying an option (including a traded option contract) in respect of any securities;

(C)                  subscribing or agreeing to subscribe for securities;

(D)                 exercising or converting, whether in respect of new or existing securities, any securities carrying conversion or subscription rights;

(E)                   acquiring, disposing of, entering into, closing out, exercise of any rights under, or varying, a derivative referenced, directly or indirectly, to securities;

(F)                   entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(G)                  any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(vi)                 “derivative” means any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;

(vii)              “disclosure period” means the period commencing on 31 May 2005 (being the date 12 months prior to the Takeover Code Offer Period) and ending on 2 April 2007 (the latest practicable date prior to the publication of this document);

(viii)           a person having an “interest”, or being “interested”, in any securities includes where a person:

(A)                owns securities;

(B)                  has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities or has general control of them;

(C)                  by virtue of any agreement to purchase, option or derivative, has the right or option to acquire securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(D)                 is party to any derivative whose value is determined by reference to the price of securities and which results, or may result, in his having a long position in them;

(ix)                   “Note 6 arrangement” means any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing therein;

(x)                      “Eurotunnel relevant securities” means the Units, options in respect of Units under the Eurotunnel Share Schemes and any securities convertible into or carrying rights to subscribe for the Units;

(xi)                   “GET SA relevant securities” means the GET SA Ordinary Shares, NRS and Warrants and securities carrying conversion or subscription rights into, GET SA Ordinary Shares, NRS or Warrants;

(xii)                “relevant securities” means Eurotunnel relevant securities and GET SA relevant securities;

(xiii)             references to a “pension fund” of ESA and/or EPLC or of any company covered in paragraph (ii)(A) above do not include any such pension funds which are managed under an agreement or arrangement with an independent third party in the terms set out in Note 7 on the definition in the Takeover Code of “acting in concert”;

(xiv)            “related parties”, in relation to a director, means those persons whose interests in shares the director would be required to disclose pursuant to Parts VI and X of the Companies Act and related regulations; and

(xv)               “short position” means any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; and

(xvi)            “Takeover Code Offer Period” means the period beginning on 31 May 2006.

(b)                     Interests in Eurotunnel relevant securities

As at the close of business on 2 April 2007 (being the latest practicable date prior to the publication of this document):

(i)                        the following persons acting in concert with GET SA owned or controlled the following Units:

Name	Number of Units

Jacques Gounon	10,170
Colette Neuville	44,575	(26)
Robert Rochefort	44,500
Henri Rouanet	10

(ii)                     no person acting in concert with GET SA held any options in respect of Units under the Eurotunnel Share Schemes;

(iii)                  Eurotunnel Directors and members of their immediate families and related trusts owned or controlled the following Units:

Name	Number of Units

ADACTE(25)	100
Jacques Gounon	10,170
Colette Neuville	44,575	(26)
Jean-Louis Raymond	1,000
Robert Rochefort	44,500
Henri Rouanet	10

(iv)                 no Eurotunnel Director held any options in respect of Units under the Eurotunnel Share Schemes.

(v)                    the following associates of ESA and EPLC were interested, directly or indirectly, in the Units:

Name	Number of Units

Eurotunnel Employee Investment Fund(27)	2,537,510
Eurotunnel Trustees Limited(28)	58,528

(25)	Joseph Gouranton, who is the legal representative of ADACTE, holds an additional 8,184 Units for his own account.

(26)	These Units are held in the name of Colette Neuville’s husband.

(27)	A fund dedicated to employees managed by NATIXIS INTEREPARGNE whose registered office is 10, place de la Coupole, 94 220 Charenton-le-Pont.

(28)	A limited liability company which has its registered office at UK Terminal, Ashford Road, Folkestone, Kent CT18 8XX, United Kingdom, and which is a wholly-owned subsidiary of EPLC.

(c)                     Dealings in Eurotunnel relevant securities

(i)                        The following dealings in Units by financial advisers to Eurotunnel, or members of their group, have taken place during the Takeover Code Offer Period:

Registered holder	Date	Transaction	Number of Units	Price per Unit

Lehman Brothers(29) International (Europe)	27/03/07	Acquisition(30)	115,892	€0.43
Lehman Brothers(29) International (Europe)	27/03/07	Acquisition(30)	69,405	€0.42

(ii)                     The following dealings in Units by, or on behalf of, GET SA Directors have taken place during the disclosure period:

Registered holder	Date	Transaction	Number of Units	Price per Unit

Colette Neuville	28/09/05	Disposal	7,000	€0.26

(d)                     Interests in GET SA relevant securities

As at the close of business on 2 April 2007 (being the latest practicable date prior to the publication of this document):

(i)                        the GET SA Directors and the following persons acting in concert with GET SA owned or controlled the following GET SA Shares:

Name	Number of GET SA Ordinary Shares

Jacques Gounon	700,000
Colette Neuville	100,000
Robert Rochefort	100,000
Henri Rouanet	100,000
Eurotunnel Participations SAS 1(31)	21,300,000

(ii)                     the Eurotunnel Directors and members of their immediate families, related trusts and controlled companies owned or controlled the following GET SA Ordinary Shares:

Name	Number of GET SA Ordinary Shares

Jacques Gounon	700,000
Colette Neuville	100,000
Robert Rochefort	100,000
Henri Rouanet	100,000

(29)

An unlimited UK incorporated company, which has its registered office at 25 Bank Street, London E14 5LE, United Kingdom, and which is a company under the same control as Lehman Brothers (Europe) Limited, the adviser to ESA/EPLC pursuant to Rule 3 of the Takeover Code.

(30)	These acquisitions closed out a short position previously held by Lehman Brothers International (Europe).

(31)	A societé par actions simplifiée which has its registered office at 1, boulevard de l’Europe, 62231 Coquelles, France and which is 99.96% held by ESA.

(iii)          the following associates of ESA and EPLC were interested, directly or indirectly, in the following GET SA Ordinary Shares:

Name	Number of GET SA Ordinary Shares

Eurotunnel Participations SAS 1(32)	21,300,000

(e)                     Dealings in GET SA relevant securities

(i)                        The following dealings in GET SA Ordinary Shares by the Eurotunnel Directors and members of their immediate families and related trusts have taken place during the Takeover Code Offer Period:

Registered holder	Date	Transaction	Number of GET SA Ordinary Shares(33)	Price per Share

Jacques Gounon	30/01/07	Acquisition	1000	1 euro
Jaques Gounon	09/03/07	Shares cancelled	775	1 euro
Jaques Gounon	09/03/07	Issued by GET SA	6,775	1 euro
Colette Neuville	09/03/07	Issued by GET SA	1,000	1 euro
Robert Rochefort	09/03/07	Issued by GET SA	1,000	1 euro
Henri Rouanet	09/03/07	Issued by GET SA	1,000	1 euro

(ii)                     The following dealings in GET SA Ordinary Shares by, or on behalf of, GET SA Directors have taken place during the disclosure period:

Registered holder	Date	Transaction	Number of GET SA Ordinary Shares(33)	Price per Share

Jacques Gounon	30/01/07	Acquisition	1000	1 euro
Jaques Gounon	09/03/07	Shares cancelled	775	1 euro
Jaques Gounon	09/03/07	Issued by GET SA	6,775	1 euro
Colette Neuville	09/03/07	Issued by GET SA	1,000	1 euro
Robert Rochefort	09/03/07	Issued by GET SA	1,000	1 euro
Henri Rouanet	09/03/07	Issued by GET SA	1,000	1 euro

(iii)                  The following dealings in GET SA Ordinary Shares by associates of ESA and EPLC have taken place during the Takeover Code Period:

Registered holder	Date	Transaction	Number of GET SA Ordinary Shares(33)	Price per Share

Eurotunnel Participations SAS 1	09/03/07	Issued by GET SA	213,000	1 euro

(32)	A societé par actions simplifiée which has its registered office at 1, boulevard de l’Europe, 62231 Coquelles, France and which is 99.96% held by ESA.

(33)

The nominal value of each GET SA Ordinary Share was sub-divided by 100 on 9 March 2007. Accordingly, the relevant number of GET SA Ordinary Shares held by each shareholder was increased by a multiple of 100 on the same date.

(f)                       General

Save as disclosed in this section 8.3, on 2 April 2007  (being the latest practicable date prior to the publication of this document):

(i)                        neither GET SA, nor any of the GET SA Directors, nor any of such directors’ related parties, nor any person acting in concert with GET SA, nor any person with whom GET SA or any person acting in concert with GET SA has a Note 6 arrangement, had any interest in any Eurotunnel relevant securities, or right to subscribe for any Eurotunnel relevant securities, or any short position in respect of Eurotunnel relevant securities or (save for any borrowed securities which have been on-lent or sold) has borrowed or lent any Eurotunnel relevant securities, nor has any such person dealt in any Eurotunnel relevant securities during the disclosure period;

(ii)                     neither the GET SA Directors, nor any of such directors’ related parties, nor any person acting in concert with GET SA, nor any person with whom GET SA or any person acting in concert with GET SA has a Note 6 arrangement, had any interest in any GET SA relevant securities, or right to subscribe for any GET SA relevant securities, or any short position in respect of GET SA relevant securities or (save for any borrowed securities which have been on-lent or sold) had borrowed or lent any GET SA relevant securities, nor has any such person dealt in any GET SA relevant securities during the disclosure period;

(iii)                  neither any Eurotunnel Directors, nor any of such directors’ related parties, nor any associates of ESA or EPLC had any interest in any Eurotunnel relevant securities, or right to subscribe for any Eurotunnel relevant securities, or any short position in respect of Eurotunnel relevant securities, nor has any such person dealt in any relevant securities during the Takeover Code Offer Period;

(iv)                 neither ESA or EPLC, nor any Eurotunnel Directors, nor any of such directors’ related parties, nor any associates of ESA or EPLC had any interest in any GET SA relevant securities, or right to subscribe for any GET SA relevant securities, or any short position in respect of GET SA relevant securities, nor has any such person dealt in any GET SA relevant securities during the Takeover Code Offer Period; and

(v)                    neither ESA or EPLC nor any person acting in concert with ESA or EPLC had borrowed or lent any Eurotunnel relevant securities, save for any borrowed shares which have been either on-lent or sold.

(g)                    No arrangements

Save as disclosed in this document or in the Registration Document:

(i)                        neither GET SA nor any person acting in concert with GET SA has any Note 6 arrangement with any person; and

(ii)                     neither ESA or EPLC, nor any Eurotunnel Director or any director of any company covered in paragraph (a)(ii)(A) above, nor any of such directors’ close relatives or related trusts, nor any associate of ESA or EPLC has any Note 6 arrangement with any person.

8.4      Material contracts

A summary of the material contracts of Eurotunnel is set out in Chapter 23 of the Registration Document and a summary of relevant agreements relating to the Reorganisation and the Safeguard Plan is set out in Chapter 5 of the Registration Document. No member of the Eurotunnnel Group (including GET SA and EGP) has entered into any other material contract (other than contracts entered into in the ordinary course of business) since 31 May 2004.

8.5      ESA and EPLC Directors’ Service Contracts

(a)                     Executive Directors

Mr Jacques Gounon was appointed Chairman of Eurotunnel on 17 February 2005 and Chairman and Chief Executive of Eurotunnel on 15 June 2005. Mr Gounon receives an annual remuneration of €225,000, half of which is paid by Eurotunnel Services Limited for his role as Chairman and Chief Executive, 30% of which is paid by Eurotunnel Services GIE for his position as mandataire social, and 20% of which is paid by Eurotunnel SE for his position as deputy director. He benefited from a company car until June 2006. On 6 March 2007, the Joint Board awarded Mr Gounon a bonus of £65,586 for 2006.

Save as mentioned above, there are no entitlements to commissions, profit sharing arrangements or any other specific compensation payments under Mr Gounon’s service contract.

In the absence of a longer contractual notice period, the notice to be provided by either Jacques Gounon or Eurotunnel Services Limited in order to terminate his employment by Eurotunnel Services Limited is the statutory minimum, and there is no notice period in respect of his position as mandataire social of Eurotunnel Services GIE.

Mr Gounon is the only executive director of Eurotunnel; the other directors are non-executive directors.

(b)                     Directors

The term of office of each of the directors of ESA (including Mr Jacques Gounon) is deemed to have begun on 7 April 2004 and will end on the date of the shareholders meeting to be held in order to approve the accounts for the year ended 31 December 2006. ADACTE, Mr Jean-Louis Raymond and Mr Robert Rochefort were appointed at the shareholders’ meeting held on 7 April 2004; Mr Jacques Gounon succeeded Mr Pierre Cardo and Mr Henri Rouanet succeeded Mr Jacques Maillot. Mrs Colette Neuville was appointed by the board of directors of ESA on 9 March 2007 to succeed Mr Hervé Huas.

ADACTE, Mr Jacques Gounon, Mr Robert Rochefort, Mr Jean-Louis Raymond and Mr Henri Rouanet were reappointed directors of EPLC during the shareholders meeting held on 17 June 2005. Mrs Colette Neuville, having been appointed by the other board members, would have to be reappointed at the next shareholders’ meeting of EPLC to be held. One third of all the directors of EPLC (excluding this year Mrs Colette Neuville) must be reappointed at each annual shareholders’ meeting. Accordingly, two directors will have to be reappointed at the next shareholders’ meeting.

Each non-executive Eurotunnel Director receives fees which were capped in 1999 by shareholders to £300,000 per year with respect to EPLC and 1.5 million French francs (228,674 euros) per year with respect to ESA. The terms and conditions of such remuneration have been determined by the board: each director receives fees in respect of his membership of the Joint Board (£5,000 or €7,150 per annum) and in respect of actual attendance at Joint Board and committee meetings (£500 or €715 per meeting). Chairmanship of a board committee attracts an additional fee of £2,000 or €2,860 per annum. By a resolution of the Joint Board on 24 June 2005, any non-executive director to whom the Joint Board may give a specific assignment may receive additional remuneration of £500 or €715 per day (payable in half days).

Non-executive Eurotunnel Directors are not eligible for the annual bonus plan or share option schemes operated by Eurotunnel and their remuneration is not pensionable.

(c)                     General

Save as disclosed above, there are no service contracts in force between any Eurotunnel Director or proposed director of Eurotunnel, or any of its subsidiaries, and no such contract has been entered into or amended during the last six months preceding the date of this document.

8.6      Exchange of Units to the Offer

The maximum number of GET SA Ordinary Shares and Warrants, respectively, that will be issued in exchange of the Units tendered to the Offer pursuant to the terms set out in this document is 2,582,824,991. This figure is based on the 2,546,164,213 Units in issue as at the date of the filing of the Offer with the AMF and the additional 36,660,778 Units that could be issued upon exercise of rights under the Eurotunnel Share Schemes in issue as at 31 December 2006.

8.7      General

•            Save as disclosed in this document or in the Prospectus, GET SA is not party to any agreement or arrangement which relates to the circumstances in which it may or may not invoke or seek to invoke a condition to the Offer.

•            Save as disclosed in the Prospectus, the Eurotunnel Directors do not know of any material change in the financial or trading position of Eurotunnel since 31 December 2006, being the date to which Eurotunnel’s last audited accounts were prepared.

•            Save as disclosed in the Prospectus, the GET SA Directors do not know of any material change in the financial or trading position of GET SA or its subsidiaries since 19 March 2007, being the date to which GET SA’s last accounts were prepared as set out in Annex IV of the Registration Document.

•            Houlihan Lokey Howard & Zukin (Europe) Limited has given and not withdrawn its written consent to the issue of this document with the inclusion of its report and the references to its name in the form and context in which they appear.

•            Lazard Frères Banque has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

•            IXIS Corporate & Investment Bank has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

•            Lehman Brothers (Europe) Limited has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

•            Save as disclosed in this document or in the Prospectus, no agreement, arrangement or understanding (including any compensation arrangement) having a connection with, or dependence upon, the Offer exists between GET SA or any person acting or presumed to be acting in concert with it (as determined under the Takeover Code) and any of the directors or recent directors of ESA or EPLC, or any of the Unitholders or recent Unitholders, or any person interested or recently interested in Units.

•            The emoluments of the GET SA Directors (in their capacity as GET SA Directors) will not be affected by the acquisition of Eurotunnel or by any other associated transaction.

•            Save as disclosed in this document or in the Prospectus, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Units to be acquired by GET SA pursuant to the Offer will be transferred to any other person, save that GET SA reserves the right to transfer any such Units to any other member of the Eurotunnel Group.

•            The closing middle-market quotation of the Units as derived from the London Stock Exchange’s Daily Official List on 2 April 2007 (the latest available date prior to the date of this document) was 28 pence (sterling).

8.8      Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS, from the Offer Opening Date until the date on which GET SA announces the results of the Offer (after the end of the Initial Acceptance Period):

•            the Safeguard Plan;

•            the Prospectus;

•            the by-laws of GET SA;

•            the by-laws of ESA;

•            the memorandum and articles of association of EPLC;

•            the certified combined accounts of ESA and EPLC for each of the two financial years ended 31 December 2005 and 2006;

•            the GET SA accounts as at 19 March 2007;

•            the report of Houlihan Lokey Howard & Zukin (Europe) Limited contained in Chapter 4;

•            the letters of consent from the Presenting Banks, Houlihan Lokey Howard & Zukin (Europe) Limited and Lehman Brothers (Europe) Limited referred to in paragraph 8.7;

•            those contracts referred to in paragraph 8.4 entered into on or before 31 May 2004;

•            the letter from the Eurotunnel Employee Investment Fund containing its intention to accept the Offer in respect of its Units;

•            CDI corporate nominee agreement between GET SA and Computershare Investor Services PLC;

•            Computershare Investor Services PLC terms and conditions of the CDI corporate nominee account for holders of CDIs in respect of the GET SA Ordinary Shares and Warrants; and

•            this document and the Form of Acceptance.

CHAPTER 9   OTHER INFORMATION

Other information required by article 231.28 of the AMF General Regulations in connection with the Offer is as follows:

•           the Registration Document relating to GET SA and EGP filed with the AMF on 21 March 2007 under the number i.07-021; and

•           the Securities Note relating to the issue by GET SA and admission to trading on Eurolist by Euronext™ Paris and the London Stock Exchange of the GET SA Ordinary Shares, the issue by GET SA and admission to trading on Eurolist by Euronext™ Paris of the Warrants and the issue by EGP and admission to trading on Eurolist by Euronext™ Paris and the London Stock Exchange of the NRS which was approved by the AMF on 4 April 2007 with visa no 2007-113.

These documents, in both English and French, are available free of charge at the registered offices of Groupe Eurotunnel SA—19, Boulevard Malesherbes, 75008 Paris, of Eurotunnel SA, 19, Boulevard Malesherbes, 75008 Paris and of Eurotunnel P.L.C.—UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX, UK. They are also available on the AMF’s website (www.amf.france.org) and, in English and French, on GET SA’s website (www.groupe-eurotunnel.com).

CHAPTER 10	PERSONS ASSUMING RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS DOCUMENT

10.1    Presenting Banks

“Lazard Frères Banque and IXIS Corporate & Investment Bank, presenting banks of the Offer in France in accordance with article 231-18 of the AMF General Regulations, certify that:

•           the Offer is one of the elements of, and is carried out in accordance with, the Safeguard Plan of the Eurotunnel group companies approved by the Commercial Court of Paris on 15 January 2007 and implemented under the supervision of Maître Laurent Le Guernevé and Maître Valérie Leloup-Thomas, Commissioners for the Execution of the Plan; and

•           to their knowledge and on the basis of information provided by GET SA and Eurotunnel, the information in this document relating to the presentation and the assessment criteria of the Offer is accurate, save that the Presenting Banks are not responsible for the report of Houlihan Lokey Howard & Zukin (Europe) Limited on certain financial consequences of the Safeguard Plan for the Unitholders of Eurotunnel.”

Lazard Frères Banque	IXIS Corporate & Investment Bank

10.2    GET SA, ESA and EPLC

10.2.1     Directors’ Responsibility Statements

The GET SA Directors, whose names are set out in Chapter 15 of the Registration Document, accept responsibility for the information contained in this document (and in the Registration Document and Securities Note which is specifically referred to in this document), other than information relating to ESA, EPLC, Eurotunnel and the Eurotunnel Directors and their immediate families, related trusts and controlled companies, for which the Eurotunnel Directors accept responsibility. To the best of the knowledge and belief of the GET SA Directors (who have taken all reasonable care to ensure that such is the case), the information for which they accept responsibility as referred to above is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Eurotunnel Directors, whose names are set out in Chapter 8 of this document, accept responsibility for the information contained in this document (and in the Registration Document and Securities Note which is specifically referred to in this document) relating to ESA, EPLC, Eurotunnel and themselves and their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the Eurotunnel Directors (who have taken all reasonable care to ensure that such is the case), the information for which they accept responsibility as referred to above is in accordance with the facts and does not omit anything likely to affect the import of such information.

10.2.2     Chairman’s Statement

“To my knowledge, the information contained in this document is true and does not omit anything likely to affect the import of such information.”

Jacques Gounon

3 April 2007

Merrill France sarl, Paris

07ZAU17010